      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             ARGOSY GAMING COMPANY
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                                                                                  37-1304247
(State or other jurisdiction                                                                                     (I.R.S. Employer
             of                                                                                               Identification Number)
      incorporation or
        organization)
                                                      AND ITS GUARANTOR SUBSIDIARIES
          ILLINOIS                                         ALTON GAMING COMPANY                                     37-1261292
          LOUISIANA                                      ARGOSY OF LOUISIANA, INC.                                  72-1265121
          LOUISIANA                               CATFISH QUEEN PARTNERSHIP IN COMMENDAM                            72-1274791
           INDIANA                                      THE INDIANA GAMING COMPANY                                  37-1314871
            IOWA                                            IOWA GAMING COMPANY                                     37-1329487
          LOUISIANA                                       JAZZ ENTERPRISES, INC.                                    72-1214771
          MISSOURI                                      THE MISSOURI GAMING COMPANY                                 37-1311505
          MISSOURI                                     THE ST. LOUIS GAMING COMPANY                                 37-1314873
(State of other jurisdiction              (Exact name of Registrant as specified in its charter)                 (I.R.S. Employer
             of                                                                                               Identification Number)
      incorporation or
        organization)

                         ------------------------------

                                      7999
            (Primary Standard Industrial Classification Code Number)
                         ------------------------------

                                219 PIASA STREET
                             ALTON, ILLINOIS 62002
                                 (618) 474-7500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 J. THOMAS LONG
                            CHIEF EXECUTIVE OFFICER
                             ARGOSY GAMING COMPANY
                                219 PIASA STREET
                             ALTON, ILLINOIS 62002
                                 (618) 474-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:
                             R. Cabell Morris, Jr.
                                Winston & Strawn
                              35 West Wacker Drive
                            Chicago, Illinois 60601
                                 (312) 558-5600
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
                 BEING REGISTERED                       REGISTERED         PER UNIT (1)     OFFERING PRICE (1)   REGISTRATION FEE
First Mortgage Notes due 2004.....................     $235,000,000            100%            $235,000,000          $81,034
Guarantees of each of the Guarantor
 Subsidiaries.....................................         (2)                 (3)                 (3)               None (3)

(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value, which has been computed as of July 1, 1996, of the outstanding 13 1/4% First Mortgage Notes due 2004 of Argosy Gaming Company to be cancelled in the exchange transaction hereunder.

(2) The 13 1/4% First Mortgage Notes due 2004 of Argosy Gaming Company being registered will be guaranteed by each of Alton Gaming Company, Argosy of Louisiana, Inc., Catfish Queen Partnership in Commendam, Indiana Gaming Company, Iowa Gaming Company, Jazz Enterprises, Inc., The Missouri Gaming Company and The St. Louis Gaming Company.

(3) No additional consideration will be paid by the recipients of the 13 1/4% First Mortgage Notes due 2004 for the Guarantees. Pursuant to Rule 437(n) under the Securities Act of 1933, no separate fee is payable for the Guarantees.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS         SUBJECT TO COMPLETION DATED JULY 1, 1996

                                     [LOGO]
OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF ITS 13 1/4% FIRST MORTGAGE NOTES
                                    DUE 2004
      WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR EACH $1,000
  IN PRINCIPAL AMOUNT OF ITS OUTSTANDING 13 1/4% FIRST MORTGAGE NOTES DUE 2004

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                  ON                   , 1996 UNLESS EXTENDED.
                            ------------------------

    Argosy Gaming Company, a Delaware Corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") up to $235,000,000 in aggregate principal amount of its new 13 1/4% First Mortgage Notes due 2004 (the "Exchange Notes") for up to $235,000,000 in aggregate principal amount of its outstanding 13 1/4% First Mortgage Notes due 2004 (the "Old Notes" and, together with the Exchange Notes, the "Notes") that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

    The terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and (ii) are not entitled to certain registration rights and certain liquidated damages provisions which are applicable to the Old Notes under the Registration Rights Agreement (as defined herein). The Exchange Notes will be issued under the indenture governing the Old Notes. The Exchange Notes will be, and the Old Notes are, unconditionally guaranteed on a senior basis by Alton Gaming Company, The Missouri Gaming Company, The St. Louis Gaming Company, Iowa Gaming Company, Jazz Enterprises, Inc., Argosy of Louisiana, Inc., Catfish Queen Partnership in Commendam and The Indiana Gaming Company (the "Guarantors"). There will be no cash proceeds to the Company from the Exchange Offer.

    The Exchange Notes will bear interest from June 5, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from June 5, 1996 to the date of the issuance of the Exchange Notes. The Exchange Notes will bear interest at the rate of 13 1/4% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1996. The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes prior to maturity. The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2000 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, and Liquidated Damages (as defined herein), if any, thereon to the date of redemption. Upon a Change of Control (as defined herein), holders of the Exchange Notes will have the right to require the Company to purchase all or any of their Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In addition, under certain circumstances, the Company will be required to offer to purchase Exchange Notes in various amounts at either 100% or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase in the event of certain asset sales, loss of certain licenses and certain events with respect to the Lawrenceburg Casino (as defined herein) and from certain distributions from the Lawrenceburg Casino.

    The Exchange Notes will, and the Old Notes do, rank senior in right of payment to all future and existing subordinated Indebtedness (as defined herein) of the Company and PARI PASSU with other senior Indebtedness of the Company. The Exchange Notes and the related guarantees will be, and the Old Notes and related guarantees are, secured, subject to certain prior liens and certain exceptions, by a first lien on substantially all the present assets of the Company and the current Guarantors, including (i) substantially all the assets used in the Company's Alton, Riverside, Baton Rouge and Sioux City properties, (ii) a pledge of all the capital stock of, and partnership interests in, the Company's
Subsidiaries (as defined herein) owned by the Company and the Guarantors (excluding the Company's partnership interest in its Sioux City property), (iii) a pledge of intercompany notes, if any, payable to the Company and the Guarantors from their Subsidiaries, and (iv) an assignment of the proceeds of the management agreement relating to the Lawrenceburg Casino project. The collateral for the Exchange Notes will not, and for the Old Notes does not, include assets of the Company's Lawrenceburg Casino project. The indenture pursuant to which the Exchange Notes will be, and the Old Notes were, issued limits the ability of the Company and its Subsidiaries to incur additional Indebtedness. Under certain circumstances, the collateral securing the Notes may be subject to other liens securing Indebtedness, which liens will be PARI PASSU to the lien of the Exchange Notes.
                                                        (CONTINUED ON NEXT PAGE)

                           --------------------------

    HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 16 OF THIS PROSPECTUS PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THE
     SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
        COMMISSION  PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF THIS
            PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

NEITHER THE ILLINOIS GAMING BOARD, THE MISSOURI GAMING COMMISSION, THE IOWA RACING AND GAMING COMMISSION, THE LOUISIANA GAMING CONTROL BOARD OR THE INDIANA
 GAMING  COMMISSION NOR ANY  OTHER STATE REGULATORY BODY  HAS PASSED UPON THE
   ADEQUACY OR  ACCURACY  OF THIS  OFFERING  MEMORANDUM OR  THE  INVESTMENT
     MERITS  OF THE  SECURITIES OFFERED  HEREBY. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.

               THE DATE OF THIS PROSPECTUS IS            , 1996.

(COVER PAGE CONTINUED)

    The Old Notes were originally issued and sold on June 5, 1996 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the
Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Old Notes directly from the Company or (iii) a broker-dealer who acquired Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Old Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period of 180 days after this Registration Statement is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes and any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Old Notes initially purchased by qualified institutional buyers were initially represented by two global Notes in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The Exchange Notes exchanged for Old Notes represented by the global Notes will be represented by one or more global Exchange Notes in registered form, registered in the name of the nominee of DTC. See "Description of Exchange Notes -- Book Entry, Delivery and Form." Exchange Notes issued to non-qualified institutional buyers in exchange for Old Notes held by such investors will be issued only in certificated, fully registered, definitive form. Except as described herein, Exchange Notes in definitive certificated form will not be issued in exchange for the global Exchange Note(s) or interests therein.

    The Old Notes and the Exchange Notes constitute new issues of securities with no established public trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of any remaining Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes except under certain limited circumstances. See "Old Notes Registration Rights; Liquidated Damages." No assurance can be given as to the liquidity of the trading market for either the Old Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. The Exchange Offer
will  expire at  5:00 p.m., New  York City  time, on              , 1996, unless
extended (the "Expiration Date"). The date of acceptance for exchange of the Old Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Old Notes. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at 500 W. Madison Street, 14th Floor, Chicago, Illinois 60606, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of such material at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Report on Form 10-Q for the three months ended March 31, 1996, and Current Reports on Form 8-K dated February 26, 1996, March 15, 1996, March 19, 1996, and June 5, 1996 are hereby incorporated by reference.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Propsectus.

    The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto). Written or telephone requests for such copies should be directed to the Company's principal office: Argosy Gaming Company, 219 Piasa
Street, Alton, Illinois 62002, Attention: Director of Investor Relations (telephone: (618) 474-7500).

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS IS PRESENTED AFTER GIVING EFFECT TO ALL TRANSACTIONS THAT ARE DESCRIBED IN THIS PROSPECTUS AS OCCURRING PRIOR TO OR SIMULTANEOUSLY WITH THE CLOSING OF THE EXCHANGE OFFER. UNLESS THE CONTEXT OTHERWISE REQUIRES, "COMPANY" AND "ARGOSY" WHEN USED IN THIS PROSPECTUS SHALL MEAN ARGOSY GAMING COMPANY AND ITS SUBSIDIARIES AND PREDECESSOR ENTITIES.

                                  THE COMPANY

    Argosy Gaming Company ("Argosy" or the "Company") is a leading multi-jurisdictional developer, owner and operator of riverboat and dockside casinos and related entertainment facilities in the midwestern and southern United States. The Company, through its subsidiaries, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the Kansas City metropolitan market; the Belle of Baton Rouge in Baton Rouge, Louisiana; and the Belle of Sioux City in Sioux City, Iowa. In a highly competitive application process, Indiana Gaming Company, L.P. ("Indiana Gaming L.P."), a limited partnership in which the Company is the general partner and holds a 57.5% partnership interest, received a certificate of suitability from the Indiana Gaming Commission to develop and operate a riverboat casino and related entertainment and support facilities in Lawrenceburg, Indiana (the "Lawrenceburg Casino"), which is located approximately 15 miles west of Cincinnati, Ohio. The Company is building what is anticipated to be one of the largest riverboat casinos in the United States and estimates that the total cost of developing the Lawrenceburg Casino project will be $210 million. The Lawrenceburg Casino is expected to draw from a population of approximately 1.6 million residents in the Cincinnati metropolitan area and approximately an additional 5.4 million people who reside within 100 miles of Lawrenceburg.

    The Company's business strategy emphasizes the phased development of attractive gaming and related entertainment facilities in gaming jurisdictions that the Company believes possess favorable long-term demographic and competitive characteristics. As part of this strategy, the Company endeavors to be an early entrant in emerging gaming markets, to establish a customer base and to develop its gaming properties in stages. The Company's casinos were the first gaming facilities to open in each of the St. Louis, Kansas City and Baton Rouge markets. By employing a phased development strategy, the Company believes it can reduce its initial capital investment and adapt the nature and scope of subsequent developments based on a continuing assessment of the size and competitive outlook of each of the Company's gaming markets. The Company intends to utilize management's proven ability to successfully open riverboat casino properties in new markets by continuing to pursue opportunities to develop or acquire (either independently or through joint ventures) riverboat, dockside and/or land-based gaming operations.

    The Company's operating strategy is to develop a loyal customer base by offering a variety of gaming and non-gaming entertainment amenities at attractive facilities that emphasize high standards of service and customer satisfaction. In each of its gaming markets, the Company establishes marketing programs that identify, target and attract local patrons typically residing within a 100-mile radius of its gaming facilities. The Company's marketing programs are designed to increase customer awareness, patronage and loyalty, as well as to encourage repeat business. The Company focuses and evaluates its marketing efforts through player tracking systems, slot clubs and preferred player clubs and utilizes mass advertising, direct mail and special promotions to attract customers within each of its gaming markets.

CURRENT OPERATIONS

ALTON BELLE CASINO, ALTON, ILLINOIS

    The Company commenced operations in Alton, Illinois in September 1991 as the first gaming facility to open in the St. Louis market and in the State of Illinois. The Alton Belle Casino is a three-deck contemporary style cruise liner featuring 21,000 square feet of gaming space with approximately 650 slot machines and 41 table games. The Alton Belle Casino also currently includes a 37,000-square foot, three-level floating entertainment pavilion that features a sports and entertainment lounge, a 120-seat buffet, a 90-seat fine dining restaurant, conference facilities and a food court. Additionally, the Company is the only gaming operator in the St. Louis market that offers its customers off-track betting facilities.

    The Alton Belle Casino is located approximately 20 miles northeast of downtown St. Louis and generally draws from a population of approximately 2.5 million within the St. Louis metropolitan area and an additional 1.2 million within a 100-mile radius of the City of St. Louis. In particular, the primary target market of the Alton Belle Casino is the northern and eastern regions of the greater St. Louis metropolitan area, including certain regions of Illinois. The Company's management believes that its early entry into the St. Louis market has resulted in the development of a core base of customers, which, together with its data base of over 300,000 active customers, has enabled the Alton Belle Casino to remain competitive in the St. Louis market despite the significant increase in the number of gaming operations. The Company's Alton operations generated net revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $86.0 million and $26.7 million, respectively, for the year ended December 31, 1995 and $19.7 million and $5.0 million, respectively, for the three months ended March 31, 1996.

ARGOSY CASINO, RIVERSIDE, MISSOURI

    The Argosy Casino began operations in Riverside, Missouri on June 22, 1994 as the first gaming facility to open in the Kansas City market. The Argosy Casino's riverboat is styled as a turn-of-the-century paddle wheel steamboat and features 32,900 square feet of gaming space with approximately 950 slot machines and 57 table games. The riverboat casino is complemented by an 85,000-square foot, land-based entertainment pavilion that opened on January 15, 1996. The new pavilion features a Mediterranean theme and includes over 14,000 square feet of banquet and conference facilities, a 78-seat specialty restaurant, a sports and entertainment lounge and a 350-seat buffet restaurant. A 624-space parking garage and a 1,262-space surface parking area are located adjacent to the pavilion. In August 1995, the Company began offering dockside gaming at the Argosy Casino and is considering adding a second dockside gaming facility in Riverside in order to increase the number of gaming positions and to offer its patrons staggered boarding times, thereby maximizing customer convenience. The Company has also recently entered into a letter of intent with a hotel developer/manager to develop, through a joint venture, a 200-room hotel at its Riverside facility. Pursuant to the letter of intent, which is subject to numerous conditions, the Company would contribute certain of its Riverside property to the joint venture and the developer/manager would contribute equity capital and make loans to the joint venture in an amount sufficient to construct the hotel.

    The Argosy Casino draws from a population of approximately 1.6 million in the greater Kansas City metropolitan area and an additional 900,000 within a 100-mile radius of Kansas City. The Argosy Casino is situated on a 55-acre site that is located approximately five miles from downtown Kansas City and offers convenient access from two major highways. Once competing gaming facilities that are currently under construction are completed, the Company believes that the Argosy Casino, which currently is the only existing or planned casino in the western Kansas City metropolitan area, will primarily attract customers who reside in the northwestern, western and southwestern regions of the Kansas City metropolitan area. The Company's Riverside operations generated net revenues and EBITDA of $94.1 million and $29.5 million, respectively, for the year ended December 31, 1995 and $23.9 million and $5.0 million, respectively, for the three months ended March 31, 1996.

BELLE OF BATON ROUGE, BATON ROUGE, LOUISIANA

    The Belle of Baton Rouge began operations in Baton Rouge, Louisiana in September 1994 as the first riverboat gaming facility in the Baton Rouge market. The Belle of Baton Rouge is a three-level, ante-bellum themed riverboat casino that contains 28,900 square feet of gaming space with approximately 775 slot machines and 46 table games. The riverboat casino is complemented by the Company's adjacent, land-based entertainment development known as Catfish Town. The first phase of Catfish Town opened during 1995 and features a 250-seat entertainment lounge and sports bar, a 50-seat premium steakhouse, a 250-seat buffet/ coffee shop and conference facilities. The second phase of Catfish Town, an approximately 50,000-square foot entertainment facility, opened in April 1996 and features a climate-controlled, five-story glass atrium that will host a variety of entertainment functions, including banquets, parties, festivals, concerts and live entertainment events. The third phase of the Catfish Town project will feature the build-out of approximately 150,000 square feet of leaseable retail space within the atrium complex that is expected to feature a variety of entertainment-related tenants, including specialty restaurants and specialty retail stores, entertainment venues, nightclubs and a microbrewery. The Company has improved customer accessability to the Belle of Baton Rouge by completing construction in October 1995 of a 733-space parking garage and by leasing in December 1995 a 271-space surface parking lot adjacent to Catfish Town. The Company is also pursuing opportunities to develop, through a joint venture, a 300-room hotel on the Company's property in Catfish Town. See "Risk Factors -- Louisiana Local Option Referendum to Restrict Gaming."

    The Belle of Baton Rouge draws from a population of approximately 540,000 in the Baton Rouge metropolitan area. The Company believes that the Belle of Baton Rouge will benefit from the entertainment, retail and hotel amenities expected to be offered at the Catfish Town development, from the facility's proximity to the Baton Rouge convention center and from its convenient access from Baton Rouge's two major interstate highways. The Belle of Baton Rouge casino generated net revenues and EBITDA of $50.3 million and $7.6 million, respectively, for the year ended December 31, 1995 and $13.8 million and $3.3 million, respectively, for the three months ended March 31, 1996.

BELLE OF SIOUX CITY, SIOUX CITY, IOWA

    The Company became the manager of the Belle of Sioux City on October 4, 1994 and on December 1, 1994 became the 70% general partner of the Belle of Sioux City, L.P. The Company is the manager of the casino and receives a percentage management fee based upon the facility's adjusted gross gaming revenues (as defined in the management agreement). This fee was 4.5% through 1995 and increased to 6.5% in January 1996. The Belle of Sioux City is a three-level historic themed riverboat featuring approximately 11,800 square feet of gaming space with approximately 470 slot machines and 27 table games. The casino facility is complemented by an adjacent barge facility, which features buffet dining, a bar and a gift shop, and 274 surface parking spaces.

    The Belle of Sioux City draws from a population of approximately 80,000 in Sioux City and an additional 900,000 residents within a 100-mile radius of Sioux City. The Company's Sioux City operations generated net revenues and EBITDA (before the Company's management fee) of $22.0 million and $3.6 million, respectively, for the year ended December 31, 1995 and $5.1 million and $.6 million, respectively, for the three months ended March 31, 1996.

OPERATIONS UNDER DEVELOPMENT

LAWRENCEBURG CASINO, LAWRENCEBURG, INDIANA

    On June 30, 1995, Indiana Gaming L.P. received a certificate of suitability from the Indiana Gaming Commission to develop and operate a riverboat casino and entertainment complex in Lawrenceburg, Indiana, which is located approximately 15 miles west of Cincinnati, Ohio. The Company is the sole general partner of, and holds a 57.5% general partnership interest in, Indiana Gaming L.P. Conseco Entertainment, L.L.C. ("Conseco"), an indirect subsidiary of Conseco, Inc., holds a 29% limited partnership interest and certain other investors, including
H. Steven Norton, Chief Operating Officer of the Company, who brought the opportunity to the Company concurrent with his initial employment, hold the remaining 13.5% limited partnership interest in Indiana Gaming L.P.

    The Lawrenceburg Casino is expected to draw from a population of approximately 1.6 million residents in the Cincinnati metropolitan area and an additional 5.4 million people who reside within 100 miles of Lawrenceburg, including the major metropolitan markets of Dayton and Columbus, Ohio; Indianapolis, Indiana; and, to a lesser extent, Lexington, Kentucky. The City of Lawrenceburg has major interstate highway access from each of these metropolitan areas. Indiana gaming law currently limits the number of gaming licenses to be issued in the state to a total of 11, including a maximum of 5 licenses along the Ohio River and a limit of one license per county. In addition, casino gaming is not currently permitted under the laws of either Ohio or Kentucky. As a result, the Company expects to face limited direct competition for gaming revenues upon the opening of the Lawrenceburg Casino. The next closest Indiana gaming facility to the Cincinnati market will be located approximately 15 miles south of Lawrenceburg and the principal traffic route between the greater Cincinnati metropolitan area and the other facility passes Lawrenceburg. In addition, Indiana gaming law does not restrict the size of a licensee's gaming facility or place limits on customer losses or betting levels.

    The Company plans to open a temporary gaming facility in Lawrenceburg in the fourth quarter of 1996 and anticipates opening the permanent gaming facility not later than twelve months thereafter. The temporary facility will feature a leased 1,200-passenger gaming vessel with approximately 870 slot machines and 52 table games and an entertainment barge featuring ticketing, restaurant and bar facilities. For the permanent facility, Indiana Gaming L.P. is building what it believes to be one of the largest riverboat casinos in the United States, featuring approximately 90,000 square feet of gaming space on three levels. The permanent riverboat casino is expected to initially have approximately 2,600 gaming positions and accommodate approximately 4,400 passengers and crew members. It is anticipated that the permanent facility also will include a 300-room hotel, a 1,750-space parking garage, 2,000 additional surface parking spaces and a 120,000-square foot land-based entertainment pavilion and support facility featuring specialty restaurants, meeting and banquet rooms and a sports bar and entertainment lounge. The Company will manage the development, construction and operation of the Lawrenceburg Casino and will receive a management fee equal to 7.5% of the facility's EBITDA. Conseco will receive a financial advisory fee equal to 5% of the facility's EBITDA. The Company estimates that the total cost to open the temporary gaming facility and to construct the proposed permanent riverboat casino, land-based facilities and 300-room hotel will be approximately $210 million, which costs are being funded 57.5% by the Company and 42.5% by Conseco. Pursuant to the Lawrenceburg Casino partnership agreement, the Company and Conseco will fund on a pro rata basis any project costs between $210 million and $225 million and the Company is obligated to fund any project costs over $225 million. The Company's inability to satisfy its funding obligations for the Lawrenceburg Casino could result in a significant dilution of its interest in Indiana Gaming L.P. and its possible removal as the general partner. See "Lawrenceburg Casino Partnership Agreement" and "Risk Factors."

    As of June 30, 1996, approximately $ million of construction costs have been expended by Indiana Gaming L.P. for the Lawrenceburg Casino project, principally on progress payments on the construction of the riverboat casino, purchases of land and licensing costs. Construction projects, such as the Company's, entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, difficulties arising from statutes, regulations or actions of governmental bodies having jurisdiction or authority with regard to certain aspects of the project, work stoppages, weather interferences, floods, unanticipated cost increases and other problems. In addition, the number and scope of the licenses and approvals required to complete the construction of any project, particularly those pertaining to riverboat and dockside casino, hotel and other destination resort facilities, are extensive. The opening of the Lawrenceburg Casino is subject to the issuance of a gaming license in Indiana and while Indiana Gaming L.P. has been awarded a certificate of suitability, no assurance can be given that Indiana Gaming L.P. will have its certificate of suitability extended or be awarded its final gaming license or the other approvals necessary to open the Lawrenceburg Casino. See "Risk Factors."

                            ------------------------

    The Company was incorporated in Delaware in 1992. The Company's principal executive offices are located at 219 Piasa Street, Alton, Illinois 62002, and its telephone number is (618) 474-7500.

                               THE EXCHANGE OFFER

The Exchange Offer...........  The Company is offering to exchange (the "Exchange Offer")
                               up  to $235,000,000 aggregate principal  amount of its new
                               13 1/4%  First  Mortgage  Notes due  2004  (the  "Exchange
                               Notes")  for up to $235,000,000 aggregate principal amount of its outstanding 13 1/4%  First Mortgage Notes due  2004 that  were issued  and sold  in a  transaction exempt from registration under the Securities  Act (the "Old  Notes").
                               The  Old Notes  were initially  offered and  sold by Bear,
                               Stearns  &  Co.   Inc.,  Donaldson,   Lufkin  &   Jenrette
                               Securities  Corporation, BA Securities,  Inc. and Deutsche
                               Morgan  Grenfell/  C.J.  Lawrence  Inc.,  as  the  initial purchasers of the Old Notes (the "Initial Purchasers"), to certain  institutional and accredited investors at a price of 100%  of the  principal amount  thereof. The  form  and terms  of the  Exchange Notes  are substantially identical
                               (including  principal  amount,  interest  rate,  maturity, security  and ranking)  to the form  and terms  of the Old
                               Notes for  which they  may be  exchanged pursuant  to  the
                               Exchange  Offer, except that the Exchange Notes are freely transferable by holders thereof except as provided  herein
                               (see  "The Exchange  Offer --  Terms of  the Exchange" and
                               "Terms and Conditions of  the Letter of Transmittal")  and
                               are  not  entitled  to  certain  registration  rights  and certain liquidation damages provisions that are applicable to the  Old Notes  under a  registration rights  agreement dated  as  of  June  5,  1996  (the  "Registration  Rights
                               Agreement") between the  Company, the  Guarantors and  the
                               Initial Purchasers.
                               Exchange  Notes issued  pursuant to the  Exchange Offer in exchange for  the Old  Notes may  be offered  for  resale, resold and otherwise transferred by holders thereof (other than  any holder which is (i) an Affiliate of the Company,
                               (ii) a broker-dealer who acquired Old Notes directly  from the  Company  or (iii)  a  broker-dealer who  acquired Old
                               Notes as  a  result  of  market-making  or  other  trading activities),  without compliance with the registration and prospectus  delivery  provisions  of  the  Securities  Act provided  that  such Exchange  Notes  are acquired  in the ordinary course of such holders' business and such holders are not engaged in,  and do not intend  to engage in,  and have  no arrangement  or understanding with  any person to participate in, a distribution of such Exchange Notes.
Minimum Condition............  The Exchange  Offer is  not conditioned  upon any  minimum aggregate  principal amount of Old Notes being tendered or accepted for exchange.
Expiration Date..............  The Exchange Offer will expire at 5:00 p.m., New York City
                               time, on                    ,  1996 unless  extended  (the
                               "Expiration Date").
Exchange Date................  The  first  date of  acceptance for  exchange for  the Old
                               Notes  will  be  the  first  business  day  following  the
                               Expiration Date.
Conditions to the Exchange
 Offer.......................  The  obligation of the Company  to consummate the Exchange
                               Offer is subject to certain conditions. See "The  Exchange
                               Offer  -- Conditions  to the Exchange  Offer." The Company
                               reserves the  right to  terminate  or amend  the  Exchange
                               Offer  at any time  prior to the  Expiration Date upon the occurrence of any such condition.

Withdrawal Rights............  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any  time prior to  the Expiration Date.  Any
                               Old  Notes not  accepted for  any reason  will be returned without  expense  to  the  tendering  holders  thereof  as
                               promptly   as   practicable   after   the   expiration  or
                               termination of the Exchange Offer.
Procedures for Tendering Old
 Notes.......................  See "The Exchange Offer -- How to Tender."
Federal Income Tax
 Consequences................  The exchange of Old Notes for Exchange Notes by  tendering holders  will not be a taxable exchange for federal income tax purposes, and  such holders should  not recognize  any taxable gain or loss or any interest income as a result of such exchange.
Use of Proceeds..............  There  will be  no cash proceeds  to the  Company from the exchange pursuant to the Exchange Offer.
Effect on Holders of Old       As a result of the making of this Exchange Offer, and upon
 Notes.......................  acceptance for exchange of all validly tendered Old  Notes pursuant  to the terms of this Exchange Offer, the Company will have fulfilled a covenant  contained in the terms  of the  Old Notes and the Registration Rights Agreement, and,
                               accordingly, the holders  of the  Old Notes  will have  no
                               further   registration   or   other   rights   under   the
                               Registration  Rights  Agreement,   except  under   certain
                               limited circumstances. See "Old Notes Registration Rights;
                               Liquidated  Damages." Holders of the  Old Notes who do not
                               tender their Old Notes in the Exchange Offer will continue to hold such  Old Notes and  will be entitled  to all  the
                               rights   and  limitations  applicable  thereto  under  the
                               Indenture. All  untendered, and  tendered but  unaccepted,
                               Old  Notes will continue to be subject to the restrictions on  transfer  provided  for  in  the  Old  Notes  and  the
                               Indenture.  To the extent that  Old Notes are tendered and accepted in  the Exchange  Offer, the  trading market,  if any,  for the Old Notes not so tendered could be adversely affected. See "Risk Factors -- Consequences of Failure  to
                               Exchange Old Notes."

                          TERMS OF THE EXCHANGE NOTES

    The Exchange Offer applies to $235,000,000 aggregate principal amount of Old Notes. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

Securities Offered...........  $235,000,000  principal amount  of 13  1/4% First Mortgage
                               Notes due 2004.
Maturity Date................  June 1, 2004.
Interest Payment Dates.......  June 1 and December 1 of each year, commencing December 1,
                               1996.
Ranking and Security.........  The Exchange  Notes will  be  secured obligations  of  the
                               Company  and will rank  senior in right  of payment to all subordinated  Indebtedness  (as  defined  herein)  of  the
                               Company  and PARI PASSU in right  of payment to all future and existing  senior  Indebtedness  of  the  Company.  The
                               Exchange Notes and the related guarantees will be secured,
                               subject   to  prior  liens   and  certain  exceptions,  by
                               substantially all the  present assets of  the Company  and the current

                               Guarantors,  including  (i) substantially  all  the assets used in the  Company's Alton, Riverside,  Baton Rouge  and
                               Sioux  City properties, (ii)  a pledge of  all the capital stock of,  and  partnership interests  in,  the  Company's
                               Subsidiaries  owned  by  the  Company  and  the Guarantors
                               (excluding the Company's partnership interest in its Sioux
                               City property), (iii) a  pledge of intercompany notes,  if any,  payable to the Company and the Guarantors from their
                               Subsidiaries, and (iv)  an assignment of  the proceeds  of the management agreement with Indiana Gaming L.P. relating
                               to   the  Lawrenceburg  Casino.  The  collateral  for  the
                               Exchange Notes will not include assets of the Lawrenceburg
                               Casino; however,  the collateral  for the  Exchange  Notes will include a pledge of the Company's equity interest in, and  notes  evidencing  capital  loans  advanced  to,  the
                               Lawrenceburg Casino, as well as  a pledge of the  proceeds
                               of   the  management  fee  payable  to  the  Company.  The
                               collateral for the Exchange Notes will not include  assets owned  by the  Sioux City  partnership; however collateral for the Exchange Notes will include the riverboat owned by the Company and leased to such partnership. The  indenture pursuant  to which the Exchange Notes will be, and the Old
                               Notes were, issued (the "Indenture") limits the ability of the Company  and  its  Subsidiaries  to  incur  additional
                               Indebtedness.  Under certain circumstances, the collateral securing the Exchange Notes may be subject to other  liens securing  other  Indebtedness,  which liens  will  be PARI
                               PASSU to the  lien of the  Exchange Notes. The  collateral
                               for   the  Notes   will  not  include   assets  of  future
                               Subsidiaries of  the  Company  unless  acquired  with  the
                               proceeds   of   the   sale   of   collateral   or  certain
                               distributions   from   the   Lawrenceburg   Casino.    See
                               "Description   of  Exchange  Notes  --  Security  for  the
                               Exchange Notes" and "-- Certain Covenants -- Limitation on
                               Incurrence of  Additional  Indebtedness  and  Disqualified
                               Capital Stock."
Guarantees...................  The Exchange Notes will be unconditionally guaranteed on a senior  basis  by  each  Guarantor.  See  "Description  of
                               Exchange Notes -- Guarantees."
Mandatory Redemption.........  The Company is not  required to make mandatory  redemption or  sinking  fund payments  prior to  the maturity  of the
                               Exchange Notes.
Optional Redemption..........  The Exchange Notes will be redeemable at the option of the
                               Company in whole or in part  at any time on or after  June
                               1,  2000 at  the redemption  prices set  forth herein plus accrued  and  unpaid  interest,  if  any,  and  Liquidated
                               Damages,  if any, thereon  to the date  of redemption. The
                               Company will also have the  option to redeem the  Exchange
                               Notes  at any time if a holder  is not found suitable by a gaming authority. See  "Description of  Exchange Notes  --
                               Optional Redemption."
Change of Control............  Upon  a Change of Control  (as defined herein), holders of the Exchange  Notes will  have the  right to  require  the
                               Company  to purchase any or all of the Exchange Notes at a purchase price equal  to 101% of  the aggregate  principal amount  of  the  Exchange Notes  plus  accrued  and unpaid interest thereon to the date of purchase. See "Description of Exchange Notes  -- Certain Covenants  -- Repurchase  of
                               Notes  at  the  Option  of the  Holder  upon  a  Change of
                               Control."

Certain Covenants; Repurchase
 Obligation..................  The Indenture contains  covenants restricting or  limiting the  ability of  the Company  and its  Subsidiaries (which term, as defined  in the Indenture,  does not include  any
                               Unrestricted Subsidiaries) to, among other things, (i) pay dividends  or make  other restricted  payments, (ii) incur additional indebtedness or issue certain preferred  stock,
                               (iii)  create liens, (iv) create dividend or other payment
                               restrictions  affecting  Subsidiaries,   (v)  enter   into
                               mergers   or  consolidations  or  make  sales  of  all  or
                               substantially all assets  of the Company,  and (vi)  enter into  transactions  with  affiliates.  In  addition, under certain circumstances,  the Company  will be  required  to offer  to purchase  Exchange Notes  in various  amounts at either 100% or 101% of the principal amount thereof,  plus accrued  and  unpaid  interest,  if  any,  and  Liquidated
                               Damages, to the date of purchase, in the event of  certain asset  sales, loss of certain  licenses and certain events with respect to the  Lawrenceburg Casino and from  certain
                               distributions    from   the   Lawrenceburg   Casino.   See
                               "Description of Exchange Notes."
Special Status of
 Lawrenceburg Casino
 Project.....................  Indiana Gaming  L.P.,  formed  for  the  sole  purpose  of
                               developing   the  Lawrenceburg   Casino  project,   is  an
                               Unrestricted Subsidiary of the Company. None of the assets of Indiana  Gaming L.P.  will  be pledged  as  collateral;
                               however,  the  Company's  57.5%  partnership  interest in,
                               notes  evidencing  capital  loans  advanced  to  and   the
                               proceeds  to be received as  a management fee from Indiana
                               Gaming L.P. will be pledged as collateral for the Exchange
                               Notes. A portion of  the proceeds of  the offering of  the
                               Old  Notes in the amount of  $94.3 million was placed in a disbursement account under the  control of a  disbursement agent  solely to fund the Company's share of the remaining capital  obligations  necessary  to  construct,  open  and complete  the Lawrenceburg Casino project. Pursuant to the
                               terms  of   the  disbursement   agreement  governing   the
                               disbursement  account,  there are  certain  conditions and limitations affecting the ability  of the Company to  draw upon  such funds.  See "Description  of Exchange  Notes --
                               Cash Collateral and Disbursement Agreement." Approximately
                               $91.3  million  of  these  capital  obligations  will   be
                               invested  in Indiana  Gaming L.P.  in the  form of capital loans and $3 million will be invested as preferred equity.
                               Investments by the Company in Indiana Gaming L.P., in  the
                               form  of capital  loans and  common and  preferred equity, will be pledged as collateral for the Exchange Notes.  Any funds  remaining  in  the  disbursement  account  will  be released to  the  Company  upon final  completion  of  the
                               Lawrenceburg  Casino project.  A portion of  the funds may also be  released from  the  disbursement account  to  the
                               extent   the  project  can  obtain  and  fund  third-party
                               financing for  the  hotel development.  See  "Lawrenceburg
                               Casino Partnership Agreement."
                               The  Company's conduct with respect to Indiana Gaming L.P.
                               will be  subject  to certain  restrictive  covenants.  The
                               Indenture  requires the  Company to make  annual offers to purchase Exchange Notes in a principal amount equal to 50%
                               of the distributions from  Indiana Gaming L.P.  (excluding management  fees, interest income, preferred dividends and
                               provisions  for   taxes,  up   to   the  amount   of   the

                               investment  therein), and  to make an  offer to repurchase
                               Exchange Notes with the proceeds  of a sale of the  assets of, or its partnership interest in, Indiana Gaming L.P. In addition,  the  Indenture provides  that,  as long  as the
                               Company is the general partner of Indiana Gaming L.P., the
                               Company will prohibit Indiana  Gaming L.P. from  incurring any  indebtedness that is recourse  to the Company or that restricts the payment of dividends or other  distributions from  Indiana Gaming L.P.  to the Company  or a Guarantor.
                               Furthermore, as long as the Company is general partner  of
                               Indiana  Gaming L.P., the  Indenture restricts the ability of the  Company  to amend  the  terms of  the  partnership
                               agreement   dealing  with   distributions  or  partnership
                               purpose,  which  is  limited  to  the  operation  of   the
                               Lawrenceburg  Casino.  Under  certain  circumstances,  the
                               Company may  be  removed  as general  partner  of  Indiana
                               Gaming  L.P., including upon a  foreclosure by the Trustee under the  Notes  on  the  Company's  equity  interest  in
                               Indiana Gaming L.P.
Cash Collateral and
 Disbursement Agreement......  Pursuant  to the terms of  the Indenture, the Company, the
                               Trustee and LaSalle National Trust, N.A., as  disbursement agent,  entered  into a  Cash Collateral  and Disbursement
                               Agreement pursuant to which $94.3 million of the  proceeds of the Offering were deposited into a disbursement account subject to the control of the disbursement agent. Funds in the  disbursement account  will be  available to  fund the
                               Company's pro rata  share of  Lawrenceburg Casino  project disbursements. Funds may be released from the disbursement
                               account   upon  certification   by  the   Company  to  the
                               disbursement agent  (i)  as to  the  proposed use  of  the project disbursement in the Lawrenceburg Casino project in conformity  with  the construction  budget, (ii)  that the amounts held  in  the disbursement  account  plus  amounts contractually  obligated to be  contributed by Conseco and third party equipment financing are sufficient to complete the Lawrenceburg Casino project, (iii) that Conseco is  no more  than 90  days past  due on  any prior  capital call,
                               PROVIDED, HOWEVER, that any amounts not funded by  Conseco that  have been funded by  the Company (other than through the disbursement account)  in an aggregate  amount not  to exceed  $10 million at any one time will not be considered past due and (iv) as to the satisfaction of certain  other conditions. A portion of the funds may also be released to the  Company from the disbursement account upon completion of the  Lawrenceburg Casino  project and  upon funding  of hotel  construction  by  third  party  lenders.  The total amount of  disbursements made  by the  disbursement  agent shall  not exceed $35  million prior to  the next time the certificate of suitability granted  by the Indiana  Gaming
                               Commission  to Indiana Gaming L.P.  is formally renewed or extended by the Indiana Gaming Commission for at least 120 days or,  if  earlier,  the  date  gaming  operations  are
                               commenced    at   the   temporary   gaming   facility   in
                               Lawrenceburg. No disbursements may be made at any time  if
                               (i)  Indiana Gaming L.P.'s  certificate of suitability has been revoked or canceled or has expired or been  suspended and  has not been renewed by the Indiana Gaming Commission prior to  issuance of  a riverboat  owner's license,  (ii)
                               Indiana Gaming L.P.'s application for

                               a  permanent riverboat  owner's license  is denied  by the
                               Indiana Gaming Commission,  (iii) Indiana  Gaming L.P.  is
                               found  unsuitable by  the Indiana  Gaming Commission, (iv)
                               Indiana Gaming  L.P.  has its  riverboat  owner's  license revoked or suspended by the Indiana Gaming Commission, (v)
                               the Company or any of its subsidiaries is found unsuitable by the Indiana Gaming Commission, or (vi) the Company, any
                               of  its  subsidiaries or  Indiana  Gaming L.P.  shall have received notice from the Indiana Gaming Commission of  the
                               commencement   of  proceedings   by  the   Indiana  Gaming
                               Commission, the  stated purpose  of which  is to  formally
                               consider   taking  any  of   the  foregoing  actions.  The
                               agreement grants  the Trustee  a first  priority  security interest  in  the  disbursement account,  and  permits the
                               Trustee the right to  access the disbursement account  for certain  payments of principal and interest, including the offer  to  purchase  described  under  "Certain  Covenants
                               Relating  to  the  Lawrenceburg  Casino  --  Repurchase of
                               Exchange Notes on Certain Project Delays."

                                  RISK FACTORS

    Holders of the Old Notes should carefully consider the matters set forth under the caption "Risk Factors" prior to making a decision with respect to the Exchange Offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial data has been derived from the consolidated financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus.

    The Company believes that the results of operations for each of the three years in the period ended December 31, 1995 are not readily comparable to each other because (i) the Alton Belle Casino commenced operations in September 1991, was substantially expanded in May 1993, was affected by severe flooding experienced in the St. Louis area in the summer of 1993 and was the only casino that operated in the St. Louis market until June 1993, (ii) the Argosy Casino in Riverside commenced operations on June 22, 1994 on a riverboat that offered only the limited forms of casino gaming then permitted under Missouri law, and on December 9, 1994 expanded its operations to offer additional casino gaming, including slot machines, (iii) the Belle of Baton Rouge commenced operations on September 30, 1994 through a 90% interest in a joint venture, which became a 100% subsidiary of the Company on June 6, 1995 (effective May 30, 1995), and
(iv) the Company became the manager of the Belle of Sioux City on October 4, 1994 and on December 1, 1994 became the 70% general partner of Belle of Sioux City, L.P.

                                                                                                THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,           MARCH 31,
                                                              -------------------------------  --------------------
                                                                1993       1994       1995       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
Casino revenues.............................................  $  60,182  $ 138,425  $ 237,613  $  56,593  $  58,791
Net revenues................................................     67,525    153,045    252,691     60,374     62,689
Income from operations......................................     14,327     22,994     27,662      6,221      1,912
Interest expense............................................        800      8,182     14,708      3,942      4,211
Net income (loss) (a).......................................     10,825      9,635      6,953      1,468     (1,047)
Net income (loss) per share.................................         --        .40        .29        .06       (.04)
Shares outstanding..........................................         --     24,333     24,333     24,333     24,333
Pro forma net income (loss) per share (a)...................  $     .38         --  $     .23  $     .05         --
Pro forma shares outstanding (a)............................     23,764         --     24,333     24,333         --
OTHER DATA:
Riverboat casinos in operation (b)..........................          1          4          4          4          4
Casino square footage (b)...................................     20,982     94,546     94,546     94,546     94,546
Gaming positions (b)........................................        967      4,025      4,127      4,127      4,127
Capital expenditures........................................  $  36,027  $ 112,013  $  71,854  $  12,559  $  29,283
Depreciation and amortization...............................      3,333      9,846     20,450      4,579      5,889
Development and preopening costs............................      4,609      9,761      6,888        466      1,855
EBITDA (c)..................................................     17,660     32,840     48,112     10,800      7,801
Adjusted EBITDA(d)..........................................     19,137     37,940     54,078     11,359     10,540
Cash provided by (used in)
  Operating activities......................................     15,419     24,783     49,932     14,474      5,756
  Investing activities......................................    (65,434)  (118,714)   (86,644)   (14,873)   (29,415)
  Financing activities......................................     54,670    104,818     34,580     (3,672)    35,629
Ratio of earnings to fixed charges (e)......................      16.0x       2.3x       1.5x       1.5x         --(e)
Pro forma ratio of earnings to fixed charges (e)............         --         --       1.3x         --         --(e)
Ratio of EBITDA to interest expense.........................      22.1x       4.0x       3.3x       2.7x       1.9x
Ratio of Adjusted EBITDA to pro forma interest expense
 (f)........................................................         --         --       1.2x         --       1.0x

                                                                                          AS OF MARCH 31, 1996
                                                                                       --------------------------
                                                                                        ACTUAL    AS ADJUSTED (G)
                                                                                       ---------  ---------------
                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................  $  28,129     $ 163,741
Total assets.........................................................................    344,925       483,285
Existing Bank Credit Facility........................................................     71,000            --
Other Long-term debt, including current maturities...................................    124,202       359,202
Total stockholders' equity...........................................................     96,493        95,508

- ---------------
(a) From their inception until a reorganization that was effected on February 25, 1993, certain predecessor entities of the Company elected to be treated as S Corporations under the Internal Revenue Code and were not generally subject to corporate income taxes. The pro forma net income amount for the year ended December 31, 1993 has been determined assuming the reorganization had occurred on January 1, 1993, resulting in the Company being treated as a C Corporation for tax purposes as of that date and to reflect the use of a portion of the net proceeds of the Company's initial public offering to retire debt. The pro forma tax provision for 1993 has been computed using an effective tax rate of 39%. See Notes 1 and 8 of the Notes to the Consolidated Financial Statements. In addition, pro forma net income per share for the three months ended March 31, 1995 and for the year ended December 31, 1995 reflects the Company's June 7, 1995 acquisition of Jazz Enterprises, Inc. (the "Jazz Acquisition") as if the Jazz Acquisition had occurred on January 1, 1995. The Company's pro forma net revenue, income from operations, interest expense and net income giving such effect to the Jazz Acquisition for the year ended December 31, 1995 is $252.7 million, $26.8 million, $15.5 million and $5.7 million, respectively. The Company's pro forma net revenue, income from operations, interest expense and net income giving such effect to the Jazz Acquisition for the three months ended March 31, 1995 is $60.4 million, $5.7 million, $4.4 million and $1.3 million respectively. See Note 7 of the Notes to Consolidated Financial Statements.

(b) Data is as of end of period.

(c) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flow or a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. The Company has other significant uses of cash flows, including capital expenditures, which are not reflected in EBITDA.

(d) Adjusted EBITDA is EBITDA adjusted to add back $1.4 million of flood costs in 1993, $5.1 million of pre-opening costs in 1994, a $3.5 million non-cash write off of notes receivable related to a discontinued St. Louis development, a $.3 million accrual related to a fine in Louisiana and $2.1 million in pre-opening costs in 1995. For the three months ended March 31, 1995, adjusted EBITDA is EBITDA adjusted to add back a $.3 million accrual related to a fine in Louisiana and $.2 million of pre-opening costs, and for the three months ended March 31, 1996, adjusted EBITDA is EBITDA adjusted to add back $1.5 million in professional and other fees related to its response to a Marion County, Indiana grand jury document subpoena and the related termination of a private placement of first mortgage notes and $1.6 million in pre-opening expenses and further adjusted to subtract a $.3 million reversal of an accrual related to a fine in Louisiana.

(e) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and one third of rental expense (the portion deemed representative of the interest factor)). The Company's earnings were inadequate to cover fixed charges for the three months ended March 31, 1996 by approximately $3.6 million. The pro forma ratio of earning to fixed charges reflects the net increase in interest expense related to the issuance of that portion of the Old Notes necessary to retire amounts outstanding under the Company's former bank credit facility (the "Former Bank Credit Facility") as of December 31, 1995 and March 31, 1996. The Former Bank Credit Facility was repaid in full and terminated with a portion of the net proceeds received by the Company in connection with the Offering of the Old Notes. The Company's earnings were inadequate to cover pro forma fixed charges for the three months ended March 31, 1996 by approximately $4.2 million.

(f) Adjusted to give effect to the issuance and sale by the Company of the Old Notes and the application of that portion of the net proceeds therefrom used to retire the Former Bank Credit Facility as if such transactions had occurred on January 1, 1995. See "Use of Proceeds."

(g) Adjusted to give effect to the issuance and sale by the Company of the Old Notes and the application of that portion of the estimated net proceeds therefrom used to retire the Former Bank Credit Facility as set forth under "Use of Proceeds," including an approximately $1.0 million after-tax extraordinary charge arising from the accelerated writeoff of deferred finance costs related to the early extinguishment of the Former Bank Credit Facility. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." As adjusted cash and cash equivalents includes the $94.3 million of cash that was deposited into the cash collateral and disbursement account under the control of a disbursement agent solely for use in connection with developing the Lawrenceburg Casino project. See "Description of Exchange Notes -- Cash Collateral and Disbursement Agreement."

                                  RISK FACTORS

    IN ADDITION TO OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE TENDERING THEIR OLD NOTES FOR THE EXCHANGE NOTES OFFERED HEREBY, HOLDERS OF OLD NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, WHICH MAY BE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS TO THE EXCHANGE
NOTES:

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Old Notes under the Securities Act. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer" and "Old Notes Registration Rights; Liquidated Damages."

SUBSTANTIAL INDEBTEDNESS

    At March 31, 1996, as adjusted to give effect to the offering of the Old Notes and the use of the estimated net proceeds therefrom, the Company's total indebtedness would have been approximately $359.2 million, its total stockholders' equity would have been approximately $95.5 million and its total capitalization would have been approximately $454.7 million. See "Capitalization." After giving effect to the offering of the Old Notes, the pro forma ratio of earnings to fixed charges for the fiscal year ended December 31, 1995 was 1.3x and earnings were inadequate to cover pro forma fixed charges for the three months ended March 31, 1996 by approximately $4.2 million. The substantial leverage and capital commitments of the Company have important consequences for holders of the Old Notes and Exchange Notes (the "Noteholders"), including the risk that the Company may not generate sufficient cash flow from its subsidiaries operations to pay principal of, and interest on, indebtedness and to meet its capital expenditure requirements. The Company's indebtedness includes $115 million principal amount of 12% Convertible Subordinated Notes that have a final maturity of June 1, 2001. In addition, the operating and financial restrictions contained in the Indenture and future indebtedness could affect the Company, including without limitation, restrictions relating to the incurrence of additional indebtedness for working capital, capital expenditures, acquisitions or general corporate purposes, the distribution of cash to stockholders, the making of certain investments and restricted payments, mergers and sales of assets and the creation of liens. Such restrictions could have the following effects: (i) the Company's ability to obtain additional financing may be significantly impaired; (ii) the Company's ability to respond quickly to increased competition and other market forces may be limited; (iii) the Company's ability to pursue additional gaming opportunities will be limited; and (iv) the Company's vulnerability to weak general economic conditions may be greater than it would otherwise be absent such restrictions.

    The ability of the Company to meet its debt service requirements and to engage in various significant corporate transactions that may be important to its business will be dependent upon future operating performance and the opening of the Lawrenceburg Casino project, each of which is subject to financial, economic, competitive, regulatory and other factors affecting the Company, many of which are beyond the Company's control. These inherent uncertainties are compounded as a result of the limited history of the riverboat gaming industry. Since a substantial portion of its cash flow from operations must be dedicated to the payment of interest on outstanding debt, there can be no assurance that the Company's cash flow from operations will be sufficient to meet its debt service requirements and other obligations or to repay its indebtedness at maturity. If the Company is unable to generate sufficient cash flow, it could be required to adopt one or more alternatives, such as reducing or delaying planned capital expenditures, selling assets, restructuring debt or obtaining additional capital. However, the Company's ability to raise funds by selling assets is greatly restricted by the Indenture and its ability to effect equity offerings is dependent on the Company's results of operations and market conditions. There can be no assurance that any of such alternatives will be feasible on satisfactory terms, and resorting to alternative sources of funds could impair the Company's competitive position and reduce its future cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FORECLOSURE RESTRICTIONS

    In the event of an "Event of Default" by the Company under the Indenture, before the Trustee or the Noteholders can foreclose or take possession of the pledged stock of or partnership interest in any of the Company's subsidiaries or certain of the Company's or its subsidiaries' assets, the Trustee or such Noteholders may have to file applications with the gaming commissions of Illinois, Missouri, Louisiana, Indiana and Iowa and other jurisdictions in which the Company's gaming assets are located, be investigated and be licensed by such jurisdiction's gaming commissions. This process can take several months and, accordingly, the ability of the Trustee or any Noteholder to foreclose could be substantially delayed or impaired. Moreover, no assurance can be given that either the Trustee or any Noteholder will be found suitable by such gaming commissions. Additionally, the Trustee and the Noteholders may be prohibited from taking possession of that portion of the collateral that constitutes gaming equipment and machinery by applicable state and federal law. In an Event of Default by the Company, before the Trustee or Noteholders can take possession of or sell any collateral constituting security for the Notes, the Trustee or such Noteholders, in addition to complying with applicable state gaming laws, will have to comply with all applicable federal and state judicial or non-judicial foreclosure and sale laws. Such laws may include cure provisions, mandatory sale notice provisions, manner of sale provisions and redemption period provisions. Such provisions may significantly increase the time associated with taking possession or the sale of any collateral. Failure to comply with any applicable provision could void the foreclosure on or sale of such collateral. In addition, licensing requirements may limit the number of potential bidders in a foreclosure sale, may delay the sale and may adversely affect the sale price of the Company's assets. See "Regulatory Matters."

CERTAIN BANKRUPTCY CONSIDERATIONS

    The right of the Trustee to repossess and dispose of the collateral for the Notes upon the occurrence of an Event of Default on the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company, whether by a Noteholder or another creditor (including a junior creditor), prior to such repossession and disposition. Under applicable bankruptcy law, secured creditors such as the Noteholders are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to continue to retain and to use the collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, at such time and in such amount as the court in its discretion may determine, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the collateral for the Notes or whether or to what extent the Noteholders would be compensated for any delay in payment or loss of value of the collateral for the Notes through the requirement of "adequate protection."

FRAUDULENT TRANSFER CONSIDERATIONS

    The obligation of each of the Guarantors of the Notes and the grant by each such Guarantor of a security interest in its assets may be subject to review under state or federal fraudulent transfer laws. Under such laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of a Guarantor, such as a trustee in bankruptcy or such Guarantor as debtor-in possession, were to find that at the time such obligation was incurred or the security interest granted, such Guarantor, among other things, (a) did not receive fair consideration or reasonably equivalent value therefore and (b) either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such court could avoid such Guarantor's obligation under its guarantee and the grant of the security interest, and direct the return of any payments made under the guarantee to such Guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the foregoing clauses (i) through (iv), such court could avoid such obligation and such security interest, and direct such repayment, if it found that the obligation was incurred or the security interest granted with intent to hinder, delay, or defraud such Guarantor's creditors. In that event, the Noteholders would have to rely solely on the Company's pledge of such Guarantor's capital stock, partnership interests and intercompany notes owed to the Company, if any, and would have to look for repayment to other Guarantors whose guarantee obligations had not been avoided.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

COMPETITION

    The casino gaming industry is characterized by intense competition from a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery and poker machines in locations other than casinos, Native American gaming and other forms of gaming in the United States. Gaming industry competition is particularly intense in each of the markets where the Company operates and is likely to increase as other operators open new or expanded facilities in the future. Historically, the Company has been an early entrant in each of its markets; however, as its competitors have opened properties in these markets, the Company's operating results in these markets have been negatively affected. The Company expects that many of its competitors will have more gaming industry experience, will be larger and will have significantly greater financial and other resources than the Company. In addition, certain of its direct competitors may have superior facilities and or operating conditions in terms of (i) dockside versus cruising riverboat gaming,
(ii) the amenities offered by the competing casino and its related support and entertainment facilities, (iii) convenient parking facilities, (iv) ease of accessibility to the casino site, and (v) favorable tax or regulatory factors. Given these factors, substantial increased competition could have a material adverse affect on the Company's existing and proposed operations.

    The Company expects increasing competition at its existing gaming operations, particularly in the St. Louis and Kansas City markets. As a result, the Company expects the results of operations at its Alton and Riverside casinos will be negatively affected as new competitors open or existing competitors expand their facilities. Moreover, increased competition could limit new opportunities for the Company or result in the saturation of certain gaming markets. The Company also has competed with, and assumes it will continue to compete with, a number of bidders for a limited number of licenses and permits to conduct gaming. In any jurisdiction where the Company may commence operations, it also will face competition for desirable sites and qualified personnel. A summary of the current competitive environment in each of the markets in which the Company has casino operations follows:

    ALTON, ILLINOIS FACILITY. The Company's Alton riverboat casino faces competition from three other riverboat casinos currently operating in the St. Louis area and expects increasing levels of competition in the future. Two casino facilities are located in the downtown St. Louis area, one providing dockside gaming on the Mississippi riverfront in the Gateway Arch area of downtown St. Louis and the other providing gaming on a cruising riverboat from East St. Louis, Illinois. Another casino is located in the northwest St. Louis suburb of St. Charles, Missouri and offers dockside gaming on two vessels with staggered entry times. A fourth casino complex in the St. Louis market is under construction in the northwest suburb of Maryland Heights, Missouri, which will include two independently owned facilities, each of which are expected to operate two dockside vessels. This casino complex is expected to open in the first quarter of 1997. The operating results of the Company's Alton casino have in the past been negatively impacted by additional competitors in the St. Louis market and will in the future be further negatively impacted by the additional competition expected in St. Louis. Because Missouri gaming law does not limit the number of licenses that may be granted, there could be substantial increases in the number of gaming operations in the St. Louis area. Specifically, the Company is aware of several casino operators that are exploring gaming opportunities in the St. Louis area.

    RIVERSIDE, MISSOURI FACILITY. The Argosy Casino in Riverside faces competition from two other casinos currently operating in the Kansas City area that offer dockside gaming. Two additional casino operators have commenced construction of gaming facilities in Kansas City, both of which are expected to open in the second half of 1996. In addition, one existing Kansas City competitor has commenced construction of expanded facilities, including a second gaming vessel that recently opened. The Company anticipates that its results of operations in Riverside will be negatively impacted by the increased competition expected in the Kansas City market. Because Missouri gaming law does not limit the number of licenses that may be granted, there could be substantial increases in the number of gaming operations in the Kansas City area. To a lesser extent, the Argosy Casino also competes with a riverboat casino in St. Joseph, Missouri and may also compete with potential casinos in other areas of Missouri where local voters have or may approve gaming. In addition, the legalization of casino gaming in Kansas would have a material adverse effect on the Company's Riverside casino.

    BATON ROUGE, LOUISIANA FACILITY. The Company's Baton Rouge riverboat casino faces competition from one riverboat casino located in downtown Baton Rouge, a land-based Native American casino located approximately 70 miles away and multiple casinos throughout Louisiana. In Louisiana, licenses for 15 riverboat gaming casinos and one New Orleans land-based casino have been granted, which is the maximum number of licenses currently authorized in the state, and 12 vessels are currently operating. Numerous Native American casinos are also operating throughout Louisiana, as well as more than 15,000 video poker machines that are located in bars, restaurants and truck stops. In addition to Baton Rouge, riverboat casinos are currently operating in New Orleans, Shreveport/Bossier City and Lake Charles, Louisiana. The land-based casino in New Orleans has filed for bankruptcy, has closed its temporary gaming facility and has halted construction on its permanent facility located adjacent to the French Quarter. See "Risk Factors -- Louisiana Local Option Referendum to Restrict Gaming."

    SIOUX CITY, IOWA FACILITY. The Company's Sioux City riverboat casino faces competition from two nearby land-based Native American casinos, slot machines at a pari-mutuel race track in Council Bluffs, Iowa, and from two riverboat casinos in the Council Bluffs, Iowa/Omaha, Nebraska market, which opened in January 1996.

    PROPOSED LAWRENCEBURG, INDIANA PROJECT. The Company expects to face limited direct competition for gaming revenues in the Lawrenceburg, Indiana market upon the opening of the Company's Lawrenceburg riverboat casino at a temporary facility, which is anticipated in the fourth quarter of 1996, and at a permanent facility, which is anticipated to open not later than twelve months thereafter. Indiana gaming law currently limits the number of licenses to operate riverboat casinos on the Ohio River to five in total and a maximum of one per county. In addition, casino gaming is not currently permitted under the laws of neighboring Ohio and Kentucky. Along the Ohio River, a certificate of suitability has been granted to a gaming operator in Rising Sun, Indiana, which is located in Ohio County approximately 15 miles south of Lawrenceburg. The competing Rising Sun casino is currently under development and may open during the same time period as or prior to the Company's Lawrenceburg Casino. In addition a riverboat owner's license was issued on December 4, 1995 to an operator in Evansville, Indiana, which is located in Vanderburgh County, Indiana, approximately 200 miles southwest of Lawrenceburg. Of the remaining two licenses designated for Ohio River counties, a certificate of suitability was recently awarded to an operator in Harrison County, which is west of Louisville, Kentucky, approximately 100 miles from Lawrenceburg. The final Ohio River license is being pursued by several operators of proposed gaming projects in (i) Switzerland County, which is approximately 40 miles south of Lawrenceburg, (ii) other Indiana counties located west of Louisville, Kentucky in which local referenda to authorize gaming have passed, and (iii) the two Indiana counties adjacent to Louisville, Kentucky; however, local referenda seeking to authorize gaming in these two counties have failed. The legalization of casino gaming in the States of Ohio or Kentucky or the expansion of the number of gaming licenses in Indiana could significantly increase competition and have a material adverse effect upon the Company's proposed Lawrenceburg Casino.

MARION COUNTY, INDIANA GRAND JURY DOCUMENT SUBPOENA

    On or after March 15, 1996, the Company, its partners in the Lawrenceburg Casino project and certain other individuals and entities were served with document request subpoenas issued by the Office of the Prosecuting Attorney of Marion County, Indiana in connection with a grand jury investigation entitled:
STATE OF INDIANA V. ORIGINAL INVESTIGATION-OFFICIAL MISCONDUCT. Indiana law requires that at the time a target of an investigation is determined, that entity or person must be so advised by the Office of the Prosecuting Attorney. On March 23, 1996 the Company was advised by the Marion County prosecutor that no target subpoenas had been issued by the grand jury in its investigation as of that date. However, there can be no assurance that targets will not be identified as further information and documents are obtained and considered by the grand jury. Due to the confidential nature of grand jury proceedings, the Company is not aware of the specific subject matter or matters of the investigation. The Company believes it has fully complied with its subpoena, and has been informed by its partners that they will do the same.

    The subpoenas request information regarding the current or prior ownership interest in the Company and the partners of Indiana Gaming L.P. by the individuals or entities described below. The subpoenas also request that the Company and its partners produce a broad category of documents including documents regarding employment and other agreements, gifts, payments and correspondence between the Company and any of its partners on the one hand and several business entities and individuals, including an Indiana state legislator, certain Indiana lobbyists, and certain Lawrenceburg, Indiana city officials and businessmen, on the other hand. The Company has learned that this legislator has served as an employee of a subsidiary of Conseco, Inc., the parent company of the 29% limited partner in Indiana Gaming L.P., since September 1995. Additionally, the Company has learned that such state legislator has served since September 1993 as a consultant to a major Indiana engineering firm that is engaged in many state and local government funded construction projects. That engineering firm also serves as lead engineer for the Lawrenceburg Casino project. On May 24, 1996, the Indiana House Legislative Ethics Committee voted to reprimand, but take no further action against, this legislator for failing to properly report the foregoing employment and consulting arrangements on his 1993, 1994 and 1995 statements of economic interests.

    The Company believes that neither it nor any entity controlled by or person employed by the Company has engaged, and has been informed by representatives of its partners that they have not engaged, in any unlawful conduct in the pursuit by or granting to Indiana Gaming L.P. of the Lawrenceburg gaming license. Because the grand jury proceedings are unlikely to be concluded quickly, on March 25, 1996, a former U.S. Attorney and his law firm were retained to conduct, as special independent counsel (the "special independent counsel"), an internal investigation into the activities and actions of the Company and the entities controlled by and persons employed by the Company with respect to (i) the hiring by Conseco, Inc. and the Indiana engineering firm of the state legislator, (ii) the endorsement of Indiana Gaming L.P. by the City of Lawrenceburg and the financial affairs of certain Lawrenceburg officials with respect to such endorsement and the awarding of the certificate of suitability by the Indiana Gaming Commission, and (iii) their lobbying efforts in furtherance of the Indiana legislature's enactment of legislation authorizing gaming and limiting gaming licenses to one per county. A special committee of independent directors of the Company has been appointed to supervise and coordinate the special independent counsel's investigation. The special independent counsel has not investigated Conseco, Inc. or the other limited partners of Indiana Gaming L.P. The Company has been advised that Conseco, Inc., with the assistance of outside counsel, has conducted its own internal investigation of matters that may be the subject of the grand jury proceedings and such investigation found no wrongdoing by Conseco, Inc. or any person or entity it controls, or is controlled by, and that Conseco, Inc. intends to review with the Company's special independent counsel the findings of its investigation.

    From March 25 to April 15, 1996, the special independent counsel conducted its investigation and issued an interim report in which it concluded that it found no evidence that the Company or any entity controlled by or person employed by the Company had any involvement in, or knowledge of, the relationship between the state legislator and Conseco, Inc. or the Indiana engineering firm, or attempted to improperly influence any City of Lawrenceburg official, state legislator or Indiana Gaming Commission member or staff member in connection with the endorsement of the partnership by the City of Lawrenceburg and the awarding of the certificate of suitability to Indiana Gaming L.P. With regard to lobbying, including the lobbying with respect to one gaming license per county legislation, the special independent counsel found no evidence that either the Company or any entity controlled by or person employed by the Company attempted to unduly influence any legislator in any way. However, no investigation was made of any lobbyist's records, activities or expenditures, nor were any outside lobbyists interviewed. The special independent counsel also audited the Company's compliance with the lobbying disclosure statute in Indiana and found only technical errors in the Company's lobbying disclosure statements. No evidence was found that these technical errors were intentional or designed to hide any lobbying activity. In conducting its investigation, the special independent counsel, among other things, reviewed numerous boxes of documents produced by the executive and Lawrenceburg offices of the Company and extensively interviewed the nine Company officers and employees most closely related to the Lawrenceburg Casino project, as well as the principal of R.J. Investments, Inc., a 4% limited partner of Indiana Gaming L.P.

    No assurance can be given, however, that the nature and scope of the investigation conducted by the special independent counsel, which among other things was conducted under severe time pressure and was limited to the Company and the entities controlled by and persons employed by the Company, was sufficient to uncover conduct that might be considered unlawful. In the event that the Company, any entity controlled by the Company, any person employed by the Company, Indiana Gaming L.P. or any of its partners is found by the Marion County prosecutor to have engaged in unlawful conduct, there is no assurance what effect such action would have on Indiana Gaming L.P.'s certificate of suitability or, after issuance, the Indiana gaming license. In the event Conseco or one of the Company's other partners in the Lawrenceburg Casino project is determined by the Indiana Gaming Commission to be unsuitable for the ownership of a gaming license or to have engaged in unlawful conduct, the terms of Indiana Gaming L.P.'s partnership agreement provide that Indiana Gaming L.P. shall redeem 100% of such unsuitable partner's interest in the partnership for an amount equal to such partner's capital account. In the event that a partner is determined by the Indiana Gaming Commission to be unsuitable for ownership after the issuance of the gaming license, the terms of Indiana Gaming L.P.'s partnership agreement provide that Indiana Gaming L.P. shall redeem 100% of such unsuitable partner's interest for an amount equal to 90% of the "appraised value" of that partner's interest, determined in accordance with the terms of the partnership agreement. The purchase price is payable in five annual installments, only from available cash flow or sale or financing proceeds of the partnership, and bears interest at "prime." If such event were to occur with respect to Conseco prior to the completion of the Lawrenceburg Casino project, the Company would have to fund any remaining construction costs of the Lawrenceburg Casino project which were to have been funded by Conseco. No assurance can be given that the Company would be able to obtain funds sufficient for this purpose. Also, there can be no assurance that the Indiana Gaming Commission will not take other actions such as suspending, revoking or failing to renew Indiana Gaming L.P.'s certificate of suitability, delaying the issuance of or failing to issue Indiana Gaming L.P. a gaming license or, after issuance, revoking or suspending such gaming license. Therefore, there can be no assurance that the grand jury investigation will not lead to events having a material adverse effect on the Company.

PROJECT DEVELOPMENT RISKS

    As part  of its  growth  strategy, the  Company is  undertaking  significant development projects at its Baton Rouge and Lawrenceburg properties. Construction projects, such as the Company's, entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, difficulties arising from statutes, regulations or actions of governmental bodies having jurisdiction or authority with regard to certain aspects of the project, work stoppages, weather interferences, floods, unanticipated cost increases and other problems. In addition, the number and scope of the licenses and approvals required to complete the construction of any project, particularly those pertaining to riverboat and dockside casino, hotel and other destination resort facilities, are extensive. The anticipated completion and opening dates of these projects are based on budgets, conceptual design documents and schedule estimates prepared by the Company and its consultants that are subject to change, which could result in significant variances to the currently anticipated scope and costs of the development projects and the anticipated completion dates. Unexpected concessions required by local, state, or federal regulatory authorities could involve significant additional costs and delay scheduled openings of facilities, including either the temporary or permanent facilities in Lawrenceburg. Moreover, the estimated total costs of the Lawrenceburg Casino project of $210 million, which is significantly larger in size and scope than any of the Company's previous development projects, are based upon initial budgets that are more susceptible to change. While the Company has selected an architect and general contractor for the Lawrenceburg Casino project and has entered into a maximum price contract for, and begun construction of, a riverboat casino, it has not yet entered into a guaranteed maximum price contract for the remaining development. In addition, site development activities have not commenced at either the temporary or permanent facilities and cannot commence until Indiana Gaming L.P. receives a variety of permits. Therefore, the planned opening of the Lawrenceburg Casino at the temporary facility in the fourth quarter of 1996, as well as the opening of the permanent facility 12 months thereafter, require the timely receipt of permits and prompt commencement of construction of the land based, berthing, and support facility improvements upon receipt of required permits and no substantial delays in the construction schedule. Significant cost overruns or delays in the scheduled openings of the Company's current projects, or the inability of the Lawrenceburg gaming market to meet the Company's operating expectations, would have a material adverse effect on the Company. Pursuant to the Lawrenceburg partnership agreement, the Company is obligated to fund 57.5% of any project costs between the budgeted $210 million total project cost and $225 million. The Company is obligated to fund the entire amount of any project costs over $225 million. The Company's inability to satisfy its funding obligations for the Lawrenceburg Casino project could result in a significant dilution of its interest in Indiana Gaming L.P. and its possible removal as the general partner. See "Risk Factors -- Certain Risks Under the Lawrenceburg Casino Partnership Agreement" and "Lawrenceburg Casino Partnership Agreement."

    Development of the Lawrenceburg Casino  project will require the Company  to
(i) acquire rights to traverse, use and/or improve certain parcels of property owned by third parties, including the abandonment of a portion of an existing rail line, in order to gain direct, construction and emergency access to the property, (ii) acquire access to water, sewer, gas, electric and other necessary utility services which presently do not provide services to the site and which may require extension of existing utility service facilities across existing rights of way and other property owned by third parties, and (iii) acquire permits from the U.S. Army Corps of Engineers (the "Corps") and the Indiana Department of Natural Resources ("IDNR") to modify the existing riverfront to accommodate large scale riverboat gaming activities. In particular, prior to securing the Corps permit for the permanent site, Indiana Gaming L.P., as a part of the process, has prepared and submitted significant archaeological studies that have revealed that cultural remains may be located on the site, and simulation studies regarding the effect of the Lawrenceburg Casino on the historic district of the City of Lawrenceburg. Any delays in review of the studies by the Corps or in implementation of corrective measures to address conditions revealed by such studies could delay the issuance of the permit from the Corps. Further, the ultimate permit received from the Corps could include conditions that could have a material adverse effect on the costs of or result in a material delay in the commencement and/or completion of the construction of the temporary or permanent facilities. The Company has been informed that the permit for the temporary site will include a condition that riverboat gambling may not commence at the temporary site until the permit for the permanent site has been issued. Timely completion of the temporary casino is also contingent upon receipt of a waiver of certain prohibitions on dredging during fish spawning season (generally April through June) from the IDNR. The Company anticipates that construction of the temporary facilities will take at least 100 days after the receipt of the temporary site permit from the Corps and the waiver from the IDNR. In addition, the Company must obtain Corps approval prior to commencing construction of off-site parking lots for the temporary facility. Further, in order for the Company to complete the permanent facility within 12 months after opening the temporary facility, as required by Indiana law, the Company will be required to commence construction of certain portions of the permanent facility prior to issuance of the final permit for the permanent site from the Corps. Although any such preliminary construction would be within the parameters preliminarily set forth by the Corps, there can be no assurance that the final permit would not require modification to all or any portion of such preliminary construction, or that a final permit from the Corps will be issued. The docking site for the temporary casino is controlled by the City of Lawrenceburg. The City of Lawrenceburg and Indiana Gaming L.P. have entered into a Development Agreement which, among other things, provides for the City to lease the docking site for the temporary casino to Indiana Gaming L.P. pursuant to certain statutorily prescribed procedures. The City of Lawrenceburg has commenced the statutory procedures for the lease of the docking site for the temporary facility; however, the City of Lawrenceburg has not yet entered into a lease with Indiana Gaming L.P. The City of Lawrenceburg has also assumed principal responsibility for obtaining the necessary permits from the Corps and IDNR for the temporary site. The City of Lawrenceburg obtained the IDNR permit on March 29, 1996; however, an adjacent landowner has filed an appeal to the issuance of the permit with the IDNR alleging that he has an interest in the City of Lawrenceburg property that is the subject of the permit. The Company believes that the challenge is without merit as the disputed property lies within a public street right of way that dates back to the time of the original city plat. Any delay in the entry into a lease between the City of Lawrenceburg and Indiana Gaming L.P. of the docking site for the temporary casino, or stay or revocation of the IDNR permit, could delay commencement of construction of the temporary facility and such delay could increase the costs of, or result in a delay in, the commencement of gaming operations at the temporary facility. In addition, the Lawrenceburg site is potentially located in protected wetlands areas. Indiana Gaming L.P. has agreed to an extensive wetlands mitigation plan in Lawrenceburg and is taking appropriate steps to further investigate the Lawrenceburg Casino site. Although the Company does not believe that the existence of wetlands or other protected areas will prohibit or have a significant adverse impact on the Company's ability to develop its temporary and permanent sites, there can be no assurance that further investigation will not reveal adverse conditions or that claims relating to such matters may not arise in the future, which could have a material adverse effect on the costs of, or result in a material delay in opening either temporary or permanent gaming facilities at such site. Indiana Gaming L.P. is a defendant, along with the City of Lawrenceburg, in a lawsuit seeking to invalidate a street vacation proceeding for a portion of the permanent casino site. The plaintiffs in the lawsuit have requested alternate relief which would require Indiana Gaming L.P. to provide direct access across the permanent casino site to certain adjacent land owners. The Company does not believe that the impact to the project or the costs of providing such alternative relief are significant. However, invalidation of the street vacation and corresponding denial of access to certain portions of the permanent casino site could increase the costs of, or result in a delay in, the commencement of gaming operations at the permanent facility. In addition, the opening of the Lawrenceburg Casino is subject to the issuance of a gaming license in Indiana and while Indiana Gaming L.P. has been awarded a certificate of suitability, the certificate of suitability must be extended by the Indiana Gaming Commission until the issuance of a gaming license, and no assurance can be given that the certificate of suitability will be extended or that Indiana Gaming L.P. will be awarded its final gaming licence or the other approvals necessary to open the Lawrenceburg Casino. See "Risk Factors -- Gaming Regulation -- Licensing and Regulation by Gaming and Local Authorities."

    There can be no assurance that the Company will obtain the rights, utility services, licenses, permits and approvals necessary to undertake or complete any of its development plans, or that such rights, utility services, licenses, permits and approvals will be obtained within the anticipated time frame or will be sufficient to conduct its business as currently anticipated.

    An example of a project development risk of a nature described above occurred on April 12, 1996, when the Company received a letter from the Corps notifying the Company that the Corps had suspended the processing of Indiana Gaming L.P.'s permit application for the permanent site for the Lawrenceburg Casino project pending the conclusion of the Corps investigation of whether the placement of job trailers on the project site without prior Corps authorization adversely impacted subsurface archeology. The Company was able to timely respond to the Corps request because all pertinent work had previously been completed by the Company's archeological and engineering consultants and professionals and on May 16, 1996, the Corps lifted the suspension and resumed processing of Indiana Gaming L.P.'s permit application. The Company believes that the five week suspension of its permanent site Corps permit application has not affected the timing of the opening of the Company's temporary and permanent gaming facilities in Lawrenceburg. No assurance can be given, however, that other events will not arise that could result in significant delays or increased costs in the opening of its temporary or permanent Lawrenceburg Casino.

    The building trades organization in the Lawrenceburg area, the umbrella labor group representing the various construction labor unions, has requested that Indiana Gaming L.P. enter into a project agreement which would require that construction work at the Lawrenceburg site be performed by union contractors. The Company has indicated a willingness to enter into an agreement providing that some portion of the construction work at the Lawrenceburg site would be performed by union contractors. However, the building trades organization has insisted upon 100% utilization of union contractors. To date, Indiana Gaming L.P. has not retained any non-union contractors, but anticipates that non-union contractors will be engaged to perform certain work at the Lawrenceburg site. The Company cannot predict the effect of undertaking construction at the Lawrenceburg site without a project agreement or the impact of hiring non-union contractors to perform any portion of that work. Any labor action by the building trades organization or any individual labor union or other group, including strikes, work stoppages, pickets, or other campaigns, could delay construction and the opening of the temporary and permanent gaming facilities in Lawrenceburg.

CERTAIN RISKS UNDER THE LAWRENCEBURG CASINO PARTNERSHIP AGREEMENT

    The Lawrenceburg Casino partnership agreement provides that the Company's wholly-owned subsidiary, The Indiana Gaming Company, can be removed as general partner of the partnership by the limited partners under certain limited circumstances, including: (i) a material breach (after notice and expiration of applicable cure periods) of certain material provisions of the partnership agreement dealing with such things as distributions to partners or the failure to obtain the required consent of the limited partners for certain major decisions; (ii) conviction of embezzlement or fraud; (iii) certain bankruptcy events; (iv) if The Indiana Gaming Company's partnership interest is less than 40% due to sales or dilution for failure to pay required capital; (v) a final unappealable judgment against The Indiana Gaming Company in excess of $25 million which is uninsured and remains unsatisfied, unreleased or unstayed for 180 days; (vi) certain acts constituting "gross mismanagement;" (vii) if The Indiana Gaming Company fails to fund project costs in excess of $215 million (after expiration of applicable notice and cure periods); and (viii) if the Trustee under the Notes were to foreclose on the Company's pledge of its partnership interest in the partnership. Upon removal as general partner, the general partnership interest of The Indiana Gaming Company becomes a "special limited partner" interest with rights to partner distributions but only limited voting rights on partnership matters. Also, if the reason for the removal is an event described in clause (i), (ii), (iii), (v), (vi) or (viii) above, the limited partners may acquire all, but not less than all, of The Indiana Gaming Company's interest for the fair market value thereof determined by an appraisal process.

    The Lawrenceburg partnership agreement provides that: (i) after the third anniversary date of commencement of operations at the Lawrenceburg Casino, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests) or (ii) at any time after a deadlock by the parties with respect to significant items in any annual operating budget of the partnership for budget year 1999 and thereafter, any partner has a right to sell its interest to the other partners (the limited partner pursuant to clause (i) and the partner desiring to sell pursuant to clause (ii) are hereinafter referred to as a "Selling Partner" and the non-selling partners are hereinafter referred to as the "Non-Selling Partners"). The partnership agreement provides that after the Selling Partner gives notice of its intent to sell, the Selling Partner and Non-Selling Partners shall have 60 days to attempt in good faith to agree to a purchase price. If within such period of time no such agreement is reached, then the Selling Partner's interest shall be appraised pursuant to an appraisal process to determine the fair market value thereof. After the fair market value of the Selling Partner's interest is determined by the appraisal process, the Non-Selling Partners have 60 days to reject such sale at that price, and if the Non-Selling Partners decline to purchase the interest of the Selling Partner at the appraisal price, then the general partner is to solicit bids and sell all of the assets of the Partnership within twelve months to the highest bidder and Indiana Gaming L.P. will be dissolved. No assurances can be given that The Indiana Gaming Company, if it is a Non-Selling Partner, will have or will be able to obtain sufficient funds to acquire any Selling Partner's interests in the circumstances provided for above or that The Indiana Gaming Company will choose to make such purchase and therefore the assets of the partnership would have to be sold to the highest bidder as provided above. In addition, the partnership agreement provides all partners with a right of first refusal on transfers of partnership interest. A foreclosure by the Trustee on the Company's pledge of its partnership interest shall be deemed a transfer giving rise to a right of first refusal. See "Lawrenceburg Casino Partnership Agreement."

GAMING REGULATION

    LICENSING AND REGULATION BY GAMING AND LOCAL AUTHORITIES. The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The states of Illinois, Missouri, Louisiana, Iowa and Indiana and the applicable local authorities require various licenses, findings of suitability, registrations, permits and approvals to be held by the Company and its subsidiaries as well as the officers and directors of the Company and its subsidiaries. The Illinois Gaming Board, the Missouri Gaming Commission, the Louisiana Gaming Control Board, the Iowa Racing and Gaming Commission and the Indiana Gaming Commission (herein collectively referred to as "Applicable Gaming Commissions") may, among other things, limit, condition, suspend, fail to renew or revoke a license or approval to own an equity interest in the Company or any of its subsidiaries, for any cause deemed reasonable by such licensing authority. The suspension, failure to renew or revocation of any of the Company's licenses or the levy on the Company of substantial fines or forfeiture of assets would have a material adverse effect on the business of the Company. In certain circumstances, the Applicable Gaming Commissions have the authority to approve certain distributions from the Subsidiaries to the Company.

    To date, the Company has obtained all governmental licenses, registrations, permits and approvals necessary for the operation of its current gaming activities. However, gaming licenses and related approvals are deemed to be privileges under Illinois, Missouri, Louisiana, Iowa and Indiana law, and no assurances can be given that any new licenses, permits and approvals that may be required in the future will be given or that existing ones will not be revoked or fail to be renewed. In addition, the loss of a license in one jurisdiction could trigger the loss of a license or effect the Company's eligibility for a license in another jurisdiction.

    On June 30, 1995, Indiana Gaming L.P. received a certificate of suitability from the Indiana Gaming Commission to develop and operate the Lawrenceburg Casino. The certificate of suitability was initially extended by the Indiana Gaming Commission until June 28, 1996 and has been further temporarily extended until such time in the third quarter of 1996 as the Indiana Gaming Commission can conduct a formal extension hearing. A riverboat casino license will be issued only upon satisfaction of the conditions of the certificate of suitability and the requirements of the Indiana Gaming Commission and other applicable law, which include, among other things, completion of the vessel, acquisition of necessary permits or approvals from federal, state and local authorities and readiness to commence operations. The certificate of suitability issued to Indiana Gaming L.P. must be extended by the Indiana Gaming Commission in order to accommodate the expected opening of the temporary facility in the fourth quarter of 1996. Further, Indiana law permits the Indiana Gaming Commission to permit a riverboat to dock at a temporary site for a period not exceeding one year after award of the license at which point the permanent facility must be opened. The certificate of suitability requires expenditures of at least $200 million and further requires Indiana Gaming L.P. to make additional payments to the City of Lawrenceburg equal to a percentage of annual gross gaming receipts ranging in amount from five percent (for up to $150 million in adjusted gross receipts) to 14 percent (for adjusted gross receipts over $300 million). Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions (at either the temporary or permanent facilities) at such time as required by the Indiana Gaming Commission could result in the revocation of the certificate of suitability or the license. Further, the Indiana Gaming Commission may place restrictions, conditions, or requirements on the permanent riverboat owner's license. There can be no assurance that Indiana Gaming L.P. will be able to comply with the terms of the certificate of suitability, that it will be extended until such time as a gaming license is issued, that the permanent and temporary facilities will open in a timely fashion or that a riverboat casino license for Lawrenceburg, Indiana will ultimately be granted to Indiana Gaming L.P. Before the

Lawrenceburg Casino becomes operational, additional definitive agreements must be negotiated and executed, gaming facilities must be constructed, and a number of further conditions must be satisfied (including the licensing of Indiana Gaming L.P. and their respective employees and the receipt of all requisite permits). There can be no assurance that the Lawrenceburg Casino will become operational.

    The approval of the Applicable Gaming Commissions is required for any material debt or equity financing. No assurance can be given that the Company will obtain the required approvals for future financings.

    RISK OF ADVERSE CHANGES IN LAWS AND REGULATIONS. As described below, in 1996, legislation was adopted in Louisiana requiring local electoral confirmations of gaming activities. No assurance can be given that the voters of East Baton Rouge Parish will not vote to prohibit riverboat gaming or that another jurisdiction where the Company conducts gaming operations will not introduce similar or otherwise restrictive legislation. In addition, regulations with respect to the conduct of gaming activities and the obligations of gaming companies in any jurisdiction in which the Company has gaming operations are subject to change and could impose additional operating, financial or other burdens on the conduct of the Company's business. Moreover, legislation to prohibit or limit gaming may be introduced in the future in states where gaming has been legalized. The enactment of any such legislation or regulatory changes in jurisdictions where the Company operates gaming facilities could have a material adverse effect on the Company.

    RISK OF LEGALIZATION OF GAMING IN JURISDICTIONS ADJACENT TO THE COMPANY'S OPERATIONS. Casino gaming is currently prohibited in several jurisdictions adjacent to Missouri and Indiana. As a result, residents of these jurisdictions, principally Kansas, Ohio and Kentucky, comprise or are expected to comprise a significant portion of the patrons of the Company's casino in Riverside, Missouri and proposed Lawrenceburg Casino. The legalization of casino gaming in Kansas would have a material adverse effect on the Company because the Company's Riverside casino is currently the only casino located in the western portion of the Kansas City market and therefore, residents of Kansas comprise a significant target market. The legalization of casino gaming in Ohio or Kentucky would have a material adverse effect on the Company's proposed Lawrenceburg Casino because a substantial portion of the Lawrenceburg Casino's customers are anticipated to be residents of Ohio and Kentucky. See "Regulatory Matters -- Legislative and Regulatory Considerations in Certain Adjacent Jurisdictions."

LOUISIANA LOCAL OPTION REFERENDUM TO RESTRICT GAMING

    On April 19, 1996, the Louisiana legislature approved legislation mandating local option elections on a parish-by-parish basis to determine whether to prohibit or continue to permit three individual types of gaming in Louisiana. The referendum will be brought before the Louisiana voters at the time of the 1996 presidential election and will determine whether each of the following types of gaming will be prohibited or permitted in the following described Louisiana parishes: (i) the operation of video draw poker devices in each parish; (ii) the conduct of riverboat gaming in each parish that is contiguous to a statutorily designated river or waterway or (iii) the conduct of land-based casino gaming operations in Orleans Parish. If a majority of the voters in a parish elect to prohibit one or more of the above-described gaming activities in such parish, then no license or permit shall be issued to conduct such prohibited gaming activity in such parish and no such gaming activity may be permitted in that parish. If, however, riverboat gaming was previously permitted in such parish, the legislation permits the current gaming operator to continue riverboat gaming in that parish until the expiration of its gaming license.

    Further, in parishes where riverboat gaming is currently authorized and voters elect to prohibit riverboat gaming, the legislation provides that the gaming license shall not be reissued or transferred to any parish other than a parish in which a riverboat upon which gaming is conducted is berthed. In addition, the Louisiana legislature approved a joint resolution to submit to Louisiana voters at the time of the 1996 presidential election for their approval a proposed constitutional amendment that, among other things, would require the voters in a parish where riverboat gaming exists to approve additional riverboat gaming in that parish. If approved, this constitutional amendment would represent a further impediment to the Company's ability to move the Belle of Baton Rouge to another Louisiana parish in the event that the voters of East Baton Rouge Parish vote to prohibit riverboat gaming.

    There can be no assurance that the voters of the Belle of Baton Rouge's parish, East Baton Rouge Parish, will not vote to prohibit riverboat gaming at the time of the 1996 presidential election. If a vote to prohibit riverboat gaming occurred, the Company would be required to discontinue gaming activity upon expiration of its current gaming license in September 1999. The discontinuance of gaming operations in East Baton Rouge Parish would have a material adverse effect on the Company, both in terms of the loss of revenues and cash flow generated by the Belle of Baton Rouge and the impairment of the significant capital investment that the Company has in its riverboat casino and related facilities, including the Catfish Town development. In addition, if the Company were unable to move its riverboat casino to another Louisiana parish and therefore lost its Louisiana gaming license, under the terms of the Indenture, the Company would be required to repurchase a principal amount of Notes equal to four times the contribution of the Belle of Baton Rouge to the consolidated EBITDA of the Company during the four full fiscal quarters preceding the loss of the Louisiana gaming license. See "Description of Exchange Notes -- Certain Covenants -- Repurchase on Loss of Material Casino."

    Further, the current legislation does not provide for any moratorium that must expire before future local elections on gaming could be mandated or allowed. Even if the voters of East Baton Rouge Parish elected to continue to permit riverboat gaming at the time of the 1996 presidential election, there can be no assurance that future local elections on gaming activities will not occur, that East Baton Rouge Parish voters will not subsequently vote to discontinue riverboat gaming in that parish or that Louisiana will not mandate other electoral confirmations or otherwise limit, restrict or prohibit gaming in Louisiana.

    The uncertainty resulting from the upcoming local option election on the continuance of riverboat gaming in East Baton Rouge Parish will also have a negative impact on the ability of the Company to lease the retail space in Catfish Town and to obtain financing for its planned hotel development in Catfish Town.

LOSS OF A RIVERBOAT OR DOCKSIDE FACILITY FROM SERVICE; FLOODING

    The Company's revenues to date have been generated primarily by its gaming operations conducted on riverboat casinos, which are supplemented by dockside entertainment and support facilities. A riverboat or dockside facility could be lost from service for a variety of reasons, including casualty, forces of nature, mechanical failure or extended or extraordinary maintenance or inspection. In addition, U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. To comply with this inspection requirement, which could take a substantial amount of time, the riverboats must be taken to a U.S. Coast Guard approved dry docking facility. The Belle of Sioux City riverboat was removed from service on April 13, 1996 for such a hull inspection. The riverboat arrived at an approved dry docking facility on April 16, 1996, passed its inspection and returned to service on May 9, 1996. No interruption in gaming operations occurred in Sioux City as a result of the hull inspection process, as the Company temporarily transferred gaming operations to the original Alton Belle prior to removing the Belle of Sioux City from service. The current Alton Belle riverboat is due for this inspection in mid-1998 and both the Belle of Baton Rouge and Argosy Casino in Riverside riverboats in mid-1999.

    The  severe  flooding  which  occurred   along  the  Mississippi  River   in
metropolitan St. Louis during the summer of 1993 caused the Company to experience decreased attendance and increased operating expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company again experienced flooding in May 1995 at both the Alton, Illinois and Riverside, Missouri sites; however, the flooding did not result in any significant decrease in attendance or increase in expenses at either site. All of the Company's riverboat casino sites are vulnerable to the risk of future flooding. Any flood or other severe weather condition that might occur in the future could adversely affect attendance and increase expenses, and could lead to the loss of use of a riverboat or dockside facility for an extended period. The loss of any riverboat from service, the inability to use a dockside facility or the loss of parking or land-based facilities could have a material adverse effect on the Company's financial results.

POTENTIAL INCOME TAX LIABILITY

    As a result of a certain shareholder loan transaction, a predecessor entity to the Company (the "Predecessor") could be subject to federal and certain state income taxes (plus interest and penalties, if any) because it may have failed to satisfy all of the requirements of the S Corporation provisions of the Internal

Revenue Code (the "Code") relating to the prohibition concerning a second class of stock. An audit is currently being conducted by the Internal Revenue Service (the "IRS") of the Company's federal income tax returns for the 1992 and 1993 tax years and the IRS has asserted the S Corporation status of the Predecessor as an issue. Although the IRS has yet to make a formal claim of deficiency, if the IRS successfully challenges the Predecessor's S Corporation status, the Company would be required to pay federal and certain state income tax taxes on the Predecessor's taxable income from the commencement of its operations until February 25, 1993 (plus interest and penalties, if any, thereon until the date of payment). The Company estimates that this potential tax liability could be up to approximately $11.6 million, including interest through March 31, 1996, but excluding penalties, if any, none of which has been reserved on the books of the Company. While the Company believes the Predecessor has legal authority for its position that it is not subject to federal and certain state income taxes because it met the S Corporation requirements, no assurances can be given that the Predecessor's position will be upheld. This contingent tax liability could have a material adverse effect on the Company's results of operations, financial position and cash flows. No provision has been made for this contingency in the Company's consolidated financial statements appearing elsewhere in this Offering Memorandum.

HOTEL AND RETAIL REAL ESTATE DEVELOPMENT BUSINESS RISKS

    As part of its current expansion program, the Company is pursuing the development of hotels in Baton Rouge, Riverside and Lawrenceburg. In addition, the Company is also currently developing a retail real estate project as part of its Catfish Town development in Baton Rouge. The Company has no experience in hotel or retail real estate development or management and each of these projects will be subject to all of the risks inherent in the establishment of a new enterprise. In addition, numerous permits and approvals are required for the development of hotel and retail real estate projects, and no assurance can be given that such permits and approvals can or will be obtained. Although the Company may enter into management and/or development contracts with experienced hotel management companies with respect to certain or all of its proposed hotels, there can be no assurance that such contracts will be entered into or entered into on terms favorable to the Company. In addition, the uncertainty resulting from the upcoming local option election on the continuance of riverboat gaming in East Baton Rouge Parish will have a negative impact on the ability of the Company to lease the retail space in Catfish Town and to obtain financing for its planned hotel development in Catfish Town.

JOINT VENTURE RISKS

    The Company is pursuing its Lawrenceburg Casino project and, as part of its growth strategy, is likely to pursue additional expansion opportunities by entering into joint ventures. The development and opening of the Lawrenceburg Casino project is dependent upon the ability of the Company's joint venture partner to contribute or loan to the joint venture its share of the necessary funds. In addition, any management dispute between the Company and a joint venture partner or the failure of any such partner to become licensed or to meet its obligations, with respect to the development of the Lawrenceburg or any other potential joint venture project, may have a material adverse effect on the Company's business.

GAMING TAXATION AND FEES

    The Company believes that the prospect of significant additional tax revenue is one of the primary reasons why new jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes. Such taxes and fees are subject to increase at any time. For example, a number of bills have been recently introduced in the Illinois legislature proposing a graduated gaming tax that would impose a maximum tax on Illinois casinos far in excess of the current 20% wagering tax on adjusted gaming receipts. The Governor of Illinois has publicly supported such a graduated gaming tax and has proposed a state budget which is in part predicated on additional revenues being generated from an increase in the gaming taxes. The proposed bills are still pending and no assurance can be given that one or a combination of these bills will not become law or that similar legislation will not be introduced, in Illinois or in other jurisdictions, in the future.

    The Company pays substantial taxes and fees with respect to its operations and will likely incur similar burdens in any other jurisdiction in which it conducts gaming operations in the future. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on the Company's future financial results.

POTENTIAL CHALLENGE TO CERTIFICATE OF SUITABILITY FOR LAWRENCEBURG CASINO BY UNSUCCESSFUL APPLICANT

    On March 6, 1996 Indiana Gaming Company received a letter from counsel to Schilling Casino Corporation, d/b/a Empire Casino & Resort ("Empire") advising the Company that Empire intends to take legal action to seek a revocation or cancellation of the certificate of suitability issued by the Indiana Gaming Commission to Indiana Gaming L.P. on June 30, 1995 to develop and operate the Lawrenceburg Casino. Empire was one of the 10 unsuccessful applicants competing for the Lawrenceburg gaming license. Empire has advised Indiana Gaming L.P. that it intends to file an application with the Indiana Gaming Commission seeking revocation of the certificate of suitability and that if such application is unsuccessful, Empire has stated that it intends to file a civil action challenging the Indiana Gaming Commission's authority to issue the certificate of suitability and finally, if any such civil action is unsuccessful, to file an appeal from the denial of Empire's application, which denial Empire deems to occur upon the issuance of the gaming license to Indiana Gaming L.P. Among the grounds stated by Empire for its actions are: (i) the application process followed by the Indiana Gaming Commission did not afford Empire due process;
(ii) Indiana Gaming L.P. will not be able to commence gaming operations prior to June 28, 1996 due to the failure to obtain the necessary permits and an inability to obtain the necessary financing for the project; (iii) Indiana Gaming L.P. made misrepresentations to the Indiana Gaming Commission during the licensing hearings; and (iv) the endorsement of Indiana Gaming L.P. by the City of Lawrenceburg was without legal authority.

    There can be no assurance that any actions of Empire will not result in a delay in the opening of the temporary gaming facility in Lawrenceburg presently scheduled for the fourth quarter of 1996 or the opening of the permanent gaming facility scheduled twelve months later. Additionally, the Company cannot predict the response of the Indiana Gaming Commission or City of Lawrenceburg to any such actions of Empire.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company presently own or control in the aggregate approximately 40% of the outstanding shares of Common Stock. Accordingly, the directors and executive officers will effectively be able to control the outcome of all matters requiring stockholder approval, including the election of the Company's directors, thereby controlling the management, policies and business operations of the Company. Such control could have the effect of entrenching current management and delaying or discouraging a takeover of the Company.

                                USE OF PROCEEDS

    There will be no cash proceeds to the Company resulting from the Exchange Offer. The Company used the net proceeds received from the offering of the Old Notes (approximately $225.6 million, after deducting the estimated expenses of the offering of the Old Notes) (i) to fund the Company's share of the estimated remaining construction costs of the Lawrenceburg Casino project, including the development and opening of a temporary gaming facility ($94.3 million), (ii) to repay all indebtedness outstanding under the Former Bank Credit Facility ($91.4 million), which facility was terminated upon such repayment and (iii) for general corporate purposes ($39.9 million). Borrowings under the Former Credit Facility were incurred to fund (a) a portion of the costs incurred in connection with the Company's acquisition of Jazz Enterprises, Inc., (b) a portion of the construction costs of the recent expansion projects at the Company's Riverside and Baton Rouge casinos, and (c) the Company's share of the initial costs of developing the Lawrenceburg Casino project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." For a more complete discussion of the Company's expansion and development projects, see "Business."

    The portion of the proceeds used for funding the construction costs of the Lawrenceburg Casino project are being held in a disbursement account. Pursuant to the terms of the disbursement agreement governing the disbursement account, there are certain conditions and limitations affecting the ability of the Company to draw upon such funds. See "Description of Exchange Notes -- Cash Collateral and Disbursement Agreement."

    Until required for the foregoing purposes, the net proceeds of the offering of the Old Notes are being invested in short-term, investment grade, interest bearing securities.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The sole purpose of the Exchange Offer is to fulfill the obligations of the Company and the Guarantors with respect to the registration of the Old Notes.

    The Old Notes were originally issued and sold on June 5, 1996 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act. In connection with the sale of the Old Notes, the Company, the Guarantors and the Initial Purchasers entered into a registration rights agreement dated June 5, 1996 (the "Registration Rights Agreement") pursuant to which the Company and the Guarantors agreed, for the benefit of the holders of Old Notes, that they will, at their cost, (i) within 30 days after the date of original issue of the Old Notes use their respective reasonable best efforts to file a registration statement in accordance with the Securities Act (an "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Old Notes for the Exchange Notes, which will have terms substantially identical in all material respects to the Old Notes and (ii) use their reasonable best efforts to cause such Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after such issue date. Upon such Exchange Offer Registration Statement being declared effective, the Company agreed to offer to holders of Old Notes who are able to make certain representations an opportunity to exchange properly tendered Old Notes for Exchange Notes. The Company has agreed to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of such Exchange Offer is mailed to the holders of Old Notes.

    In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 165 days of the date of original issue of the Old Notes, the Company and the Guarantors will, at their own expense, use their reasonable best efforts to (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"), (b) cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) keep effective such Shelf Registration Statement until the earlier of 36 months following the date of original issue of the Old Notes and such time as all of the Old Notes have been sold thereunder or otherwise cease to be a Transfer Restricted Security (as defined in the Registration Rights Agreement). The Company and the Guarantors will, in the event a Shelf Registration Statement is required to be filed by them, provide to each holder of Old Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder of Old Notes when such Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which is applicable to such a holder (including certain indemnification and contribution rights and obligations).

    If (a) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to the 120th day after the date of original issuance of the Notes (the "Effectiveness Target Date"), (b) an Exchange Offer Registration Statement becomes effective and the Company and the Guarantors fail to consummate the Exchange Offer within 45 days of the earlier of the effectiveness of such registration statement or the Effectiveness Target Date, or (c) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Old Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Company and the Guarantors will be required to pay Liquidated Damages to each Noteholder. See "Old Notes Registration Rights; Liquidated Damages."

TERMS OF THE EXCHANGE

    The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and the Letter of Transmittal accompanying the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Old Notes. The Terms of the Exchange Notes are substantially identical to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any Old Notes) are not entitled to certain registration rights and certain liquidated damages provisions which are applicable to the Old Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.

    Based on its view of interpretations set forth in no-action letters issued by the Staff to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Old Notes directly from the Company or (iii) a broker-dealer who acquired Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Old Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of Exchange Notes. The Company has agreed that, for a period of 180 days after the Registration Statement is declared effective, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Tendering holders of Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

    The Exchange Notes will bear interest from June 5, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from June 5, 1996 to the date of the issuance of the Exchange Notes. The Exchange Notes will bear interest at a rate of 13 1/4% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1996.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

    The  Exchange Offer  expires on  the Expiration  Date. The  term "Expiration
Date" means 5:00 p.m.,  New York City time,  on               , 1996 unless  the
Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to First National Bank of Commerce (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

    The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes for any reason, including if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and
(ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Old Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Old Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for Old Notes on the Exchange Date.

    If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent to given to holders of Old Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

    This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Old Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Notes.

HOW TO TENDER

    The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    GENERAL PROCEDURES

    A holder of an Old Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of a registered holder appearing on the note register for the Old Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes should contact such holder promptly and instruct such holder to tender Old Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Old Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    THE METHOD OF DELIVERY OF OLD NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide his taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

    GUARANTEED DELIVERY PROCEDURES

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Old Notes being tendered, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceeded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely Book-Entry Confirmation).

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By tendering Old Notes and executing the Letter of Transmittal, the Transferor certifies that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate of the Company, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In addition, if the Transferor is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

WITHDRAWAL RIGHTS

    Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of Old Notes to be withdrawn, the principal amount of Old Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered holder of such Old Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

    The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving Exchange Notes from the Company and causing the Old Notes to be assigned, transferred and exchanged. Upon the terms and subject to conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes. Old Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Staff referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

    Any   determination   by   the  Company   concerning   the   fulfillment  or
nonfulfillment of any conditions will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Old Notes tendered and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

    First National Bank of Commerce has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at:

              BY MAIL:                 BY HAND DELIVERY/OVERNIGHT DELIVERY:
       Trust Security Services                Trust Security Services
   First National Bank of Commerce        First National Bank of Commerce
           P.O. Box 60279                       210 Baronne Street
  New Orleans, Louisiana 70160-0279               Basement Level
      Attention: Rebecca Norton            New Orleans, Louisiana 70112
                                             Attention: Rebecca Norton

                           Telephone: (504) 623-7581
                           Facsimile: (504) 623-1095

    Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

    The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, legal fees and miscellaneous expenses will be paid by the Company and are estimated to be approximately $150,000.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

    HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Old Notes for Exchange Notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

    Participation in the Exchange Offer is voluntary and holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Exchange Notes." All untendered Old Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Old Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange Old Notes."

    The Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the cash and cash equivalents, short-term indebtedness and total capitalization of the Company as of March 31, 1996 on an actual basis and as adjusted to reflect the issuance and sale of the Old Notes and the application of the net proceeds therefrom.

                                                                                  AT MARCH 31, 1996
                                                                              --------------------------
                                                                                ACTUAL     AS ADJUSTED
                                                                              ----------  --------------
                                                                                    (IN THOUSANDS)
Cash and cash equivalents...................................................  $   28,129  $   163,741(a)
                                                                              ----------  --------------
                                                                              ----------  --------------
Total debt (b):
  Existing Bank Credit Facility.............................................  $   71,000  $        --
  Notes offered hereby......................................................                  235,000
  Note payable..............................................................       9,202        9,202
  Convertible Subordinated Notes............................................     115,000      115,000
                                                                              ----------  --------------
    Total debt..............................................................     195,202      359,202
Stockholders' equity:
  Preferred stock; $.01 par value per share; 10,000,000 shares authorized;
   none outstanding.........................................................          --           --
  Redeemable common stock; $.01 par value per share; 85 shares authorized;
   none outstanding.........................................................          --           --
  Common stock; $.01 par value per share; 60,000,000 shares authorized;
   24,333,333 shares outstanding (c)........................................         243          243
  Capital in excess of par value............................................      71,865       71,865
  Retained earnings.........................................................      24,385       23,400(d)
                                                                              ----------  --------------
    Total stockholders' equity..............................................      96,493       95,508
                                                                              ----------  --------------
Total capitalization........................................................  $  291,695  $   454,710
                                                                              ----------  --------------
                                                                              ----------  --------------

- ---------------
(a) Such amount includes restricted cash in the amount of $94.3 million that upon consummation of the offering of the Old Notes was deposited in a disbursement account under the control of a disbursement agent solely for use in connection with developing the Lawrenceburg Casino project. Pursuant to the terms of the disbursement agreement governing the disbursement account, there are certain conditions and limitations affecting the ability of the Company to draw upon such funds. See "Description of Exchange Notes -- Cash Collateral and Disbursement Agreement" and "-- Certain Covenants -- Limitation on Use of Proceeds."

(b) For a further description of the Company's debt, see "Description of Certain Indebtedness" and Note 3 of Notes to Consolidated Financial Statements. In March 1995, the Company entered into the Former Bank Credit Facility pursuant to which the Company could borrow up to $20 million under a revolving line of credit and up to an additional $80 million which would be available under an expansion line for the Company's expansion projects. The total indebtedness outstanding under the Former Bank Credit Facility was $91.4 million on the closing date of the offering of the Old Notes. In connection with the offering of the Old Notes, all amounts outstanding under the Former Bank Credit Facility were repaid in full and the Company terminated the facility.

(c) Does not include 2,500,000 shares of common stock available under the Company's 1993 Employee Stock Option Plan (of which options covering 2,445,253 shares are outstanding, options covering 569,705 shares of which are exercisable as of the date of this Offering Memorandum) and 50,000 shares of common stock available under the Company's 1993 Directors Option Plan (of which options covering 21,000 shares are outstanding, options covering 17,000 shares of which are exercisable as of the date of this Offering Memorandum).

(d) Reflects an approximately $1.6 million pre-tax non-cash extraordinary charge ($1.0 million net of tax) arising from the accelerated writeoff of deferred finance costs related to the early extinguishment of the Existing Bank Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data for the Company presented below under the captions "Income Statement Data" and "Balance Sheet Data" for and as of the end of each of the five years ended December 31, 1995 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The selected income statement data for the three months ended March 31, 1995 and 1996 and the selected balance sheet data at March 31, 1995 and 1996 have been derived from the unaudited condensed consolidated financial statements which are also included in this Prospectus and include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of its consolidated financial position and results of operations for such periods. The following information should be read in conjunction with the consolidated financial statements and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

    The Company believes that the results of operations for each of the five years in the period ended December 31, 1995, are not readily comparable to each other because (i) the Alton Belle Casino commenced operations in September 1991, was substantially expanded in May 1993, was affected by severe flooding experienced in the St. Louis area in the summer of 1993 and was the only casino that operated until June 1993, (ii) the Argosy Casino in Riverside commenced operations on June 22, 1994 on a riverboat that offered only the limited forms of casino gaming then permitted under Missouri law and on December 9, 1994 expanded its operations to offer additional casino gaming, including slot machines, (iii) the Belle of Baton Rouge commenced operations on September 30, 1994 through a 90% interest in a joint venture, which became a 100% subsidiary of the Company on June 6, 1995 (effective May 30, 1995), and (iv) the Company became the manager of the Belle of Sioux City on October 4, 1994 and on December 1, 1994 became the 70% general partner of the Belle of Sioux City, L.P.

                                                                                                 THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                      MARCH 31,
                                        ------------------------------------------------------  --------------------
                                         1991(A)     1992       1993       1994        1995       1995       1996
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Casino..............................  $  10,703  $  49,742  $  60,182  $ 138,425  $  237,613  $  56,593  $  58,791
  Admissions..........................      2,975      5,990      6,440     12,177      15,300      4,168      1,995
  Food, beverage and other............      1,267      3,544      4,381     12,036      18,537      3,703      6,055
  Less: promotional allowances........       (826)    (1,257)    (3,478)    (9,593)    (18,759)    (4,090)    (4,152)
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
      Net revenues....................     14,119     58,019     67,525    153,045     252,691     60,374     62,689
Costs and expenses:
  Casino..............................      5,478     19,521     25,308     64,997     117,725     28,987     29,071
  Food, beverage and other............      1,009      2,827      4,490     11,876      17,242      4,160      5,276
  Other operating expenses............      1,203      3,346      5,078      9,897      16,910      3,384      4,368
  Selling, general and
   administrative.....................      1,634      5,207      8,903     23,674      45,814     12,577     14,318
  Depreciation and amortization.......        656      2,089      3,333      9,846      20,450      4,579      5,889
  Development and preopening..........      1,569         --      4,609      9,761       3,411        466      1,855
  Flood costs (b).....................         --         --      1,477         --          --         --         --
  Retirement benefit (c)..............         --      1,595         --         --          --         --         --
  Notes receivable writeoff...........         --         --         --         --       3,477         --         --
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                           11,549     34,585     53,198    130,051     225,029     54,153     60,777
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
      Income from operations..........      2,570     23,434     14,327     22,994      27,662      6,221      1,912
Other income (expense):
  Interest income.....................         --         --      1,254      1,081         436         98         90
  Interest expense:
      Amortization of accommodation
       fee............................     (1,549)    (6,951)        --         --          --         --         --
      Other...........................       (328)      (931)      (800)    (8,182)    (14,708)    (3,942)    (4,211)
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
Income before income taxes and
 minority interest....................        693     15,552     14,781     15,893      13,390      2,377     (2,209)
Income tax benefit (expense)..........        (34)      (338)    (3,956)    (6,453)     (6,621)      (934)       867
Minority interest.....................         --         --         --        195         184         25        295
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
      Net income (loss)...............  $     659  $  15,214  $  10,825  $   9,635  $    6,953  $   1,468  $  (1,047)
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------

                                                                                                 THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                      MARCH 31,
                                        ------------------------------------------------------  --------------------
                                         1991(A)     1992       1993       1994        1995       1995       1996
                                        ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) per share...........         --         --         --  $    0.40  $     0.29  $    0.06  $   (0.04)
Shares outstanding....................         --         --         --     24,333      24,333     24,333     24,333
Ratio of earnings to fixed charges
 (d)..................................       1.2x       3.0x      16.0x       2.3x        1.5x       1.5x         --(d)
Pro forma ratio of earnings to fixed
 charges (d)..........................         --         --         --         --        1.3x                    --(d)
Pro forma net income per share (e)....             $     .36  $     .38  $      --  $      .23
Pro forma shares outstanding (e)......                20,552     23,764         --      24,333                24,333
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.............  $   2,088  $   2,749  $   7,404  $  18,291  $   16,159  $  14,220  $  28,129
Total assets..........................     23,596     21,022     94,635    232,831     309,882    242,270    344,925
Long-term debt including current
 maturities...........................     10,452      4,693      4,332    115,431     169,702    119,118    195,202
Total stockholders' equity............        547      2,812     80,952     90,587      97,540     92,055     96,493

- ---------------
(a) The income statement data for the year ended December 31, 1991 includes preopening expenses associated with the developmental stage of the Company through September 10, 1991, the date the Company was granted a gaming license by the Illinois Gaming Board. The Company received no operating revenues prior to September 10, 1991.

(b) During the early summer and early fall of 1993, the St. Louis metropolitan area experienced severe flooding along the Mississippi river front. While the Company remained operational during the flooding, it experienced an increase in expenses to remain operational and its attendance during the period declined. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) Represents a fully vested retirement benefit that is payable to an officer of the Company and was expensed in its entirety during 1992.

(d) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and one third of rental expense (the portion deemed representative of the interest factor)). The Company's earnings were inadequate to cover fixed charges for the three months ended March 31, 1996 by approximately $3.6 million. The pro forma ratio of earning to fixed charges reflects the net increase in interest expense related to the issuance of that portion of the Old Notes necessary to retire amounts outstanding under the Former Bank Credit Facility as of December 31, 1995 and March 31, 1996. The Company's earnings were inadequate to cover pro forma fixed charges for the three months ended March 31, 1996 by approximately $4.2 million.

(e) From their inception until a reorganization that was effected on February 25, 1993, certain predecessor entities of the Company elected to be treated as S Corporations under the Internal Revenue Code and were not generally subject to corporate income taxes. The pro forma net income amount for the years ended December 31, 1992 and 1993 have been determined assuming the reorganization had occurred on January 1, 1992 resulting in the Company being treated as a C Corporation for tax purposes as of that date and to reflect the use of a portion of the net proceeds of the Company's initial public offering to retire debt. The pro forma tax provision for 1993 has been computed using an effective tax rate of 39%. The pro forma tax provision for 1992 has been computed using an effective tax rate of 51%, which differs from the statutory rate principally due to an an assumed difference between book and tax treatment of amortization of the $8.5 million accomodation fee paid to a stockholder of a predecessor entity of the Company. See Notes 1, 4, 8 and 11 of the Notes to the Consolidated Financial Statements. In addition, pro forma net income per share for the year ended December 31, 1995 reflects the Jazz Acquisition as if it had occurred on January 1, 1995. The Company's pro forma net revenue, income from operations, interest expense and net income giving such effect to the Jazz Acquisition for the year ended December 31, 1995 is $252.7 million, $26.8 million, $15.5 million and $5.7 million, respectively. The Company's pro forma net revenue, income from operations, interest expense and net income giving such effect to the Jazz Acquisition for the three months ended March 31, 1995 is $60.4 million, $5.7 million, $4.4 million and $1.3 million, respectively. See Note 7 of the Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company opened its first riverboat casino, the Alton Belle Casino, in Alton, Illinois in September 1991. Subsequently, the Company opened the Argosy Casino in Riverside, Missouri in June 1994; the Belle of Baton Rouge in Baton Rouge, Louisiana in September 1994; and through a management agreement, the Belle of Sioux City in Sioux City, Iowa in October 1994. The Company, through a 70% general partnership interest, began consolidating the results of the Belle of Sioux City on January 1, 1995. In addition, the Company, through its 57.5% equity interest in Indiana Gaming L.P., is developing the Lawrenceburg Casino project, which the Company anticipates opening with a temporary gaming facility in the fourth quarter of 1996 and with a permanent gaming facility, not later than 12 months thereafter. The Company's results of operations for the year ended December 31, 1993 reflect only the operations of the Alton Belle Casino. The results of operations for the year ended December 31, 1994 reflect a full year of operations of the Alton Belle Casino, and reflect operations from the Argosy Casino in Riverside, Belle of Baton Rouge and Belle of Sioux City from their respective opening dates. The results of operations for the year ended December 31, 1995 reflect a full year of operations for each of the Company's four existing gaming properties.

    The Company believes that the results of operations for the years ended December 31, 1993, 1994 and 1995, are not readily comparable to each other, and may not be indicative of results of operations for future periods, due to the operational impact at the Alton Belle Casino of the severe flooding in the St. Louis area in 1993, the timing of the opening of the Company's properties, certain changes in Missouri gaming regulations, and substantial present and expected future increases in gaming competition in all of the Company's gaming markets. The Company will face increased competition in the St. Louis and Kansas City areas as new riverboat casinos are expected to open in these markets. Accordingly, the Company belives that it may be more difficult in the future to sustain historical levels of operating revenues and profitability at certain of its properties.

    During the fourth quarter of 1995 and for the first two months of 1996, the Company experienced severe weather conditions at its two primary revenue generating gaming facilities, the Alton Belle Casino and the Argosy Casino in Riverside, and accordingly, both revenue and EBITDA were below management's expectations. The Company also experienced increased levels of competition at these two gaming facilities during the first quarter of 1996, as compared to the first quarter of 1995, which has negatively impacted profitability at these two facilities. The Company expects competition to further increase during the remaining three quarters of 1996 and into 1997 and accordingly, expects profitability at these two facilities to be below levels generated in the comparable prior year periods. To respond to competitive pressures in the Kansas City market, the Company opened in mid-January 1996 a new $45 million entertainment pavilion at the Argosy Casino in Riverside featuring nightclub, restaurant and conference facilities. The initial response to the new Riverside facility, in terms of increased customer patronage, has been strong. Management believes that the newly expanded Riverside facility has been, and will continue for the foreseeable future, favorably received by the Kansas City gaming market as a high quality, competitive gaming property. Further, for both competitive and capacity reasons, the Company is considering opening a second vessel for the Argosy Casino in Riverside.

    In addition, in connection with the offering of the Old Notes all amounts outstanding under the Former Bank Credit Facility were repaid in full and the Company terminated the credit facility. As a result, the Company incurred an approximately $1.6 million pre-tax non-cash extraordinary charge ($1.0 million net of tax or $0.04 per share) in the second quarter of 1996 to reflect the accelerated writeoff of deferred finance costs related to the early extinguishment of the Former Bank Credit Facility. The factors described in this and the preceding paragraph, together with the increased interest expense associated with increased borrowings under the Former Bank Credit Facility and the offering of the Old Notes and increased depreciation and preopening expenses associated with the Company's recently opened land-based entertainment pavilion in Riverside, the Baton Rouge Catfish Town development and Lawrenceburg project and professional fees incurred in connection with the Indiana grand jury document subpeona and special independent counsel report, are likely to result in the Company's revenues, EBITDA and net income for the first half of 1996 being significantly less than reported in the comparable 1995 period.

    The following table highlights the results of operations for the Company's operating subsidiaries (amounts in thousands):

                                                                                    THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,            MARCH 31,
                                                ---------------------------------  --------------------
                                                  1993      1994 (1)      1995       1995       1996
                                                ---------  ----------  ----------  ---------  ---------
GROSS REVENUES
  Alton Belle Casino..........................  $  71,003  $  104,038  $   89,262  $  20,840  $  20,290
  Argosy Casino Riverside.....................                 37,224     106,946     26,305     26,614
  Belle of Baton Rouge/Catfish Town...........                 20,976      52,729     11,920     14,470
  Belle of Sioux City.........................                             22,500      5,399      5,217
                                                ---------  ----------  ----------  ---------  ---------
    Total Properties..........................  $  71,003  $  162,238  $  271,437  $  64,464  $  66,591
                                                ---------  ----------  ----------  ---------  ---------
                                                ---------  ----------  ----------  ---------  ---------
NET REVENUES
  Alton Belle Casino..........................  $  67,525  $   96,983  $   85,992  $  20,140  $  19,663
  Argosy Casino Riverside.....................                 35,351      94,058     23,353     23,904
  Belle of Baton Rouge/Catfish Town...........                 20,319      50,639     11,574     13,795
  Belle of Sioux City.........................                             21,994      5,311      5,084
                                                ---------  ----------  ----------  ---------  ---------
    Total Properties..........................  $  67,525  $  152,653  $  252,683  $  60,378  $  62,446
                                                ---------  ----------  ----------  ---------  ---------
                                                ---------  ----------  ----------  ---------  ---------
INCOME FROM OPERATIONS
  Alton Belle Casino (2)......................  $  19,909  $   28,817  $   22,446  $   5,319  $   3,919
  Argosy Casino Riverside (3).................                  2,472      22,057      6,111      2,488
  Belle of Baton Rouge/Catfish Town (4)(5)....                  2,843       1,222     (1,396)     1,774
  Belle of Sioux City (2).....................                              3,137        993        414
                                                ---------  ----------  ----------  ---------  ---------
    Total Properties..........................  $  19,909  $   34,132  $   48,862  $  11,027  $   8,595
                                                ---------  ----------  ----------  ---------  ---------
                                                ---------  ----------  ----------  ---------  ---------
EBITDA (6)
  Alton Belle Casino (2)......................  $  23,225  $   32,728  $   26,734  $   6,348  $   4,951
  Argosy Casino Riverside (3).................                  6,450      29,452      7,672      4,986
  Belle of Baton Rouge/Catfish Town (4)(5)....                  3,995       7,056        (94)     3,306
  Belle of Sioux City (2).....................                              3,610      1,027        599
                                                ---------  ----------  ----------  ---------  ---------
    Total Properties..........................  $  23,225  $   43,173  $   66,852  $  14,953  $  13,842
                                                ---------  ----------  ----------  ---------  ---------
                                                ---------  ----------  ----------  ---------  ---------

- ------------
(1) The operations of the Belle of Sioux City have not been included as they are not material.

(2) Income from operations is presented before consideration of management fees or intercompany charges paid to the Company and, in the case of the Belle of Sioux City, before the 30% minority interest.

(3) Income from operations and EBITDA for the Argosy Casino in Riverside for the year ended December 31, 1994 and the three months ended March 31, 1996 reflect the incurrence of $2.5 million and $.3 million, respectively, of preopening expenses. The Argosy Casino in Riverside opened on June 22, 1994. The land-based entertainment pavilion at the Riverside casino opened on January 15, 1996.

(4) Income from operations and EBITDA for the Belle of Baton Rouge for the year ended December 31, 1994 reflect the incurrence of $2.6 million of preopening expenses. The Belle of Baton Rouge opened September 30, 1994.

(5) Includes operating loss of approximately $1.2 million for the year ended December 31, 1995, and $.5 million for the three months ended March 31, 1996, primarily depreciation and amortization related to the Catfish Town land based development in Baton Rouge.

(6) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is presented before any management fees or intercompany charges paid to the Company. EBITDA should not be construed as an alterative to operating income, or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flow or a measure of liquidity. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. The Company has other significant uses of cash flows, including capital expenditures, which are not reflected in EBITDA.

RESULTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    CASINO -- Casino revenues for the three months ended March 31, 1996 increased to $58.8 million from $56.6 million for the three months ended March 31, 1995. Alton casino revenues decreased from $19.2 million to $18.5 million due to severe weather conditions in January and February 1996. Riverside casino revenues increased from $21.0 million to $22.2 million due to the opening of the Company's permanent land based entertainment pavilion on January 15, 1996, offset by the severe weather conditions experienced in January and February 1996. Baton Rouge casino revenues increased $1.9 million from $11.4 million to $13.3 million. Sioux City casino revenues decreased $.2 million to $4.9 million due to severe weather conditions in January and February 1996.

    Casino expenses remained constant at approximately $29 million for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995. Gaming taxes and admission taxes increased to $11.4 million and $4.6 million, respectively, for the three month period ended March 31, 1996 from $11.0 million and $4.3 million respectively in 1995 which is proportionate with the increases in casino revenues and customer boardings. Other casino operating expenses remained approximately the same in 1996 as in 1995.

    FOOD, BEVERAGE AND OTHER -- Food, beverage and other revenues increased $2.4 million to $6.1 million for the three month period ended March 31, 1996 primarily due to increased food, beverage and other sales at the expanded Riverside and Baton Rouge facilities. Riverside revenues increased from $1.1 million to $2.5 million while Baton Rouge revenues increased from $.6 million to $1.1 million. Alton and Sioux City food, beverage and other revenues remained stable compared to the three month period ended March 31, 1995. Food beverage and other net profit improved $1.3 million to $.8 million for the three months ended March 31, 1996 due primarily to improved operating efficiencies in the Company's food and beverage operations.

    OTHER OPERATING EXPENSES -- Other operating expenses increased $1.0 million to $4.4 million for the three months ended March 31, 1996. This increase is primarily due to the opening of the permanent land-based entertainment pavilion at Riverside, the addition of the restaurant barge in Sioux City and the additional services needed for the severe weather conditions in January and February 1996 experienced at the Alton, Riverside and Sioux City casinos.

    SELLING, GENERAL AND ADMINISTRATIVE -- Selling, general and administrative expenses increased $1.7 million to $14.3 million for the three months ended March 31, 1996. Increases of $.4 million and $.2 million, respectively, in Alton and Riverside relate primarily to increases in advertising expenses due to increased competition and the opening of the Riverside permanent facility. Additionally, the Company recorded a charge of approximately $1.5 million in professional and other fees related to its response to a Marion County, Indiana grand jury document subpoena and the related termination of a private placement of first mortgage notes.

    DEPRECIATION AND AMORTIZATION -- Depreciation and amortization increased $1.3 million from $4.6 million for the three months ended March 31, 1995 to $5.9 million for the three months ended March 31, 1996. This increase is primarily due to increased depreciation in Riverside in connection with the Company's land based entertainment pavilion which opened on January 15, 1996 at an approximate cost of $45 million.

    DEVELOPMENT AND PREOPENING COSTS -- Development and preopening costs increased from $.5 million for the three month period ending March 31, 1995 to $1.9 million for the three month period ending March 31, 1996. The primary increase is due to expenses related to developing the casino in Lawrenceburg, Indiana, which has an anticipated opening date for the temporary facility of the fourth quarter of 1996.

    INTEREST EXPENSE -- Net interest expense increased $.3 million to $4.1 million for the three months ended March 31, 1996. The increase is attributable to interest expense on a higher level of borrowings on the $100 million revolving secured line of credit.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated net revenues rose to $252.7 million for the year ended December 31, 1995 from $153.0 million for the year ended December 31, 1994. Net revenues in Alton decreased to $86.0 million from $97.0 million due primarily to the full year effect of increased competition in the St. Louis market beginning in May 1994 and by the addition of slot machines in Missouri casinos in December 1994. Additionally, due to competitive circumstances the Company ceased charging admissions in Alton in November 1994. Admission revenue in Alton was $7.1 million during the year ended December 31, 1994. Net revenues in Riverside increased $58.7 million to $94.1 million as the casino was open for a full year with full scale gaming compared with offering games of skill in 1994. Net revenues contributed in Baton Rouge were $50.3 million, for the year ended December 31, 1995 versus $20.3 million in 1994.

    CASINO -- Casino revenues for the year ended December 31, 1995 increased to $237.6 million from $138.4 million for the year ended December 31, 1994. Riverside, Baton Rouge and Sioux City contributed casino revenues of $86.4 million, $48.9 million and $20.9 million, respectively, for the year ended December 31, 1995 verses a combined $49.6 million in 1994. Alton casino revenues decreased from $88.9 million to $81.4 million due to increased competition in the St. Louis area.

    Casino and other operating expenses increased approximately $59.7 million over 1994 due to the operating expenses of the Riverside, Baton Rouge and Sioux City casinos. Of this increase, gaming taxes and admissions taxes increased $18.9 million and $8.8 million, respectively, which is proportionate with the increases in casino revenues and customer boardings. The remaining casino and other operating expenses were $17.5 million and $7.6 million in Baton Rouge and Sioux City, respectively for the year ended December 31, 1995. The remaining casino and other operating expenses at Riverside increased $12.1 million to $23.1 million as a result of the casino being open for a full year in 1995 compared with six months in 1994.

    FOOD, BEVERAGE AND OTHER -- Food, beverage and other revenues increased $6.5 million over the prior year to $18.5 million. Alton's food, beverage and other revenues decreased slightly to $7.8 million as compared to $8.1 million for the year ended December 31, 1994. Riverside, Baton Rouge and Sioux City contributed $5.2 million, $3.5 million and $1.6 million, respectively, for the year ended December 31, 1995 versus a combined $3.5 million in 1994. Food, beverage and other net profit margin improved from $.2 million for the year ended December 31, 1994 to $1.3 million for the year ended December 31, 1995.

    SELLING, GENERAL AND ADMINISTRATIVE -- Selling, general and administrative expenses increased $22.1 million to $45.8 million for the year ended December 31, 1995. Alton's selling, general and administrative expenses decreased $1.2 million to $9.6 million for the year ended December 31, 1995 due to a concentrated effort to refocus marketing strategies. The additional increase is due to the Company operating three additional casinos for a full year in 1995 and other costs associated with the Company's substantial growth during this period.

    DEPRECIATION AND AMORTIZATION -- Depreciation and amortization expense increased from $9.8 million to $20.4 million primarily as a result of opening three new casinos in 1994.

    DEVELOPMENT AND PREOPENING COSTS -- Development and preopening costs decreased from $9.8 million to $6.9 million for the year ended December 31, 1995, due primarily to costs related to the opening of the three new casinos in 1994. During the year ended December 31, 1995 the Company recorded a $3.5 million charge primarily related to loans made pursuant to a lease option related to the development of a downtown St. Louis casino. Preopening costs for the year ended December 31, 1994 for Riverside and Baton Rouge were $2.5 million and $2.6 million, respectively.

    INTEREST EXPENSE -- Net interest expense increased to $14.3 million for the year ended December 31, 1995, compared to $7.1 million for the year ended December 31, 1994. The primary reason for the increase was the full year effect of the 12% Convertible Subordinated Notes which were issued in June 1994 and increased borrowings on the line of credit in the year ended December 31, 1995. The increased borrowings were used by the Company to fund its expansion projects in Baton Rouge, Riverside and Lawrenceburg.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993.

    Consolidated net revenues rose from $67.5 million for the year ended December 31, 1993 to $153.0 million for the year ended December 31, 1994. Net revenues in Alton increased from $67.5 million to $97.0 million due to operating the larger Alton Belle II for a full year in 1994. In addition, the Riverside and Baton Rouge casinos, generated net revenues of $35.4 million and $20.3 million, respectively.

    CASINO -- Casino revenues for the year ended December 31, 1994 increased to $138.4 million from $60.2 million in 1993. Riverside and Baton Rouge contributed $29.6 million and $20.0 million, respectively for the year ended December 31, 1994. Casino revenues in Alton increased to $88.9 million from $60.2 million mainly due to the full year of operations of the larger Alton Belle II which opened in May 1993.

    Casino and other operating expenses increased approximately $44.5 million due to the opening of the Riverside and Baton Rouge casinos in 1994. Of this increase, gaming taxes and admission taxes increased $15.4 and $6.5 million, respectively, which is proportionate with the increases in casino revenues and customer boardings. The remaining casino and other operating expenses were $11.0 million and $5.6 million in Riverside and Baton Rouge, respectively for the year ended December 31, 1994. The remaining Alton casino and other operating expenses increased to $21.7 million for the year ended December 31, 1994 from $15.8 million in 1993 due to the full year of operations of the Alton Belle II in 1994.

    FOOD, BEVERAGE AND OTHER -- Food, beverage and other revenue increased $7.7 million over the prior year to $12.0 million. Alton's food, beverage and other revenue increased from $4.4 in 1993 to $8.1 million in 1994 due to the expanded food and beverage facilities at the Alton Belle II being open for an entire year and severe flooding during 1993. Riverside and Baton Rouge contributed $2.5 million and $1.0 million, respectively for the year ended December 31, 1994. Food, beverage and other net profit margin improved from ($.1) million for the year ended December 31, 1993 to $.2 million for the year ended December 31, 1994.

    SELLING, GENERAL AND ADMINISTRATIVE -- Selling, general and administrative expenses increased $14.8 million to $23.7 million for the year ended December 31, 1994. This increase is due primarily to the Company opening two new casinos in Riverside and Baton Rouge, expanded advertising, promotional and bus programs as a result of increased competition from three casino in the St. Louis area, and increased corporate personnel, legal and professional, insurance and other costs associated with the Company's growth efforts.

    DEPRECIATION AND AMORTIZATION -- Depreciation and amortization expense increased $6.5 million in 1994 to $9.8 million primarily as a result of opening the Riverside and Baton Rouge casinos and the purchase of a gaming vessel which was in use in Sioux City, Iowa.

    DEVELOPMENT, PREOPENING AND RELATED COSTS -- Development and preopening costs increased $5.2 million to $9.8 million for the year ended December 31, 1994 due to approximately $2.6 and $2.5 million of preopening expenses associated with the Company's Baton Rouge and Riverside casinos, respectively as well as costs associated with unsuccessful gaming opportunities and related referenda costs.

    INTEREST EXPENSE -- Net interest expense increased to $7.1 million for the year ended December 31, 1994 compared to net interest income of $0.5 million in 1993. The primary reason for the increase is the issuance of the 12% Convertible Subordinated Notes in June 1994 and the interest incurred on a revolving line of credit, which was outstanding from January 29, 1994 through June 6, 1994.

LIQUIDITY AND CAPITAL RESOURCES

    In the three months ended March 31, 1996 the Company generated cash flows from operating activities of $5.8 million compared to $14.5 million for the same period in 1995. The decrease in cash flow is primarily attributed to decreased operating margins and increased preopening and development expenses in 1996 compared to 1995 and, additionally, to the timing of expenditures related to operating accounts payable.

    In the three months ended March 31, 1996, the Company used cash flows for investing activities of $29.4 million versus $14.9 million for the three months ended March 31, 1995. The primary use of funds was the investment of $29.3 million in property, plant and equipment. Riverside, Lawrenceburg and the Catfish Town facility at Baton Rouge had capital expenditures of $10.6 million, $9.6 million and $7.5 million, respectively, for the three-month period ended March 31, 1996. The primary uses of funds for the three-month period ending March 31, 1995 were increases in notes receivable of $2.3 million and capital expenditures of $12.6 million.

    During the three months ended March 31, 1996, the Company generated $35.6 million in cash flows from financing activities compared to using $3.7 million of cash flows from financing activities for the same period in 1995. The primary sources of cash flows in 1996 were $25.5 million of proceeds from the bank line of credit and $10.4 million in capital contributions from the Company's partner in Lawrenceburg.

    In the year ended December 31, 1995, the Company generated cash flows from operating activities of $49.9 million compared to $24.8 million for 1994 due primarily to the full year effect of the opening of the Argosy Casino in Riverside on June 22, 1994, the opening of the Belle of Baton Rouge on September 30, 1994 and the opening of the Belle of Sioux City on October 4, 1994.

    In the year ended December 31, 1995, the Company used cash flows for investing activities of $86.6 million, compared to $118.7 million in 1994. The primary uses for the year ended December 31, 1995 were the investment of approximately $23.4 million for the construction of the Company's project in Baton Rouge, approximately $36.0 million in connection with the Company's permanent facility in Riverside, Missouri and $9.4 million relating to the acquisition of Jazz Enterprises, Inc. on June 6, 1995. The primary uses in 1994 were capital expenditures of $112.0 million, and advances of $9.6 million in notes receivable to certain of its investment partners offset by sales of $4.3 million of marketable securities.

    During the year ended December 31, 1995, the Company generated $34.6 million of cash flows from financing activities compared to $104.8 million for 1994. In 1995 the primary sources of funds were borrowings under the Company's line of credit of $45.5 million offset by $6.5 million in payments of debt and installment contracts and $2.4 million of deferred finance costs. The primary source of these funds in 1994 was $115 million in proceeds from the sale of its 12% Convertible Subordinated Notes in June 1994 offset by $7.0 million in payments on long-term debt and installment contracts and a $4.8 million increase in other assets.

    As of March 31, 1996, the Company had approximately $28.1 million of cash and cash equivalents and $1.9 million of marketable securities.

    On March 8, 1995, the Company entered into its $100 million Former Bank Credit Facility. The Company repaid all borrowings outstanding under and terminated the Former Bank Credit Facility with a portion of the net proceeds from the offering of the Old Notes.

    The Company has made a significant investment in property and equipment and plans to make significant additional investments at its existing properties and into additional jurisdictions, particularly Lawrenceburg, Indiana. As a result of its June 1995 acquisition of Jazz, the Company is now the developer of the Catfish Town real estate project in Baton Rouge, Louisiana. The Company estimates that the completion of the Catfish Town project will cost an additional approximately $ million as of June 30, 1996. Further, if the Predecessor's status as an S Corporation, which has been asserted as an issue by the IRS during an ongoing audit, is successfully challenged, the Company currently estimates that it would require up to approximately $11.6 million (excluding penalties) to fund the potential income tax liability. See "Risk Factors -- Potential Income Tax Liability."

    The Company estimates that the total costs of opening a temporary gaming facility and completing the permanent Lawrenceburg Casino and entertainment project is approximately $210 million. As of June 30, 1996, approximately $ million had been expended on the project. Of the remaining $ million in Lawrenceburg construction costs, approximately $25 million is anticipated to be funded through equipment financing from third party lenders and approximately $ million will be funded by the Company and Conseco, 57.5% of which will be funded by the Company and 42.5% of which will be funded by Conseco. In the event project costs exceed the budgeted $210 million total project cost the Company and Conseco will fund such costs on the same percentages up to a total project cost of $225 million. Any project costs in excess of $225 million must be funded solely by the Company. The Company will use $94.3 million of the net proceeds of the offering of the Old Notes to finance its share of remaining Lawrenceburg construction costs including the development and opening of both the temporary and permanent gaming facilities up to a total project cost of $225 million.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

FORMER BANK CREDIT FACILITY

    The Company's Former Bank Credit Facility was a $100 million senior secured line of credit consisting of a $20 million revolving line of credit and an $80 million expansion line of credit. The total indebtedness outstanding under the Former Bank Credit Facility was $91.4 million on the closing date of the offering of the Old Notes. In connection with the offering of the Old Notes, all amounts outstanding under the Former Bank Credit Facility were paid in full and the Company terminated the facility.

CONVERTIBLE SUBORDINATED NOTES

    The Company's $115 million of aggregate outstanding 12% Convertible Subordinated Notes due 2001 (the "Convertible Notes") bear interest, payable semi-annually, at an annual rate of 12% per year. The Convertible Notes are convertible into shares of Common Stock at any time at or prior to maturity at a conversion price of $17.70 per share, subject to adjustment under certain circumstances as described in the indenture governing the Convertible Notes. Accordingly, each $1,000 principal amount of Convertible Notes is convertible into 56.50 shares of Common Stock, subject to adjustment, for an aggregate of 6,497,500 shares. The Convertible Notes are redeemable, in whole or in part, at the option of the Company at any time on or after June 1, 1997 at the redemption price of 106% of the principal amount, declining ratably to par on June 1, 2000, plus accrued and unpaid interest to the date of redemption. In addition, upon the occurrence of a Change of Control (as defined in the indenture governing the Convertible Notes), or if the Common Stock is not listed as required, each holder of Convertible Notes will have the right to require the Company to purchase all or any part of such holder's Convertible Notes, at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Convertible Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company (including the Notes) and will be structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries. The indenture governing the Convertible Notes does not include any covenants limiting or restricting the Company's or its subsidiaries' ability to incur any additional indebtedness. The indenture governing the Convertible Notes contains covenants which limit certain transactions with affiliates of the Company and mergers, sales of all or substantially all of the assets of the Company and consolidations.

NOTES PAYABLE --- JAZZ ACQUISITION

    As of March 31, 1996, the Company had notes payable of $9.2 million to Jazz Enterprises, Inc. ("Jazz"), which represents the present value of deferred payments due to the shareholders of Jazz incurred in connection with the Company's June 7, 1995 acquisition of 100% of the common stock of Jazz. Jazz was the 10% limited partner in the Belle of Baton Rouge. The Company made initial payments to the Jazz shareholders totaling $8.5 million, and is obligated to pay the former Jazz shareholders $1.35 million annually for ten years and $500,000 for an additional ten years thereafter. As a result of such transaction, the Company acquired Jazz's 10% minority limited partnership interest in the Belle of Baton Rouge casino and all of Jazz's interest in the Catfish Town retail real estate development. The Company's acquisition of Jazz enabled the Company to cancel the prior lease agreement between Jazz and the partnership pursuant to which the partnership was obligated to pay a lease fee which ranged from 6% to 10% of adjusted gross receipts. See Note 7 of Notes to Consolidated Financial Statements. See "Business -- Legal Proceedings."

                                    BUSINESS

GENERAL

    The Company, is a leading multi-jurisdictional developer, owner and operator of riverboat and dockside casinos and related entertainment facilities in the midwestern and southern United States. The Company, through its subsidiaries, owns and operates riverboat casinos in Alton, Illinois, Riverside, Missouri, Baton Rouge, Louisiana and Sioux City, Iowa. In June 1995, Indiana Gaming Company, L.P., a limited partnership ("Indiana Gaming L.P.") in which the Company is the general partner and has a 57.5% partnership interest, received a certificate of suitability from the Indiana Gaming Commission to develop and operate a riverboat casino and related entertainment and support facilities in Lawrenceburg, Indiana, which is located approximately 15 miles west of Cincinnati, Ohio.

    The Company's business strategy emphasizes the phased development of attractive gaming and related entertainment facilities in gaming jurisdictions that the Company believes possess favorable long-term demographic and competitive characteristics. As part of this strategy, the Company endeavors to be an early entrant in emerging gaming markets, to establish a customer base and to develop its gaming properties in stages. The Company's casinos were the first gaming facilities to open in each of the St. Louis, Kansas City and Baton Rouge markets. By employing a phased development strategy, the Company believes it can reduce its initial capital investment and adapt the nature and scope of subsequent developments based on a continuing assessment of the size and competitive outlook of each of the Company's gaming markets. The Company intends to utilize management's proven ability to successfully open riverboat casino properties in new markets by continuing to pursue opportunities to develop or acquire (either independently or through joint ventures) riverboat, dockside and/or land-based gaming operations.

    The Company's operating strategy is to develop a loyal customer base by offering a variety of gaming and non-gaming entertainment amenities at attractive facilities that emphasize high standards of service and customer satisfaction. In each of its gaming markets, the Company establishes marketing programs that identify, target and attract local patrons typically residing within a 100-mile radius of its gaming facilities. The Company's marketing programs are designed to increase customer awareness, patronage and loyalty, as well as to encourage repeat business. The Company focuses and evaluates its marketing efforts through player tracking systems, slot clubs and preferred player clubs and utilizes mass advertising, direct mail and special promotions to attract customers within each of its gaming markets.

CURRENT OPERATIONS

ALTON BELLE CASINO, ALTON, ILLINOIS

    The Company commenced operations in Alton, Illinois in September 1991 as the first gaming facility to open in the St. Louis market and in the State of Illinois. Following the success of the Company's original riverboat casino, the Alton Belle, the Company built and opened a larger three-deck contemporary style cruise liner that provides casino style gaming on the Mississippi River at Alton, Illinois, approximately 20 miles northeast of downtown St. Louis.

    The Alton Belle Casino features 21,000 square feet of gaming space with approximately 650 slot machines and 41 table games for a total of approximately 950 gaming positions. The Alton Belle Casino can board up to approximately 1,500 passengers including a typical crew and casino staff of 180 employees. The Alton Belle Casino also currently includes a 37,000-square foot, three-level floating entertainment pavilion that features a sports and entertainment lounge, a 120-seat buffet, a 90-seat fine dining restaurant, conference facilities and a food court. Additionally, the Company is the only gaming operator in the St. Louis market that offers its customers off-track betting facilities. Parking is available at an adjacent city-owned surface parking facility and at two sites in the city of Alton, to and from which the Company provides valet parking as well as free shuttle service. The Alton Belle Casino typically conducts ten two-hour Mississippi River cruises seven days of the week. Since November 1994, the Alton Belle Casino has not charged an admission fee. Illinois gaming law permits dockside gaming only when inclement weather or mechanical failure prevents a riverboat from cruising. At such times, the Alton Belle Casino remains dockside and operates on its normal schedule.

    The Alton Belle Casino  generally draws from  a population of  approximately
2.5 million within the St. Louis metropolitan area and an additional 1.2 million within a 100-mile radius of the City of St. Louis. In particular, the primary target market of the Alton Belle Casino is the northern and eastern regions of the greater St. Louis metropolitan area, including certain regions of Illinois. The Company's management believes that its early entry into the St. Louis market has resulted in the development of a core base of customers, which, together with its data base of over 300,000 active customers, has enabled the Alton Belle Casino to remain competitive in the St. Louis market despite the significant increase in the number of gaming operations.

    During May 1995 the Alton, Illinois area experienced flooding; however the flood waters did not reach the flood levels of 1993 and the operations of the Alton Belle Casino were not negatively impacted. During the Great Flood of 1993 the Company developed an emergency flood plan that was implemented in response to the May 1995 flooding.

ARGOSY CASINO, RIVERSIDE, MISSOURI

    The Argosy Casino began operations in Riverside, Missouri on June 22, 1994 as the first gaming facility to open in the Kansas City market. The Argosy Casino's riverboat is styled as a turn-of-the-century paddle wheel steamboat and features 32,900 square feet of gaming space with approximately 950 slot machines and 57 tables games for a total of approximately 1,375 gaming positions.

    The Company has constructed a new land-based landing and entertainment pavilion, which opened on January 15, 1996 at a cost of approximately $45 million. The 85,000-square foot, land-based entertainment pavilion features a Mediterranean theme and includes over 14,000 square feet of banquet and conference facilities, a 78-seat specialty restaurant, a sports and entertainment lounge and a 350-seat buffet restaurant. A 624-space parking garage and a 1,262-space surface parking area are located adjacent to the new pavilion. The Company has also recently entered into a letter of intent with a hotel developer/manager to develop, through a joint venture, a 200-room hotel at its Riverside facility. Pursuant to the letter of intent, which is subject to numerous conditions, the Company would contribute certain of its Riverside property to the joint venture and the developer/manager would contribute equity capital and make loans to the joint venture in an amount sufficient to contruct the hotel.

    In August 1995, the Company began offering dockside gaming at the Argosy Casino and is considering adding a second dockside gaming facility in Riverside in order to increase the number of gaming positions and to offer its patrons staggered boarding times, thereby maximizing customer convenience.

    The Argosy Casino typically conducts 9 two-hour Missouri River "cruises" seven days a week, with an additional "cruise" on Friday and Saturday evenings. The Argosy Casino operates throughout the entire year. The Company is currently operating dockside pursuant to the temporary order of the Missouri Gaming Commission. Ordinarily, Missouri gaming law permits dockside gaming when inclement weather or mechanical failure prevents a riverboat from cruising. At such times, the Argosy Casino operates on its normal schedule.

    When Argosy first opened its Riverside casino, Missouri law only permitted games of skill, specifically poker, craps and "twenty-one" (blackjack). Subsequently, on December 9, 1994, the Argosy Casino began offering full-scale casino gaming, including roulette, big six and slot machines, after approval by Missouri voters in November 1994 of a proposition authorizing games of chance.

    The Argosy Casino draws from a population of approximately 1.6 million in the greater Kansas City metropolitan area and an additional 900,000 within a 100-mile radius of Kansas City. The Argosy Casino is situated on a 55-acre site that is located approximately five miles from downtown Kansas City and offers convenient access from two major highways. Once competing gaming facilities that are currently under construction are completed, the Company believes that the Argosy Casino, which currently is the only existing or planned casino in the western Kansas City metropolitan area, will primarily attract customers who reside in the northwestern, western and southwestern regions of the Kansas City metropolitan area.

    The Company leases a portion of its site from the City of Riverside, Missouri, pursuant to a five-year land lease agreement with a minimum aggregate rent of $5 million for the entire five-year lease period, payable in advance. In addition to minimum rent, during the initial five-year lease term, percentage rent will be payable in an amount equal to 2% of adjusted gross receipts over $100 million annually. The Company will have the option to extend the lease agreement for three successive five-year terms. In all extension periods, there will be no minimum rent, and percentage rent will be payable as follow: (i) 2% on the first $50 million of adjusted gross receipts; (ii) 3% on adjusted gross receipts between $50 million and $100 million; and (iii) 4% on adjusted gross receipts in excess of $100 million. If at any time during the initial lease term or any extension thereof, the Company is permitted to operate a permanent dockside gaming facility, the percentage rent will increase by one percentage point in each of the above listed categories.

    In May 1995, the Riverside site experienced flooding from the rising waters of the Missouri River. The Company implemented its emergency flood plan which included moving the temporary landing facilities to higher ground. The business at the Riverside Casino remained at near normal levels during this period.

BELLE OF BATON ROUGE, BATON ROUGE, LOUISIANA

    The Belle of Baton Rouge began operations in Baton Rouge, Louisiana in September 1994 as the first riverboat gaming facility in the Baton Rouge market. The Belle of Baton Rouge is a three-level, ante-bellum themed riverboat casino that contains 28,900 square feet of gaming space with approximately 775 slot machines and 46 table games, for a total of 1,125 gaming positions. The riverboat casino is complemented by the Company's adjacent, land-based entertainment development known as Catfish Town. The first phase of Catfish Town opened during 1995 and features a 250-seat entertainment lounge and sports bar, a 50-seat premium steakhouse, a 250-seat buffet/coffee shop and conference facilities. The second phase of Catfish Town, an approximately 50,000-square foot entertainment facility, opened in April 1996 and features a climate-controlled, five-story glass atrium that will host a variety of entertainment functions, including banquets, parties, festivals, concerts and live entertainment events. The third phase of the Catfish Town project will feature the build-out of approximately 150,000 square feet of leasable retail space within the atrium complex which is expected to feature a variety of entertainment-related tenants, including specialty restaurants and specialty retail stores, entertainment venues, nightclubs and a microbrewery. The Company has improved customer accessability to the Belle of Baton Rouge by completing construction in October 1995 of a 733-space parking garage and by leasing in December 1995 a 271-space surface parking lot adjacent to Catfish Town. The Company has approximately $38.8 million invested in the construction of the Catfish Town project (excluding the riverboat casino and related landing facilities) through May 15, 1996 and estimates that approximately $45 million will be required (excluding the construction of a hotel) to complete all three phases of the Catfish Town project.

    On April 19, 1996, the Louisiana legislature approved legislation mandating local option elections to determine whether to prohibit or continue to permit specified individual types of gaming, including riverboat gaming, in Louisiana on a parish-by-parish basis. The referendum will be brought before the Louisiana voters at the time of the 1996 presidential election. There can be no assurance that the voters of the Belle of Baton Rouge's parish, East Baton Rouge Parish, will not vote to prohibit riverboat gaming at the time of the 1996 presidential election. If such a vote to prohibit riverboat gaming occurred, the Company would be required to discontinue gaming activity in East Baton Rouge Parish upon the expiration of its current gaming license in September 1999. The discontinuance of gaming operations in East Baton Rouge Parish would have a material adverse effect on the Company, both in terms of the loss of revenues and cash flow generated by the Belle of Baton Rouge and the impairment of the significant capital investment that the Company has in its riverboat casino and related facilities, including the Catfish Town development. In addition, the uncertainty resulting from the upcoming local option election on the continuance of riverboat gaming in East Baton Rouge Parish will have a negative impact on the ability of the Company to lease the retail space in Catfish Town. See "Risk Factors -- Louisiana Local Option Referendum to Restrict Gaming."

    On September 21, 1995, the Company entered into a letter of intent with DePalma Hotel Corporation and Southern Hospitality Corporation ("SHC") for the ownership, construction and operation of a 300-room convention hotel at Catfish Town. The agreement is subject to numerous conditions precedent including, but not limited to, SHC obtaining separate non-recourse project financing. In the event the Company does not commence construction of a 300-room hotel at Catfish Town prior to September 30, 1996, pursuant to the Company's agreement with the City of Baton Rouge, the Company's admission tax will increase by $1.25 per passenger on that date. Due to the uncertainty created by the upcoming local option elections in Louisiana, the Company believes that it is unlikely that construction of the hotel will be commenced prior to September 30, 1996. See "Risk Factors -- Louisiana Local Option Referendum to Restrict Gaming."

    The Belle of Baton Rouge typically conducts eight 3-hour Mississippi River cruises seven days of the week. The Belle of Baton Rouge operates throughout the entire year. Louisiana gaming law provides that a gaming vessel need not cruise if there is inclement weather or if the river conditions endanger the passengers or crew. The local Baton Rouge States Attorney has been diligent in monitoring the cruising schedule of the Belle of Baton Rouge and the competing riverboat casino in the Baton Rouge market. During such times that the Belle of Baton Rouge is prevented from cruising it operates on an unlimited ingress and egress schedule.

    Catfish Town is located adjacent to Baton Rouge's convention complex, the Centroplex, which has a 12,000-seat arena and a 30,000-square foot exhibition hall. The Belle of Baton Rouge draws from a population of approximately 540,000 in the Baton Rouge metropolitan area. The Company believes that the Belle of Baton Rouge will benefit from the entertainment, retail and hotel amenities expected to be offered at the Catfish Town development, from the facility's proximity to the Baton Rouge convention center and from its convenient access from Baton Rouges' two major interstate highways.

BELLE OF SIOUX CITY, SIOUX CITY, IOWA

    The Company became the manager of the Belle of Sioux City on October 4, 1994 and on December 1, 1994 began operating the Belle of Sioux City through a partnership in which the Company is a 70% general partner and Sioux City Riverboat Corp., Inc. is a 30% limited partner. The Company is the manager of the casino and receives a percentage management fee based upon the facility's adjusted gross gaming revenues (as defined in the management agreement). This fee was 4.5% through 1995 and increased to 6.5% in January 1996.

    The Company has leased to the partnership a 27,900-square foot, three-level historic themed riverboat casino with room for 1,400 passengers and crew. The Belle of Sioux City features approximately 11,800 square feet of gaming space with approximately 470 slot machines and 27 table games, for a total of approximately 670 gaming positions. The casino facility is complemented by an adjacent barge facility, which features buffet dining, a bar and a gift shop, and 274 surface parking spaces.

    On April 13, 1996 the Belle of Sioux City was removed from service for its requisite five-year hull inspection. The riverboat arrived at a U.S. Coast Guard approved dry docking facility on April 16, 1996, passed its inspection and returned to service on May 9, 1996. No interruption in gaming operations occurred in Sioux City as a result of the hull inspection process since, prior to removing the Belle of Sioux City from service, the Company moved the original Alton Belle to Sioux City and temporarily transferred gaming operations to it.
The original Alton Belle boards approximately 490 passengers and has approximately 450 gaming positions.

    The Belle of Sioux City typically conducts one two-hour Missouri River cruise each day for 100 days per year. At other times the Belle of Sioux City remains dockside. At such time, the Belle of Sioux City operates on an unlimited ingress and egress schedule.

    The Belle of Sioux City draws from a population of approximately 80,000 in Sioux City and an additional 900,000 residents within a 100-mile radius of Sioux City.

OPERATIONS UNDER DEVELOPMENT

LAWRENCEBURG CASINO, LAWRENCEBURG, INDIANA

    On June 30, 1995, Indiana Gaming L.P., received a certificate of suitability from the Indiana Gaming Commission to develop and operate a riverboat casino and entertainment complex in Lawrenceburg, Indiana, which is located approximately 15 miles west of Cincinnati, Ohio. The Company is the sole general partner of, and holds a 57.5% general partnership interest in, Indiana Gaming L.P. Conseco Entertainment L.L.C. ("Conseco"), an indirect subsidiary of Conseco, Inc., holds a 29% limited partnership interest and certain other investors, including H. Steven Norton, Chief Operating Officer of the Company, who brought the opportunity to the Company concurrent with his initial employment, hold the remaining 13.5% limited partnership interest in Indiana Gaming L.P.

    Indiana Gaming L.P. operates pursuant to a partnership agreement entered into among the partners as of April 11, 1994, as amended and restated as of February 21, 1996. Under the provisions of this agreement, the Company will manage the development, construction and operation of the Lawrenceburg Casino project and will receive a management fee of 7.5% of EBITDA (as defined in the partnership agreement) and Conseco will receive a financial advisory fee of 5% of EBITDA. For a more complete description of the partnership agreement see "Lawrenceburg Casino Partnership Agreement."

    The Company expects to face limited direct competition for gaming revenues in the Lawrenceburg, Indiana market upon the opening of the Company's Lawrenceburg Casino. Indiana gaming law currently limits the number of gaming licenses to be issued in the state to a total of 11, including a maximum of 5 licenses along the Ohio River and a limit of one license per county. In addition, casino gaming is not currently permitted under the laws of either Ohio or Kentucky. The next closest Indiana gaming facility to the Cincinnati market will be located approximately 15 miles south of Lawrenceburg and the principal traffic route between the greater Cincinnati metropolitan area and the other facility passes Lawrenceburg prior to reaching the other facility. In addition, Indiana gaming law does not restrict the size of a licensee's gaming facility or place limits on customer losses or betting levels.

    Indiana Gaming L.P. is building what it believes to be one of the largest riverboat casinos in the United States, featuring approximately 90,000 square feet of gaming space on three levels. The permanent riverboat casino is expected to initially have approximately 2,600 gaming positions and accommodate approximately 4,400 passengers and crew members. In addition to the new riverboat casino, it is anticipated that the permanent facility will include a 300-room hotel, a 1,750-space parking garage, 2,000 additional surface parking spaces and a 120,000-square foot land-based entertainment pavilion and support facility featuring specialty restaurants, meeting and banquet rooms and a sports bar and entertainment lounge. The Company estimates that the total cost to open a temporary facility and to construct the proposed permanent riverboat casino, land-based facilities and 300-room hotel will be approximately $210 million. As of June 30, 1996, approximately $ million had been expended on the project. Of the remaining $ million in Lawrenceburg construction costs, approximately $25 million is anticipated to be funded through equipment financing from third party lenders and approximately $ million will be funded by the Company and Conseco, 57.5% of which will be funded by the Company and 42.5% of which will be funded by Conseco. In the event project costs exceed the budgeted $210 million total project cost, the Company and Conseco will fund such costs on the same percentages up to a total project cost of $225 million. Any project costs in excess of $225 million must be funded solely by the Company. The Company will use $94.3 million of the net proceeds of the offering of the Old Notes to finance its share of remaining Lawrenceburg construction costs including the development and opening of both the temporary and permanent gaming facilities up to a total project cost of $225 million. See "Lawrenceburg Casino Partnership Agreement."

    The Company plans to open a temporary gaming facility in Lawrenceburg in the fourth quarter of 1996 and anticipates opening the permanent gaming facility not later than twelve months thereafter. The certificate of suitability issued to Indiana Gaming L.P. must be extended by the Indiana Gaming Commission in order to accommodate the expected opening of the temporary facility in the fourth quarter of 1996. Further, Indiana law permits the Indiana Gaming Commission to permit a riverboat to dock at a temporary site for a period not exceeding one year after award of the license at which point the permanent facility must be opened. The certificate of suitability requires expenditures of at least $200 million and further requires Indiana Gaming L.P. to make additional payments to the City of Lawrenceburg as a percentage of annual gross gaming receipts ranging in amount from five percent (for up to $150 million in adjusted gross receipts) to 14 percent (for adjusted gross receipts over $300 million). Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions (at either the temporary or permanent facilities) at such time as required by the Indiana Gaming Commission could result in the revocation of the certificate of suitability or the license. Further, the Indiana Gaming Commission may place restrictions, conditions, or requirements on the permanent riverboat owner's license. The temporary facility will feature a leased 1,200-passenger gaming vessel with approximately 870 slot machines and 52 table games and an entertainment barge featuring ticketing, restaurant and bar facilities. The temporary facility will not include on-site parking, but will include off-site parking, with shuttle bus service that will transport customers between the parking areas and the temporary facility. Before the Lawrenceburg Casino becomes operational additional definitive agreements must be negotiated and executed, gaming facilities must be constructed, and a number of further conditions must be satisfied (including the licensing of Indiana Gaming L.P. and their respective employees and the receipt of all requisite permits). There can be no assurance that the Lawrenceburg Casino will become operational. See "Risk Factors -- Project Development Risks."

    The Lawrenceburg Casino is expected to draw from a population of approximately 1.6 million residents in the Cincinnati metropolitan area and an additional 5.4 million people who reside within 100 miles of Lawrenceburg, including the major metropolitan markets of Dayton and Columbus, Ohio; Indianapolis, Indiana; and, to a lesser extent, Lexington, Kentucky. The City of Lawrenceburg has major interstate highway access from each of these metropolitan areas.

MARKETING

    The Company's management has developed a corporate marketing plan initially based on the experience gained in developing, marketing and operating the Company's Alton facility and further refined since opening three additional casinos in 1994. The plan is designed to identify, target and attract initial and return visits from the following segments of the gaming market: (i) diverse local patrons (typically customers from within a 100-mile radius of the casino);
(ii) premium wagerers (bettors who typically wager $25 or more per bet) within the local patrons market; and (iii) local groups and bus tours. To aggressively pursue its customer base, the Company has upgraded and expanded both its marketing department and sales force. In order to address each market segment, the Company has developed and implemented a balanced marketing strategy that emphasizes advertising, casino marketing, promotions and direct sales. The Company utilizes television, radio, print and billboard advertising, database marketing, players clubs and direct sales programs to market its operations to each segment. All programs are designed to effectively tailor each specific promotion to meet the Company's goals of increased awareness and repeat patronage.

    DIVERSE LOCAL PATRONS. The diverse local patrons market segment is comprised of middle market recreational gaming customers from within a 100-mile radius of its casinos in Alton, Illinois, Riverside, Missouri, Baton Rouge, Louisiana and Sioux City, Iowa. The Company believes that its casinos have high recognition level among patrons in the local market, in part due to each being the first riverboat casino to open in its market. The Company has developed a multi-level marketing approach and advertising program comprised of radio and television commercials, billboards, newspaper insertions and public relations efforts. In order to maintain its high level of customer awareness and fill its off-peak capacity, the Company has begun a promotional campaign which includes merchandising giveaways, double jackpot cruises, discount tickets and meal, trip and car prizes. Within the broader advertising campaign, management has designed a more focused radio promotion strategy. Specifically, the Company conducts promotions with certain radio stations in the local market, in which a disc jockey generally broadcasts live on-board. The Company believes that this promotion has enabled the Company to better target specific types of customers.

    The Company's state-of-the-art reservation system allows it to accommodate increased demand and in turn to handle calls promptly, professionally and proactively, treating each potential customer with courtesy while enthusiastically describing the Company's product and converting calls into confirmed advance bookings. To assist in its marketing efforts, the Company continues to develop a database of names and addresses of customers based upon the Company's computerized player tracking system that is equipped on all of the Company's slot machines. In addition, database information is collected from telephone reservations, credit card sales and manual player tracking. The Company recently began to use this information to identify and direct-market to its customers through mailings (including two to three direct mailings per month) and on other promotions. The Company uses information obtained with this technology to refine its database and develop gaming profiles of its slot customers. The Company plans to continue to run special promotions rewarding its slot customers for using slot cards and has established a VIP Slot Club as a means of enhancing this effort.

    PREMIUM WAGERERS. The Company's casino marketing efforts are also focused on identifying and developing strong relationships with its premium wagerers to build customer loyalty. Relationships with these wagerers are initially established by the floor managers and pit bosses. These relationships are then extended to include the upper levels of the Company's management team. The Company has implemented a host system to cater to and better recognize premium wagerers, thereby providing them with more personalized service. In order to identify and develop special marketing programs for premium slot players, the Company utilizes a computerized player tracking system on its slot machines. The Company has also established several clubs for its most valued premium wagerers, which entitle the premium wagerer to participate in special promotions. Because many premium wagerers tend not to make advance reservations, a certain number of complimentary tickets are typically set aside for these customers up to 10 minutes before a cruise embarks. The Company has also established Platinum and Gold Clubs to recognize, reward and differentiate among its premium wagerers. The Gold and Platinum Clubs reward premium wagerers with complimentary gifts and special services. The Company believes these special programs stimulate greater customer loyalty and generate repeat business.

    LOCAL GROUP AND BUS TOURS. The Company's sales force markets to groups of patrons from the local market and bus tours which come from outside this area. The Company's marketing efforts to these groups is focused on attracting such groups to cruises during off-peak hours. The Company's marketing plan includes providing discount packages, banquet facilities and other services to attract local civic, corporate and social groups as well as bus tours. The Company's sales force markets to the local group and bus tour segments through its direct relationships with local and out-of-town tour operators, businesses, organizations and other groups.

COMPETITION

    The casino gaming industry is characterized by intense competition from a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery and poker machines in locations other than casinos, Native American gaming and other forms of legalized gaming in the United States. Gaming industry competition is particularly intense in each of the markets where the Company operates and is likely to increase as other operators open new or expanded facilities in the future. Historically, the Company has been an early entrant in each of its markets; however, as its competitors have opened properties in these markets, the Company's operating results in these markets have been negatively affected. The Company expects that many of its competitors will have more gaming industry experience, will be larger and will have significantly greater financial and other resources than the Company. In addition, certain of its direct competitors may have superior facilities and/or operating conditions in terms of (i) dockside versus cruising riverboat gaming, (ii) the amenities offered by the competing casino and its related support and entertainment facilities, (iii) convenient parking facilities, and (iv) ease of accessibility to the casino site. Given these factors, substantial increased competition could have a material adverse affect on the Company's existing and proposed operations.

    The Company's Alton riverboat casino currently faces competition from three other riverboat casinos currently operating in the St. Louis area and a fourth casino complex is under construction in the northwest suburb of Maryland Heights, Missouri, which will include two independently owned facilities, each of which are expected to operate two dockside vessels. Further, because Missouri gaming law does not limit the number of licenses that may be granted, there could be substantial increases in the number of gaming operations in the St. Louis area. The Company's Riverside riverboat casino currently faces competition from two other casinos in the Kansas City area that offer dockside gaming and two additional casino operators have commenced construction of gaming facilities in Kansas City, both of which are expected to open in the second half of 1996, and the Missouri Gaming Commission is conducting reviews of their license applications. In addition, one existing Kansas City competitor has commenced construction of expanded facilities, including a second gaming vessel that recently opened. The Company's Baton Rouge riverboat casino currently faces competition from one riverboat casino in downtown Baton Rouge, a land-based Native American casino located approximately 70 miles away and multiple casinos throughout Louisiana. The Company's Sioux City riverboat casino currently faces competition from two nearby land-based Native American casinos and slot machines at nearby pari-mutuel race tracks and from two riverboat casinos in the Council Bluffs, Iowa/Omaha, Nebraska market, which opened in January 1996. See "Risk Factors -- Competition."

EMPLOYEES

    As of December 31, 1995, the Company had approximately 2,822 full-time employees. Approximately 1,186 employees are represented by the Seafarers International Union of North America. The collective bargaining agreement with that union expires in June, 2001. Eleven employees are represented by the International Brotherhood of Electrical Workers. The Company has not experienced any work stoppages and believes its relations with its employees are generally satisfactory.

LEGAL PROCEEDINGS

    The Company is from time to time a party to legal proceedings arising in the ordinary course of business. The Company does not believe that the results of such ordinary course of business legal proceedings, even if the outcome were unfavorable to the Company, would have a material adverse impact on either its financial condition or results of operations. Certain other legal proceedings are described below.

MARION COUNTY, INDIANA GRAND JURY DOCUMENT SUBPOENA

    On or after March 15, 1996, the Company, its partners in the Lawrenceburg Casino project and certain other individuals and entities were served with document request subpoenas issued by the Office of the Prosecuting Attorney of Marion County, Indiana in connection with a grand jury investigation entitled:
STATE OF INDIANA V. ORIGINAL INVESTIGATION-OFFICIAL MISCONDUCT. Indiana law requires that at the time a target of an investigation is determined, that entity or person must be so advised by the Office of the Prosecuting Attorney. On March 23, 1996 the Company was advised by the Marion County prosecutor that no target subpoenas had been issued by the grand jury in its investigation as of that date. However, there can be no assurance that targets will not be identified as further information and documents are obtained and considered by the grand jury. Due to the confidential nature of grand jury proceedings, the Company is not aware of the specific subject matter or matters of the investigation. The Company believes it has fully complied with its subpoena, and has been informed by its partners that they will do the same.

    The subpoenas request information regarding the current or prior ownership interest in the Company and the partners of Indiana Gaming L.P. by the individuals or entities described below. The subpoenas also request that the Company and its partners produce a broad category of documents including documents regarding employment and other agreements, gifts, payments and correspondence between the Company and any of its partners on the one hand and several business entities and individuals, including an Indiana state legislator, certain Indiana lobbyists, and certain Lawrenceburg, Indiana city officials and businessmen on the other hand. The Company has learned that this legislator has served as an employee of a subsidiary of Conseco, Inc., the parent company of the 29% limited partner in Indiana Gaming L.P., since September 1995. Additionally, the Company has learned that such state legislator has served since September 1993 as a consultant to a major Indiana engineering firm that is engaged in many state and local government funded construction projects. That engineering firm also serves as lead engineer for the Lawrenceburg Casino project. On May 24, 1996, the Indiana House Legislative Ethics Committee voted to reprimand, but take no further action against, this legislator for failing to properly report the foregoing employment and consulting arrangements on his 1993, 1994 and 1995 statements of economic interests.

    The Company believes that neither it nor any entity controlled by or person employed by the Company has engaged, and has been informed by representatives of its partners that they have not engaged, in any unlawful conduct in the pursuit by or granting to Indiana Gaming L.P. of the Lawrenceburg gaming license. Because the grand jury proceedings are unlikely to be concluded quickly, on March 25, 1996, a former U.S. Attorney and his law firm were retained to conduct, as special independent counsel (the "special independent counsel"), an internal investigation into the activities and actions of the Company and the entities controlled by and persons employed by the Company with respect to (i) the hiring by Conseco, Inc. and the Indiana engineering firm of the state legislator, (ii) the endorsement of Indiana Gaming L.P. by the City of Lawrenceburg and the financial affairs of certain Lawrenceburg officials with respect to such endorsement and the awarding of the certificate of suitability by the Indiana Gaming Commission, and (iii) their lobbying efforts in furtherance of the Indiana legislature's enactment of legislation authorizing gaming and limiting gaming licenses to one per county. A special committee of independent directors of the Company has been appointed to supervise and coordinate the special independent counsel's investigation. The special independent counsel has not investigated Conseco, Inc. or the other limited partners of Indiana Gaming L.P. The Company has been advised that Conseco, Inc., with the assistance of outside counsel, has conducted its own internal investigation of matters that may be the subject of the grand jury proceedings and such investigation found no wrongdoing by Conseco, Inc. or any person or entity it controls, or is controlled by, and that Conseco, Inc. intends to review with the Company's special independent counsel the findings of its investigation.

    From March 25 to April 15, 1996, the special independent counsel conducted its investigation and issued an interim report in which it concluded that it found no evidence that the Company or any entity controlled by or person employed by the Company had any involvement in, or knowledge of, the relationship between the state legislator and Conseco, Inc. or the Indiana engineering firm, or attempted to improperly influence any City of Lawrenceburg official, state legislator or Indiana Gaming Commission member or staff member in connection with the endorsement of the partnership by the City of Lawrenceburg and the awarding of the certificate of suitability to Indiana Gaming L.P. With regard to lobbying, including the lobbying with respect to one gaming license per county legislation, the special independent counsel found no evidence that the Company or any entity controlled by or person employed by the Company attempted to unduly influence any legislator in any way. However, no investigation was made of any lobbyist's records, activities or expenditures, nor were any outside lobbyists interviewed. The special independent counsel also audited the Company's compliance with the lobbying disclosure statute in Indiana and found only technical errors in the Company's lobbying disclosure statements. No evidence was found that these technical errors were intentional or designed to hide any lobbying activity. In conducting its investigation, the special independent counsel, among other things, reviewed numerous boxes of documents
produced  by  the  executive  and  Lawrenceburg  offices  of  the  Company   and
extensively interviewed the nine Company officers and employees most closely related to the Lawrenceburg Casino project, as well as the principal of R.J. Investments, Inc., a 4% limited partner of Indiana Gaming L.P.

    No assurance can be given, however, that the nature and scope of the investigation conducted by the special independent counsel, which among other things was conducted under severe time pressure and was limited to the Company and the entities controlled by and persons employed by the Company, was sufficient to uncover conduct that might be considered unlawful. In the event that the Company, any entity controlled by the Company, any person employed by the Company, Indiana Gaming L.P. or any of its partners is found by the Marion County prosecutor to have engaged in unlawful conduct, there is no assurance what effect such action would have on Indiana Gaming L.P.'s certificate of suitability or, after issuance, the Indiana gaming license. In the event Conseco or one of the Company's other partners in the Lawrenceburg Casino project is determined by the Indiana Gaming Commission to be unsuitable for the ownership of a gaming license or to have engaged in unlawful conduct, the terms of Indiana Gaming L.P.'s partnership agreement provide that Indiana Gaming L.P. shall redeem 100% of such unsuitable partner's interest in the partnership for an amount equal to such partner's capital account. In the event that a partner is determined by the Indiana Gaming Commission to be unsuitable for ownership after the issuance of the gaming license, the terms of Indiana Gaming L.P.'s partnership agreement provide that Indiana Gaming L.P. shall redeem 100% of such unsuitable partner's interest for an amount equal to 90% of the "appraised value" of that partner's interest, determined in accordance with the terms of the partnership agreement. The purchase price is payable in five annual installments, only from available cash flow or sale or financing proceeds of the partnership, and bears interest at "prime." If such event were to occur with respect to Conseco prior to the completion of the Lawrenceburg Casino project, the Company would have to fund any remaining construction costs of the Lawrenceburg Casino project which were to have been funded by Conseco. No assurance can be given that the Company would be able to obtain funds sufficient for this purpose. Also, there can be no assurance that the Indiana Gaming Commission will not take other actions such as suspending, revoking or failing to renew Indiana Gaming L.P.'s certificate of suitability, delaying the issuance of or failing to issue Indiana Gaming L.P. a gaming license or, after issuance, revoking or suspending such gaming license. Therefore, there can be no assurance that the grand jury investigation will not lead to events having a material adverse effect on the Company.

H. STEVEN NORTON V. JOHN T. CONNORS, ET AL.

    In September, 1993, H. Steven Norton, who was then and is now the President of the Company, filed a cause of action against John T. Connors, a significant shareholder of the Company and a former officer, director and shareholder of J. Connors Group Inc., a predecessor entity of the Company ("JCG"), seeking $50 million in damages. Mr. Norton alleged that Mr. Connors failed to fulfill his promise made in the summer of 1991 to establish a partnership with Mr. Norton in which each would have an equal 50% interest in JCG, which had a 25% partnership interest in the Company's predecessor entity that owned the Alton Belle Casino. As a result of the reorganization effected immediately prior to its initial public offering, the Company succeeded to all the rights, properties and assets, and assumed all the liabilities, of all of its predecessor entities, including JCG. Subsequent to the filing of the lawsuit, Mr. Connors advised the Company that his dealings with Mr. Norton, which are the subject of the litigation, were in his capacity as an officer of JCG, and that the Company should assume the defense and reimburse Mr. Connors for the approximately $130,000 spent to date on legal fees, and that any liability resulting from the litigation was assumed by the Company as a result of Company's reorganization. The Company responded to Mr. Connors that it believed that his actions and dealings with Mr. Norton were solely in his individual capacity as a shareholder of JCG, and the Company declined to assume the defense or reimburse him for previously incurred legal fees, and the Company denied that it has any liability with respect to such matter. If, however, JCG were to have been found liable to Mr. Norton as a result of the actions of Mr. Connors, then the Company could under certain circumstances be liable to Mr. Norton for any damages awarded against JCG.

    In April 1995, Mssrs. Norton and Connors agreed to voluntarily dismiss the lawsuit without prejudice. However, on May 22, 1996, Mr. Norton refiled the suit against Mr. Connors and is again seeking $50 million in damages. The Company believes that Mr. Connors will again seek to cause the Company to indemnify and reimburse him from liability thereunder. Therefore, there can be no assurance that the lawsuit will not lead to events having a material adverse effect on the Company.

GAMING INDUSTRY CLASS ACTIONS

    The Company has been named, along with two gaming equipment suppliers, 41 of the country's largest gaming operators and four gaming distributors (the "Gaming Industry Defendants") in three class action lawsuits pending in Las Vegas, Nevada. The suits allege that the Gaming Industry Defendants violated the Racketeer Influenced and Corrupt Organizations Act ("RICO") by engaging in a course of fraudulent and misleading conduct intended to induce people to play their gaming machines based upon a false belief concerning how those gaming machines actually operate, as well as the extent to which there is actually an opportunity to win on any given play. The suit sought unspecified compensatory and punitive damages. On April 17, 1996 the court granted the defendants motion to dismiss one of the complaints; however, the court has allowed the plaintiffs until May 31, 1996 to amend their complaint to cure certain pleading defects in the prior complaint. Failure to so amend will result in the dismissal of the complaint.

    On August 23, 1995, a class action suit was filed in the United States District Court for the District of New Jersey against the Company and approximately 80 other major casinos located throughout the United States. The suit alleges that the defendants violated federal antitrust and consumer credit reporting laws by engaging in a conspiracy to refuse to deal to skilled blackjack players who are capable of winning money at the casinos' blackjack tables. The suit seeks unspecified compensatory and punitive damages. The Company is unable at this time to determine what effect, if any, the suit would have on its business or results of operations.

CAPITAL HOUSE PRESERVATION COMPANY, L.L.C. V. JAZZ ENTERPRISES, INC., ET AL.

    In July 1995, Capital House Preservation Company, L.L.C. ("Capital House") filed a cause of action in the U.S. District Court of the Middle District of Louisiana against Jazz, the former shareholders of Jazz ("Former Jazz Shareholders"), Catfish Queen Partnership (the "Partnership"), Argosy of Louisiana, Inc. ("Argosy Louisiana") and the Company alleging that Jazz and Argosy obtained the gaming license for Baton Rouge based upon false and fraudulent pretenses and declarations and financial misrepresentations. The complaint alleges tortious conduct as well as violations of RICO and seeks damages of $130,900,000 plus court costs and attorneys' fees. The plaintiff was an applicant for a gaming license in Baton Rouge whose application was denied by the Louisiana Enforcement Division. The Company believes the allegations of the plaintiff are without merit and intends to vigorously defend such cause of action.

    On June 7, 1995, the Company consummated its purchase of all of the outstanding capital stock of Jazz from the Former Jazz Shareholders. The Company intends to seek indemnification from the Former Jazz Shareholders for any liability the Company, Argosy Louisiana or Jazz suffers as a result of such cause of action. As part of the consideration payable by the Company to the Former Jazz Shareholders for the acquisition of Jazz, the Company agreed at the time of such acquisition to annual deferred purchase price payments of $1,350,000 for each of the first ten years after closing and $500,000 for each of the next ten years. Payments are to be made quarterly by the Company. The definitive acquisition documents provide the Company with off-set rights against such deferred purchase price payments for indemnification claims of the Company against the Former Jazz Shareholders and for liabilities that the Former Jazz Shareholders contractually agreed to retain. There can be no assurance that the Former Jazz Shareholders will have assets sufficient to satisfy any claim in excess of the Company's off-set rights.

DISPUTE WITH FORMER SHAREHOLDERS OF JAZZ ENTERPRISES, INC.

    On March 15, 1996, a judgment for approximately $2.2 million plus continuing interest, attorney's fees and court costs was rendered against Jazz in the cause of action entitled MARTHA MYATT BOWLUS ET. AL. V. JAZZ ENTERPRISES, INC. filed in the Ninteenth Judicial District Court, Parish of East Baton Rouge, State of Louisiana ("Bowlus Lawsuit"). The plaintiffs sued Jazz to recover amounts due under a promissory note issued by Jazz and secured by a mortgage on certain property owned by Jazz located several miles south of Catfish Town. The delay for filing for a new trial in the Bowlus Lawsuit has elapsed and under Louisiana law a suspensive appeal from a judgment must be filed within 30 days thereafter and any such appeal requires the posting of an appeal bond in an amount at least equal to the amount of the judgment. The judgment rendered in the Bowlus Lawsuit has been recorded in the mortgage records of East Baton Rouge Parish, and therefore the judgment now constitutes a judicial mortgage on Jazz's Catfish Town property.

    Pursuant to the definitive acquisition documents any and all amounts due by Jazz under the Bowlus Lawsuit are the obligations of the Former Jazz Shareholders. Prior to March 31, 1996, the Company requested, in writing, that the Former Jazz Shareholders satisfy the obligations and satisfy the judgment. Thereafter, Jazz was advised that the Former Jazz Shareholders hoped to settle the Bowlus Lawsuit prior to the expiration of the suspensive appeal delay and if not so settled, they intended to suspensively appeal the judgment. As a result of the Former Jazz Shareholders' obligations, one of the Former Jazz Shareholders, Mr. Steve Urie, has posted an unsecured personal appeal bond in the amount of $2,246,187.31, and a suspensive appeal has been filed. Under Louisiana law, if it is determined that the suspensive appeal is proper and that the suspensive appeal bond is valid, sufficient and proper, then after a contradictory hearing the court may order the judgement cancelled from the mortgage records during the pendency of the suspensive appeal. The Bowlus plaintiffs have filed pleadings to contest the validity, sufficiency, and propriety of the suspensive appeal bond, and Jazz is not able to predict what ruling the court may make on that issue. Accordingly, since the Former Jazz Shareholders have allowed the judgment to be entered against Jazz, and have allowed said judgment to remain in the mortgage records, such that the judgment creates a judicial mortgage on Jazz's immovable property, the Company withheld a scheduled payment of $337,500 to
the  Former  Jazz  Shareholders  representing  the  March  31,  1996   quarterly
installment of the deferred purchase price. The Company believes that withholding such payment, as well as withholding future payments, until the Former Jazz Shareholders satisfy the Bowlus Lawsuit is within the Company's rights as provided for in the definitive acquisition documents.

    In response to the Company's withholding the March 31, 1996 payment, Mr. Steve Urie has filed an action in the District Court of East Baton Rouge seeking payment of the withheld amount and has also threatened, among other things, to file a class action on behalf of the shareholders of the Company against the Company and its directors and officers for mismanagement. The Company believes such threatened claims are without merit and would vigorously pursue the defense of any lawsuit filed by the Former Jazz Shareholders.

POTENTIAL CHALLENGE TO CERTIFICATE OF SUITIBILITY FOR LAWRENCEBURG CASINO BY UNSUCCESSFUL APPLICANT

    On March 6, 1996 Indiana Gaming Company received a letter from counsel to Schilling Casino Corporation, d/b/a Empire Casino & Resort ("Empire") advising the Company that Empire intends to take legal action to seek a revocation or cancellation of the certificate of suitability issued by the Indiana Gaming Commission to Indiana Gaming L.P. on June 30, 1995 to develop and operate the Lawrenceburg Casino. Empire was one of the 10 unsuccessful applicants competing for the Lawrenceburg gaming license. Empire has advised Indiana Gaming L.P. that it intends to file an application with the Indiana Gaming Commission seeking revocation of the certificate of suitability and that if such application is unsuccessful, Empire has stated that it intends to file a civil action challenging the Indiana Gaming Commission's authority to issue the certificate of suitability and finally, if any such civil action is unsuccessful, to file an appeal from the denial of Empire's application, which denial Empire deems to occur upon the issuance of the gaming license to Indiana Gaming L.P. Among the grounds stated by Empire for its actions are: (i) the application process followed by the Indiana Gaming Commission did not afford Empire due process;
(ii) Indiana Gaming L.P. will not be able to commence gaming operations prior to June 28, 1996 due to the failure to obtain the necessary permits and an inability to obtain the necessary financing for the project; (iii) Indiana Gaming L.P. made misrepresentations to the Indiana Gaming Commission during the licensing hearings; and (iv) the endorsement of Indiana Gaming L.P. by the City of Lawrenceburg was without legal authority.

    The Company believes that the grounds alleged by Empire are without merit and intends with Indiana Gaming L.P. to vigorously challenge any of the aforementioned actions taken by Empire. Additionally, the Company and Indiana Gaming L.P. intend to pursue their respective legal remedies against Empire and its representatives for any damages either may suffer as a result of any wrongful action of Empire. There can be no assurances, however, that any actions of Empire will not result in a delay in the opening of the temporary gaming facility in Lawrenceburg presently scheduled for the fourth quarter of 1996 or the opening of the permanent gaming facility scheduled twelve months later. Any such delay could have a material adverse effect on the Company. Additionally, the Company cannot predict the response of the Indiana Gaming Commission or City of Lawrenceburg to any such actions of Empire.

LOUISIANA GAMING MATTERS

    In April 1995, the Company received a notice of violation from the Louisiana Enforcement Division alleging certain violations of the Louisiana gaming law principally related to compliance with reporting and internal control procedures and initially assessing fines and penalties of approximately $440,000. In April 1996, this amount was reduced to $88,400. The Company has taken the necessary actions to correct the matters alleged in the notice of violation.

                   LAWRENCEBURG CASINO PARTNERSHIP AGREEMENT

GENERAL

    On June 30, 1995, Indiana Gaming L.P., received a certificate of suitability from the Indiana Gaming Commission to develop and operate the Lawrenceburg Casino project. The Company is the sole general partner of, and holds a 57.5% general partnership interest in, Indiana Gaming L.P. Conseco holds a 29% limited partnership interest and certain other investors, including H. Steven Norton, Chief Operating Officer of the Company, who brought the opportunity to the Company concurrent with his initial employment, hold the remaining 13.5% limited partnership interests in Indiana Gaming L.P.

    Indiana Gaming L.P. operates pursuant to a partnership agreement entered into among the partners as of April 11, 1994, as amended and restated as of February 21, 1996. The Indiana Gaming Company manages the partnership pursuant to a management agreement and as general partner, subject only to certain actions or major decisions requiring the consent of a majority in interest of the limited partners. Under the provisions of the partnership agreement and the management agreement, the Company will manage the development, construction and operation of the Lawrenceburg Casino project and will receive a management fee of 7.5% of EBITDA (as defined in the partnership agreement) and Conseco will receive a financial advisory fee of 5% of EBITDA. The Company estimates the total cost to open the temporary gaming facility and to construct the proposed permanent riverboat casino, land-based facilities and 300-room hotel will be approximately $210 million.

PROJECT FUNDING

    It is currently anticipated that the budgeted $210 million total project cost will be funded as follows: $52.5 million by capital contributions by the partners of which $16.75 million will constitute common equity and $35.75 million will constitute preferred equity. The Company has contributed 57.5% of the common equity, in the amount of approximately $9.6 million, and has contributed or will contribute 57.5% of the preferred equity, in the amount of approximately $20.6 million. The remainder of the common equity has been and the remainder of the preferred equity will be contributed by Conseco. The remainder of the cost of the Lawrenceburg Casino is expected to be funded by third party financing and capital loans from the Company and Conseco. Any capital loans are to be funded 57.5% by the Company and 42.5% by Conseco, pursuant to agreements under which Conseco will fund both its and such other limited partners' share of such capital loans. Conseco is obligated to fund 42.5% of any capital loans until project costs exceed the budgeted $210 million total project cost.

    If project costs exceed $210 million, the Company and Conseco will make capital loans up to $15 million in the aggregate, 57.5% of which will be funded by the Company and 42.5% by of which will be funded Conseco; provided that Conseco will receive an interest rate 700 basis points higher than the Company on the last $10 million contributed. Any project costs over $225 million will be funded solely by the Company without a return or compensation.

PARTNER DISTRIBUTIONS

    The Lawrenceburg Casino partnership agreement sets forth the manner in which cash flow of Indiana Gaming L.P. will be distributed. Pursuant to the agreement, capital loans will be repaid on an eight-year amortizing schedule and cash flow (after repayment of principal of, and interest on, capital loans) will be distributed by the general partner not less frequently than quarterly: (i) first, to the partners pro rata for tax payments in an amount equal to the product of an assumed tax rate times their estimated taxable income for such period; (ii) second, to the partners as a prepayment of principal on capital loans to be applied in the inverse order of maturity, up to 75% of the remaining cash flow; (iii) third, in payment of a preferred return of 14% on any preferred equity contributed by the partners; (iv) fourth, as a return of the preferred equity contributed by the partners; (v) fifth, as a return of common equity contributed by the partners; and (vi) sixth, to the partners in accordance with their respective percentage interests. The partnership agreement provides that the net cash proceeds from a sale or refinancing are distributed by the general partner in the same order as cash flow except that the proceeds will be used to repay 100% of outstanding capital loans by the partners.

GENERAL PARTNER REMOVAL

    The Lawrenceburg Casino partnership agreement provides that the Company's wholly-owned subsidiary, The Indiana Gaming Company, can be removed as general partner of the partnership by the limited partners under certain limited circumstances, including: (i) a material breach (after notice and expiration of applicable cure periods) of certain material provisions of the partnership agreement dealing with such things as distributions to partners or the failure to obtain the required consent of the limited partners for certain major decisions; (ii) conviction of embezzlement or fraud; (iii) certain bankruptcy events; (iv) if The Indiana Gaming Company's partnership interest is less than 40% due to sales or dilution for failure to pay required capital; (v) a final unappealable judgment against The Indiana Gaming Company in excess of $25 million which is uninsured and remains unsatisfied, unreleased or unstayed for 180 days; (vi) certain acts constituting "gross mismanagement"; (vii) if The Indiana Gaming Company fails to fund project costs in excess of $215 million (after expiration of applicable notice and cure periods); and (viii) if the Trustee under the Notes forecloses on The Indiana Gaming Company's pledge of its partnership interest in Indiana Gaming L.P. Upon removal as general partner, the general partnership interest of The Indiana Gaming Company becomes a "special limited partner" interest with rights to partner distributions but only limited voting rights on partnership matters. Also, if the reason for the removal is an event described in clause (i), (ii), (iii), (v), (vi) or (viii) above the limited partners may acquire all, but not less than all, of The Indiana Gaming Company's interest for the fair market value thereof determined by an appraisal process.

LIMITED PARTNERS' SALE RIGHTS

    The Lawrenceburg Casino partnership agreement provides that: (i) after the third anniversary date of commencement of operations at the Lawrenceburg Casino, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests) or (ii) after a deadlock by the parties with respect to significant items in any annual operating budget of the partnership for budget year 1999 and thereafter, any partner has a right to sell its interest to the other partners (the limited partner pursuant to clause (i) and the partner desiring to sell pursuant to clause (ii) is hereinafter referred to as a "Selling Partner" and the non-selling partners are hereinafter referred to as the "Non-Selling Partners"). The partnership agreement provides that after the Selling Partner gives notice of its intent to sell the Selling Partner and Non-Selling Partners shall have 60 days to attempt in good faith to agree to a purchase price. If within such period of time no such agreement is reached, then the Selling Partner's interest shall be appraised pursuant to an appraisal process to determine the fair market value thereof. After the fair market value of the Selling Partner's interest is determined by the appraisal process, the Non-Selling Partners have 60 days to reject such sale at that price, and if the Non-Selling Partners decline to purchase the interest of the Selling Partner at the appraisal price then the general partner is to solicit bids and sell all of the assets of the partnership within twelve months to the highest bidder and the partnership will be dissolved within a 12-month period. No assurances can be given that The Indiana Gaming Company, if it is a Non-Selling Partner, will have or will be able to obtain sufficient funds to acquire any Selling Partner's interest in the circumstances provided for above and therefore the assets of the partnership would have to be sold to the highest bidder as provided above. In addition, the partnership agreement provides all partners with a right of first refusal on transfers of partnership interests. A foreclosure by the Trustee on the Company's pledge of its partnership interest shall be deemed a transfer giving rise to the right of first refusal.

                               REGULATORY MATTERS

GAMING REGULATORY SUMMARY

    The following table presents a comparative summary of certain key regulatory issues as in effect as of the date of this Offering Memorandum in the jurisdictions where the Company operates or proposes to operate casinos:

                                         ILLINOIS          IOWA         MISSOURI         LOUISIANA         INDIANA
                                      ---------------  ------------  ---------------  ---------------  ---------------
MANDATORY CRUISING                          Yes        Limited (1)       Yes (2)            Yes              Yes

CRUISE LENGTH (ACTUAL OR SIMULATED)    Eight 2 hour    2 hours (1)     Ten 2 hour      Eight 3 hour     Twelve 2 hour
                                        cruises (30                    cruises (45      cruises (45        cruises
                                      min. board time                min. board time  min. board time  anticipated (30
                                        before and                     before and       before and     min. board time
                                       after cruise)                  after cruise)    after cruise)     before and
                                                                                                        after cruise)

MAXIMUM NUMBER OF GAMING POSITIONS         1,200        Unlimited       Unlimited        Unlimited        Unlimited

MAXIMUM NUMBER OF LICENSES                  10          Unlimited       Unlimited           15               11

LICENSES OR CERTIFICATES OF                 10            12 (3)            7               14                9
 SUITABILITY ISSUED

STATE LICENSED CASINOS IN OPERATION         10            12 (3)            7               12                4

STATE GAMING TAX AS A PERCENTAGE OF         20%        Graduated to        20%             18.5%             20%
 GAMING REVENUES                                           20%

STATE ADMISSION TAX PER PASSENGER          $2.00           (4)            $2.00            $2.50            $3.00

LOSS LIMIT PER CRUISE                      None            None           $500             None             None

- ---------------
(1) Iowa law requires one cruise per day for 100 days per year. While an Iowa riverboat is not cruising, customers are permitted unlimited ingress and egress to the casino.

(2) The Missouri Gaming Commission is empowered to determine on a site by site basis whether dockside gaming is in the best interest of Missouri and the safety of the public and shall be permitted.

(3) Nine of the state-licensed casinos are riverboat casino operations. The remaining three state-licensed casinos are land-based operations that are only permitted to offer gaming in the form of slot machines.

(4)  Admission fees are set annually on a per boat basis.

ILLINOIS

    In February 1990, the State of Illinois pursuant to the Riverboat Gambling Act (the "Riverboat Act") legalized riverboat gaming. The Riverboat Act authorizes riverboat gaming upon any navigable stream within or forming a boundary of the State of Illinois other than Lake Michigan. The Riverboat Act does not, however, authorize riverboat gaming or the docking of a riverboat conducting gaming within a county having a population in excess of 3,000,000. The Riverboat Act grants the Illinois Gaming Board specific powers and duties, and all other powers which are necessary and proper to effectuate the Riverboat Act. The Illinois Gaming Board's jurisdiction extends to every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

    The Riverboat Act authorized a five member Illinois Gaming Board to issue up to ten owner's licenses statewide. Each owner's license permits the operation of up to two boats as a part of a single riverboat gaming operation with a combined maximum of 1,200 gaming positions (as defined by the Illinois Gaming Board). No person, firm or corporation may be licensed as the owner of more than one riverboat gaming operation in Illinois, although a licensed owner may hold up to 10% of a second riverboat gaming operation in Illinois. In addition to the ten owner's licenses which may be authorized under the Riverboat Act, the Illinois Gaming Board may issue special event licenses allowing persons who are not otherwise licensed to conduct riverboat gaming and to conduct such gaming on a specified date or series of dates. Riverboat gaming under such a license may take place on a riverboat not normally used for riverboat gaming.

    An owner's license is issued for an initial period of three years (with a fee of $25,000 for the first year and $5,000 for each of the following two years) and must be renewed annually thereafter (with a fee of $5,000 for each year).  The Company's Illinois  gaming license is subject  to renewal on October
24, 1996. An owner's license is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Gaming Board that the licensee continues to meet all of the requirements of the Riverboat Act. The Illinois Gaming Board also requires that officers, directors and employees of a gaming operation be licensed. Licenses issued by the Illinois Gaming Board may not be transferred to another person or entity. All licensees must maintain their suitability for licensure and have a continuing duty to disclose any material changes in information provided to the Illinois Gaming Board.

    Pursuant to its rulemaking authority under the Illinois Riverboat Act, the Illinois Gaming Board has adopted certain regulations that provide that any beneficial owner of the legal or beneficial interests of a gaming company may be required, and in the case of a beneficial owner of 5% or more of the legal or beneficial interests (a "5% Holder") is required, to furnish a detailed personal disclosure form to the Illinois Gaming Board. The Illinois Gaming Board uses the personal disclosure form as the basis for its investigation to determine such holder's suitability as a stockholder of the company. In the case of a 5% Holder, the Illinois Gaming Board conducts such an investigation. The Illinois Gaming Board's decisions as to suitability are based on the same criteria used for a finding of preliminary suitability for licensure including character, reputation, experience and financial integrity of such holder. If the Illinois Gaming Board determines that a holder is not suitable, the holder is entitled to request a hearing; however, if no hearing is requested after such determination or such finding is upheld after a hearing, the holder is required to divest his shares of common stock of the company. After a holder is required to divest and until divestiture, the licensee is unable to distribute profits to such stockholder. The Illinois Gaming Board has adopted a regulation that provides that a licensee can only make distributions to shareholders to the extent such distributions would not impair the financial viability of the licensee. Factors which would be considered by the Illinois Gaming Board include working capital requirements, debt service requirements, requirements for repairs and maintenance and capital expenditure requirements. Illinois Gaming Board approval is required for certain changes, including, among other things, to the type of entity, debt and equity offerings by a company, issuances of debt, riverboat capacity or significant design changes, changes in the number of gaming positions and pro forma budgets and financial statements.

    Minimum and maximum wagers on games are set by the licensee. Wagering may not be conducted with money or negotiable currency. No person under the age of 21 is permitted to wager in Illinois, and wagers may only be taken from a person present on a licensed riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%.

    Under the Riverboat Act, vessels must have the capacity to hold a minimum of 500 persons if operating on the Mississippi River or the Illinois River south of Marshall County, and a minimum of 400 persons on any other waterway. In addition, all riverboats must be accessible to disabled persons, must be either a replica of a 19th century Illinois riverboat or be a casino cruise ship design and must comply with applicable federal and state laws, including but not limited to U.S. Coast Guard regulations.

    Gaming may only be conducted on a gaming excursion, which is limited to a maximum period of four hours. A gaming excursion is deemed to have started upon the commencement of gaming. For the purpose of orderly ingress of passengers to a riverboat, gaming is deemed to commence when the first passenger boards a riverboat for an excursion and may continue while other passengers are boarding for a period not to exceed thirty minutes, at which time the gangplank or its equivalent must be pulled up and further boarding is not permitted. For the purpose of orderly egress of passengers from a riverboat at the end of an excursion, gaming may continue for a period not to exceed thirty minutes after the gangplank or its equivalent is lowered. During this thirty minute period of egress, new passengers may not board a riverboat. These periods of time do not extend the four-hour maximum. Special event extended cruises may be authorized by the Illinois Gaming Board.

    Although the Riverboat Act provides that no gambling may be conducted while a riverboat is docked, an Illinois Gaming Board rule currently permits dockside gaming during the 30-minute time periods prior to and following a cruise. Furthermore, if the captain of the riverboat reasonably determines that for reasons of safety, although seaworthy, the riverboat should not leave the dock or should return immediately thereto due to inclement weather, mechanical or structural problems, or river icing, then a gaming excursion may commence or continue while the gang plank or its equipment is raised and remains raised, and ingress is prohibited until completion of the excursion, in which case the riverboat is not considered docked. If such a situation occurs, the holder of the owner's license must promptly file a report with the administrator of the Illinois Gaming Board detailing the basis for its decision not to cruise. Recent pronouncements by the Illinois Gaming Board indicate that the explanations for failure to cruise pursuant to the rule will be scrutinized and that any abuse of the rule will result in disciplinary actions, which may include, among other things, any of the following: cancellation of future cruises, penalties, fines, suspension and/or revocation of a license.

    The Riverboat Act imposes a 20% wagering tax on adjusted gross receipts from gambling games. The tax imposed is to be paid by the licensed owner to the Illinois Gaming Board on the day after the day when the wagers were made. A number of bills have been recently introduced in the Illinois legislature proposing a graduated gaming tax that would impose a maximum tax on Illinois casinos far in excess of the current 20% wagering tax on adjusted gaming receipts. The Governor of Illinois has publicly supported such a graduated gaming tax and has proposed a state budget which is in part predicated on additional revenues being generated from an increase in gaming taxes. The proposed bills are still pending and no assurance can be given that one or a combination of these bills will not become law or that similar legislation will not be introduced in the future. The Riverboat Act also requires that licensees pay a $2.00 admission tax for each person admitted to a gaming cruise. In addition, all use, occupancy and excise taxes that apply to food and beverages and all taxes imposed on the sale or use of tangible property apply to sales aboard riverboats. The Company also pays $.20 admission tax to the City of Alton for each person admitted to the Alton Belle Casino.

    The Illinois Gaming Board is authorized to conduct investigations into the conduct of gaming as it may deem necessary and proper and into alleged violations of the Riverboat Act. Employees and agents of the Illinois Gaming Board have access to and may inspect any facilities relating to riverboat gaming operations at all times.

    A holder of any license is subject to the imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any riverboat operation not conducted in compliance with the Riverboat Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The Illinois Gaming Board may revoke or suspend licenses, as the Board may see fit and in compliance with applicable laws of Illinois regarding administrative procedures and may suspend an owner's license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat's operation. The suspension may remain in effect until the Illinois Gaming Board determines that the cause for suspension has been abated and it may revoke the owner's license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

    The Illinois Gaming Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry.

INDIANA

    In June 1993, the Indiana legislature adopted legislation permitting riverboat gambling in counties contiguous to Lake Michigan, the Ohio River and Patoka Lake. The legislation granted authority to supervise gaming activities to the seven-member Indiana Gaming Commission (the "Indiana Gaming Commission"). The Indiana Gaming Commission is empowered to administer, regulate and enforce the system of riverboat gaming established under Indiana's Riverboat Gambling Act (the "Riverboat Gambling

Act") and has jurisdiction and supervision over all riverboat gaming operations in Indiana, as well as all persons on riverboats where gaming operations are conducted. The Indiana Gaming Commission has broad powers to regulate riverboat gaming operations and to approve the form of ownership and financial structure of not only riverboat owner licensees, but also their entity qualifiers, and intermediary and holding companies. Indiana is a new gaming jurisdiction and the emerging regulatory framework is not yet complete. The Indiana Gaming Commission has adopted certain final rules and has published others in proposed or draft form which are proceeding through the review and final adoption process. The Indiana Gaming Commission also has indicated its intent to publish additional proposed rules in the future. The Indiana Gaming Commission has broad rulemaking power and it is impossible to predict what effect, if any, the rules might have on the operations of the Lawrenceburg Casino. The following description reflects both adopted and proposed rules. Further, the Indiana General Assembly has the power to promulgate new laws and implement amendments to the Riverboat Gambling Act, which can materially affect the operation or economic viability of the gaming industry in Indiana.

    No one may operate a riverboat gaming operation in Indiana without holding a riverboat owner's license. The Indiana Gaming Commission has implemented strict regulations with respect to the suitability of riverboat license owners, their key personnel, and employees. The Indiana Gaming Commission utilizes a "class based" licensing structure that subjects all individuals associated with a riverboat licensee or a riverboat license applicant to varying degrees of background investigations.

    Under current Indiana law a maximum of 11 owner's licenses may be in effect at any time with an aggregate of five licenses to be issued to owners whose home port is a county which is contiguous to Lake Michigan, an aggregate of five licenses to be issued to owners whose home port is a county which is contiguous to the Ohio River and one license to be issued to an owner whose home port is a county contiguous to Lake Patoka. For counties contiguous to the Ohio River, the Indiana Gaming Commission may not issue a license unless an ordinance has been passed permitting the docking of a riverboat by the specified local entity and the voters of the county have approved riverboat gambling in the county.

    A license holder is required to pay an initial license fee of $25,000, a renewal of $5,000 per year thereafter and post a bond to guaranty performance of the licensee's obligations under the legislation. Gaming will be permitted only on riverboats which (i) have a valid certificate of inspection from the U.S. Coast Guard for the carrying of at least 500 passengers, (ii) are at least 150 feet in length, and (iii) for riverboats operating on the Ohio River, replicate historic Indiana steamboat passenger vessels of the 19th century. No person or entity may simultaneously own an interest in more than two riverboat owner's licenses. A person or entity may simultaneously own up to 100% in one riverboat owner's license and no more than 10% in a second riverboat owner's license. A riverboat owner's licensee must possess a level of skill, experience, or knowledge necessary to conduct a riverboat gaming operation that will have a positive economic impact on the host site, as well as the entire State of Indiana. Additional representative, but not exclusive, qualification criteria with respect to the holder of a riverboat owner's license include character, reputation, financial integrity, the facilities or proposed facilities for the conduct of riverboat gaming including related non-gaming projects such as hotel development, and the good faith affirmative action plan to recruit, train and upgrade minorities and women in all employment classifications. The Indiana Gaming Commission shall require persons holding owner's licenses to adopt policies concerning the preferential hiring of residents of the city in which the riverboat docks for riverboat jobs. The Indiana Gaming Commission has broad discretion in regard to the issuance, renewal, revocation and suspension of licenses and approvals, and the Indiana Gaming Commission is empowered to regulate a wide variety of gaming and non-gaming related activities, including the licensing of suppliers to, and employees at, riverboat gaming operations, and effectively to approve the form of ownership and financial structure of not only riverboat owner and supplier licensees, but also their subsidiaries and affiliates. A riverboat owner's licensee or any other person may not lease, hypothecate, borrow money against or loan money against a riverboat owner's license. An ownership interest in a riverboat owner's license may only be transferred in accordance with the regulations promulgated under the Riverboat Gambling Act. An applicant for the approval of the transfer of a riverboat owner's license must comply with application procedures prescribed by the Indiana Gaming Commission and present evidence that it meets or possesses the standards, qualifications, and other criteria under Indiana gaming laws, and pay an investigative fee in the amount of $50,000 with the application. If the Indiana Gaming Commission denies the application to transfer an ownership interest, it shall issue notice of denial to the applicant. Unless specifically stated to the contrary, a notice of denial of an application for transfer shall not constitute a finding that the applicant is not suitable for licensure. A person who is served with notice of denial under this rule may request an administrative hearing.

    "Certificates of Suitability" are issued following selection by the Indiana Gaming Commission. The "Certificate of Suitability" is valid for 180 days unless extended by the Indiana Gaming Commission. During this period the prospective riverboat licensee must among other things: obtain a permit to develop the riverboat gaming operation from the United States Army Corps of Engineers; obtain a valid certificate of inspection from the United States Coast Guard for the vessel on which the riverboat gaming operation will be conducted; apply for and receive the appropriate permits or certificates from the Indiana Alcoholic Beverage Commission, fire marshall, and other appropriate local, state and federal agencies which issue permits including, but not limited to, health permits, building permits and zoning permits; closing the financing necessary to complete the development of the gaming operation; post a bond in compliance with the applicable law; obtain the insurance deemed necessary by the Indiana Gaming Commission; receive licensure for electronic gaming devices and other gaming equipment under applicable law; submit an emergency response plan in compliance with applicable laws; and take any other action that the Indiana Gaming Commission deems necessary for compliance under Indiana gaming laws. Further, the Indiana Gaming Commission may place restrictions, conditions or requirements on the permanent riverboat owner's license. An owner's initial license expires five years after the effective date of the license, and unless the owner's license is terminated, expires or is revoked, the owner's license may be renewed annually by the Indiana Gaming Commission upon satisfaction of certain conditions contained in the Riverboat Gambling Act.

    Pursuant to rules promulgated by the Indiana Gaming Commission, any person (other than an institutional investor) who individually, or in association with others, acquires directly or indirectly the beneficial ownership of 5% or more of any class of voting securities of a publicly-traded corporation that is a riverboat licensee or 5% or more of the beneficial interest in a riverboat licensee, directly or indirectly, through any class of the voting securities of any holding or intermediary company of a riverboat licensee shall apply to the Indiana Gaming Commission for finding of suitability within 45 days after acquiring the securities. Each institutional investor who, individually or in association with others, acquires, directly or indirectly, beneficial ownership of 5% or more of any class of voting securities of a publicly-traded corporation that is a riverboat licensee or 5% or more of the beneficial interest in a riverboat licensee through any class of the voting securities of any holding or intermediary company of a riverboat licensee shall notify the Indiana Gaming Commission within 10 days after the institutional investor acquires the securities and shall provide additional information and may be subject to a finding of suitability as required by the Indiana Gaming Commission.

    An institutional investor who would otherwise be subject to a suitability finding shall, within 45 days, after acquiring the interests submit information to the Indiana Gaming Commission including the following: a description of the institutional investor's business and a statement as to why the institutional investor satisfies the definitional requirements of an institutional investor under Indiana gaming rule requirements; a certification made under oath that the voting securities were acquired and are held for investment purposes only and were acquired and are held in the ordinary course of business as an institutional investor; the name, address, telephone number, social security number or federal tax identification number of each person who has the power to direct or control the institutional investor's exercise of its voting rights as a holder of voting securities of the riverboat licensee; the name of each person who beneficially owns 5% or more of the institutional investor's voting securities or equivalent; a list of the institutional investor's affiliates; a list of all securities of the riverboat licensee that are or were beneficially owned by the institutional investor or its affiliates within the preceding one year; a disclosure of all criminal and regulatory sanctions imposed during the preceding ten years; a copy of any filing made under 16 U.S.C. 18(a); and any other additional information the Indiana Gaming Commission may request to insure compliance with Indiana gaming laws.

    Each institutional investor who, individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities of a publicly-traded corporation that owns a riverboat owner's license or 15% or more of the beneficial interest in a riverboat licensee directly or indirectly through any class of voting securities of any holding company or intermediary company of a riverboat licensee shall apply to the Indiana Gaming Commission for a finding of suitability within 45 days after acquiring the securities.

    An institutional investor means any of the following: a retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; an investment company registered under the Investment Company Act of 1940; a collective investment trust organized by banks under Part 9 of the Rules of the Comptroller of the Currency; a closed end investment trust; a chartered or licensed life insurance company or property and casualty insurance company; a banking, chartered or licensed lending institution; an investment adviser registered under the Investment Advisers Act of 1940; and any other entity the Indiana Gaming Commission determines constitutes an institutional investor. The Indiana Gaming Commission may in the future promulgate regulations with respect to the qualification of other financial backers, mortgagees, bond holders, holders of indentures or other financial contributors.

    The Riverboat Gambling Act imposes a tax on admissions to gaming excursions at a rate of $3.00 for each person admitted to the gaming excursion. This admission tax is imposed upon the license owner conducting the gaming excursion on a per-person basis without regard to the actual fee paid by the person using the ticket, with the exception that no tax shall be paid by admittees who are actual and necessary officials, employees of the licensee or other persons actually working on the riverboat. A tax is imposed on the adjusted gross receipts received from gaming games under the Riverboat Gambling Act at a rate of twenty percent (20%) of the amount of the adjusted gross receipts. Adjusted gross receipts is defined as the total of all cash and property (including checks received by a licensee), whether collected or not, received by a licensee from gaming operations less the total of all cash paid out as winnings to patrons including a provision for uncollectible gaming receivables as is further set forth in the Riverboat Gambling Act. The Indiana Gaming Commission may, from time to time, impose other fees and assessments on riverboat owner licensees. In addition, all use, excise and retail taxes apply to sales aboard riverboats.

    In general, riverboat excursions are limited to a duration of four hours, and no gaming may be conducted while the riverboat is docked, with the exception of (i) the 30 minutes during passenger embarkation and disembarkation and (ii) when weather, water or traffic prevent the riverboat from cruising. Minimum and maximum wagers on games are set by the licensee, and wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager, and wagers may only be taken from a person present on a licensed riverboat.

    No riverboat licensee or riverboat license applicant may enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received as determined at the time the contract is executed. Any contract entered into by a riverboat licensee or riverboat license applicant that exceeds the total dollar amount of $50,000 shall be a written contract. A riverboat license applicant means an applicant for a riverboat owner's license that has been issued a certificate of suitability.

    Pursuant to proposed Indiana Gaming Commission rules, riverboat licensees and riverboat license applicants must submit an internal control procedure regarding purchasing transactions which must contain provisions regarding ethical standards, compliance with state and federal laws, and prohibitions on the acceptance of gifts and gratuities by purchasing and contracting personnel from suppliers of goods or services. The proposed rules also require any riverboat licensee or applicant to submit any contract, transaction or series of transactions greater than $500,000 in any 12-month period to the Indiana Gaming Commission within 10 days of execution, and to submit a summary of all contracts or transactions greater than $50,000 in any 12-month period on a quarterly basis. The proposed rules provide that contracts submitted to the Indiana Gaming Commission are not submitted for approval, but grant the Indiana Gaming Commission authority to cancel or terminate any contract not in compliance with Indiana law and Indiana Gaming Commission rules.

    Indiana gaming laws provide that the opportunity for full minority and women's business enterprise participation in the riverboat industry in Indiana is essential to social and economic parity for minority and women business persons. The Indiana Gaming Commission has the power to review compliance with the goals of participation by minority and women business persons and impose appropriate conditions on licensees to insure that goals for such business enterprises are met.

    Under proposed Indiana Gaming Commission rules, a riverboat licensee or a riverboat license applicant shall designate certain minimum percentages of the value of its contracts for goods and services to be expended with minority business enterprises and womens' business enterprises such that 10% of the dollar value of the riverboat licensee's or the riverboat license applicant's contracts be expended with minority enterprises and 5% of the dollar value of the riverboat licensee's or the riverboat license applicant's contracts be expended with women's business enterprises. Expenditures with minority and women business enterprises are not mutually exclusive.

    All licensees subject to the jurisdiction of the Indiana Gaming Commission have a continuing duty to maintain suitability for licensure. The Indiana Gaming Commission may initiate an investigation or disciplinary action or both against a licensee about whom the commission has reason to believe is not maintaining suitability for licensure, is not complying with licensure conditions, and/or is not complying with Indiana gaming laws or regulations. The Indiana Gaming Commission may suspend, revoke, restrict or place conditions on the license of a licensee; require the removal of a licensee or an employee of a licensee; impose a civil penalty or take any other action deemed necessary by the Indiana Gaming Commission to insure compliance with Indiana gaming laws.

IOWA

    In 1989, the State of Iowa legalized riverboat gaming on the Mississippi and Missouri Rivers and certain other waterways located in Iowa. The Excursion
Gambling Act grants the Iowa Racing and Gaming Commission (the "Iowa Commission") jurisdiction over all gambling operations.

    The legislation authorized the granting of licenses to conduct riverboat gaming to not-for-profit corporations which, in turn, are permitted to enter into operating agreements with persons who are licensed by the Iowa Commission to operate riverboat casinos. The number of licenses which may be granted is not limited by statute or regulation.

    Gaming is permitted only on riverboats which recreate, as nearly as practicable, Iowa's riverboat history and have a capacity for at least 250 persons with tickets. In addition the licensee must utilize Iowa resources, goods and services in the operation of the riverboat. An excursion gambling boat must operate at least one excursion each day for 100 days during the excursion season which will be from April 1 through October 31. Excursions consist of a minimum two hours. While an excursion gambling boat is docked, passengers may embark or disembark at any time during its business hours. If during the excursion season it is determined that it would be unsafe to complete any portion of an excursion, or if mechanical problems prevent the completion of any portion of an excursion, the boat may be allowed to remain dockside.

    A gaming license will be issued for not more than three years and is subject to annual renewals thereafter. The Iowa Commission has broad discretion with regard to such renewals. The annual license fee to operate an excursion gambling boat shall be based on the passenger carrying capacity, including crew, for which the excursion gambling boat is registered. The annual fee shall be five dollars per person capacity. Licenses issued by the Iowa Commission may not be transferred to another person or entity. The Company must submit detailed financial and operating reports to the Iowa Commission.

    Minimum and maximum wagers on games are set by the licensee. Wagering may only be conducted with chips, wagering debit cards or coins. Wagers may only be made by persons 21 years of age and older. A licensee shall not accept a credit card to purchase coins, tokens or other forms of credit to be wagered on gambling games.

    The legislation imposes a graduated tax based on adjusted gross receipts at a rate of 5% on the first $1 million, 10% on the next $2 million and 20% on any amount over $3 million. The tax is to be paid by the licensee within 10 days after the close of business of the day when the wagers were made. The legislation also permits the Iowa Commission to impose an admission fee for each person embarking on an excursion vessel, and the city or county in which gaming is conducted is permitted to impose an admission fee of not greater than 50 CENTS.

    Pursuant to its rulemaking authority, the Iowa Commission requires officers, directors and certain key employees of the Company to be licensed by the Iowa Commission. In addition, anyone having a material relationship or involvement with the Company may be required to be found suitable or to be licensed, in which case those persons would be required to pay the costs and fees of the Iowa Commission. The Iowa Commission has jurisdiction to disapprove a change in position by such officers or key employees and the power to require the Company to suspend or dismiss officers, directors or other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the Iowa Commission finds suitable to act in such capacities. Any contract in excess of $50,000 must be submitted to and approved by the Iowa Commission.

    The Iowa Commission may also require any individual who has a material relationship with the Company to be investigated and licensed or found suitable. Any person who acquires 5% or more of the Company's equity securities must be approved by the Iowa Commission prior to such acquisition. The applicant stockholder is required to pay all costs of such investigation.

LOUISIANA

    In July 1991, the Louisiana legislature adopted legislation permitting certain types of gaming activity on certain rivers and waterways in Louisiana. The legislation granted authority to supervise riverboat gaming activities to the Louisiana Riverboat Gaming Commission and the Riverboat Gaming Enforcement Division of the Louisiana State Police (the "Louisiana Enforcement Division"). The Louisiana Riverboat Gaming Commission was authorized to hear and determine all appeals relative to the granting, suspension, revocation, condition or renewal of all licenses, permits and applications. In addition, the Louisiana Riverboat Gaming Commission was to establish rules providing for and determining, among other things, authorized routes, duration of excursions and the stops a riverboat may make, minimum levels of insurance, construction of riverboats, periodic inspections and procedures for negotiable instrument transactions involving patrons. The Louisiana Enforcement Division was authorized, among other things, to investigate applicants and issue licenses, investigate violations of the statute, conduct continuing reviews of gaming activities and exercise other broad oversight powers.

    In an April 1996 special session of the Louisiana legislature, Louisiana lawmakers passed a measure which established the Louisiana Gaming Control Board and provides that such board shall be the successor to all prior authorities, and the sole and exclusive authority, with regard to the regulation and supervision of gaming operations and activities in Louisiana except for the regulation of horse racing and offtrack betting and the conducting of charitable gaming operations. Effective May 1, 1996, the powers, duties, functions, and responsibilities of the Louisiana Riverboat Gaming Commission and the Louisiana Enforcement Division, including those with respect to riverboat gaming, are transferred to the Louisiana Gaming Control Board.

    The statute authorized issuance of up to 15 licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish. An initial license to conduct riverboat gaming operations is valid for a term of five years. The Louisiana gaming law provides that a renewal application for the period succeeding the initial five year term of the operator's license must be made to the Louisiana Gaming Control Board. The application for renewal shall be accompanied with payment of a fee and shall include a statement under oath of any and all changes in information, including financial information, provided in the previous application.

    The Louisiana gaming law specifies certain restrictions relating to the operation of riverboat gaming, including the following: (i) gaming is not permitted while a riverboat is docked, other than the forty-five minutes between excursions, and during times when dangerous weather or water conditions exist;
(ii) each
round-trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specific exceptions; (iii) agents of the Louisiana
Gaming Control Board are permitted on board at any time during gaming operations; (iv) gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers; (v) gaming may only take place in the designated gaming area while the riverboat is conducting an authorized excursion upon a designated river or waterway; (vi) gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair or storage of such equipment; (vii) wagers may be received only from a person present on a licensed riverboat; (viii) persons under 21 are not permitted in designated gaming areas; (ix) except for slot machine play, wagers may be made only with tokens, chips or electronic cards purchased from the licensee; (x) the riverboat may only board and discharge passengers at the riverboat's licensed berth; (xi) licensees must have adequate protection and indemnity insurance; (xii) licensees must have all necessary Federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (xiii) gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Louisiana Gaming Control Board.

    Certain persons affiliated with a riverboat gaming licensee, including directors and officers of the licensee, directors and officers of any holding company of the licensee involved in gaming operations, persons holding five percent or greater interests in the licensee, and persons exercising influence over a licensee ("Affiliated Gaming Persons"), are subject to the application and suitability requirements of the Louisiana gaming law.

    The transfer of a license or permit or an interest in a license or permit is prohibited. The sale, purchase, assignment, transfer, pledge or other hypothecation, lease, disposition or acquisition (a "Transfer") by any person of securities which represents 5% or more of the total outstanding shares issued by a corporation that holds a license is subject to Louisiana Gaming Control Board disapproval. A security issued by a corporation that holds a license must disclose these restrictions. Prior Louisiana Gaming Control Board approval is required for the Transfer of any ownership interest of 5% or more in any licensee or for the Transfer of any "economic interest" of 5% or more in any licensee or Affiliated Gaming Person. No such prior approval is required for the transfer of any ownership interest of 5% or more in any corporate licensee. An "economic interest" is defined for purposes of a Transfer as any interest whereby a person receives or is entitled to receive, by agreement or otherwise, a profit, gain, thing of value, loss, credit, security interest, ownership interest or other benefit.

    A licensee must notify the Louisiana Gaming Control Board in writing within five (5) days of the completion of the following transactions:

    1. Withdrawal of capital in excess of five percent (5%) of the licensee's net gaming proceeds for the preceding twelve month period;

    2. The granting of a loan or any other extension of credit in excess of five percent (5%) of the licensee's net gaming proceeds for the preceding twelve month period;

    3. Any advance or other distribtuion of any type of asset in excess of five percent (5%) of the licensee's net gaming proceeds for the preceding twelve month period;

    No prior approval of any such withdrawal, loan, advance or distribution is required, but such transaction is ineffective if subsequently disapproved by the Louisiana Gaming Control Board. In addition, the Louisiana Gaming Control Board may issue an emergency order for not more than 10 days prohibiting payment of profits, income or accruals by, or investments in, a licensee.

    Riverboat gaming licensees and their Affiliated Gaming Persons are required to notify the Louisiana Gaming Control Board within 30 days after any such person applies for, receives or accepts a loan, or makes use of any cash, property, credit, loan or line of credit, or guarantees, or grants other form of security for a loan (a "Loan") unless such transaction involves publicly registered debt and securities (in which event such person shall file the registration statement and other materials with the Louisiana Gaming Control Board), unless more stringent conditions are imposed by the Louisiana Gaming Control Board, or the amount of the Loan is below certain specified thresholds. The Louisiana Gaming Control Board is required to investigate the reported Loan, and to either approve or disapprove the transaction. If disapproved, the Loan must be rescinded by the Licensee or Affiliated Gaming Person. The Company has obtained the approval of the Louisiana Enforcement Division in connection with the Offering. The Louisiana Enforcement Division, however, has reserved the right to review all Louisiana security documents.

    Fees for conducting gaming activities on a riverboat include (i) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter; (ii) a state franchise fee of 15% of net gaming proceeds; (iii) a state license fee of 3.5% of net gaming proceeds; and (iv) a local fee of up to $2.50 per passenger.

    On April 19, 1996, the Louisiana legislature approved legislation mandating local option elections to determine whether to prohibit or continue to permit three individual types of gaming in Louisiana on a parish-by-parish basis. The referendum will be brought before the Louisiana voters at the time of the 1996 presidential election and will determine whether each of the following types of gaming will be prohibited or permitted in the following described Louisiana parishes: (i) the operation of video draw poker devices in each parish; (ii) the conduct of riverboat gaming in each parish that is contiguous to a statutorily designated river or waterway or (iii) the conduct of land-based casino gaming operations in Orleans Parish. If a majority of the voters in a parish elect to prohibit one or more of the above-described gaming activities in such parish, then no license or permit shall be issued to conduct such prohibited gaming activity in such parish and no such gaming activity may be permitted in that parish. If, however, riverboat gaming was previously permitted in such parish, the legislation permits the current gaming operator to continue riverboat gaming in that parish until the expiration of its gaming license. However, the current legislation does not provide for any moratorium that must expire before future local elections on gaming could be mandated or allowed.

    Further, in parishes where riverboat gaming is currently authorized and voters elect to prohibit riverboat gaming, the legislation provides that the gaming license shall not be reissued or transferred to any parish other than a parish in which a riverboat upon which gaming is conducted is berthed. In addition, the Louisiana legislature approved a joint resolution to submit to Louisiana voters at the time of the 1996 presidential election for their approval a proposed constitutional amendment which, among other things, would require the voters in a parish where riverboat gaming exists to approve additional riverboat gaming in that parish.

MISSOURI

    Gaming was originally authorized in the State of Missouri on November 3, 1992, although no governmental action was taken to enforce or implement the original law. On April 29, 1993, Missouri enacted the Missouri Gaming Law which replaced the original law and established the Missouri Gaming Commission, which is responsible for the licensing and regulation of riverboat gaming in Missouri. The number of licenses which may be granted is not limited by statute or regulation. The Missouri Gaming Law grants specific powers and duties to the Missouri Gaming Commission to supervise riverboat gaming and implement the Missouri Gaming Law and take any other action as may be reasonable or appropriate to enforce the Missouri Gaming Law. The Missouri Gaming Commission has discretion to approve permanently moored ("dockside") riverboat casinos if it finds that the best interest of Missouri and the safety of the public indicate the need for continuous docking of an excursion gambling boat.

    Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. If a company is granted a gaming license in Missouri, such company, any subsidiaries it may form and its officers, directors, significant shareholders and employees will be subject to regulations. The initial license and first subsequent license renewal of an excursion gambling boat operator shall be for a period of one year. Thereafter, license renewal periods shall be two years. However, the Missouri Gaming Commission may reopen license hearings at any time. In addition to the owners license and operators license for the riverboat, every individual participating in gaming operations in any capacity is required to have an occupational license from the Missouri Gaming Commission. Applicants and licensees are responsible to keep the application and any requested materials current at all times, and this responsibility shall continue throughout any period of licensure granted by the Missouri Gaming Commission. In addition, Missouri has extensive licensing disclosure requirements.

    The Missouri Gaming Commission may revoke or suspend gaming licenses and impose other penalties for violation of the Missouri Gaming Law and the rules and regulations which may be promulgated thereunder. Penalties include, but are not limited to, forfeiture of all gaming equipment used in the conduct of unauthorized gambling games and fines of up to three times a licensee's highest daily gross receipts derived from wagering on the gambling games, whether authorized or unauthorized, conducted during the preceding twelve months. In addition, the Missouri Gaming Commission requires 60 days notice of, and may disapprove or require delay pending further investigation of, transactions in excess of the greater of $500,000 or 30% of licensee's net worth, up to $1,000,000, which transactions involve or relate to the gaming licensee.

    The Missouri Gaming Law imposes operational requirements on riverboat operators, including a charge of two dollars per gaming customer per excursion that licensees must pay to the Missouri Gaming Commission, a minimum payout requirement of 80% for slot machines, a 20% tax on adjusted gross receipts, prohibitions against providing credit to gaming customers (except for the use of credit cards and cashing checks) and a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat. Licensees must also submit to the Commission on a quarterly basis an audit of compliance and of the financial transactions and condition of the licensee's total operations for the calendar quarter and pay the associated auditing fees. The Missouri Gaming Law provides for a loss limit of $500 per person per excursion. Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose such space limitations through the adoption of rules and regulations. Additionally, United States Coast Guard safety regulations could affect the amount of riverboat space that may be devoted to gaming. The Missouri Gaming Law also includes requirements as to the form of riverboats, which must resemble Missouri's riverboat history to the extent practicable and include certain non-gaming amenities.

    The licensee may receive wagers only from a person present on a licensed excursion gambling boat. Wagering shall not be conducted with money or other negotiable currency. A person under 21 years of age shall not make a wager on an excursion gambling boat and shall not be allowed in the area of the excursion boat where gambling is being conducted.

    With respect to the availability of dockside gaming, which may be more profitable than cruise gaming, the Missouri Gaming Commission is empowered to determine on a site by site basis where such gaming is in the best interest of Missouri and the safety of the public and shall be permitted.

    Pursuant to its rulemaking authority, the Missouri Gaming Commission has adopted certain regulations which provide, among other things, that: (i) riverboat excursions are limited to a duration of four hours, and gaming may be conducted at any time during the excursion; (ii) no gaming licensee or occupational licensee may pledge, hypothecate or transfer in any way any license, or any interest in a license, issued by the Missouri Gaming Commission;
(iii) without first notifying the Missouri Gaming Commission at least 60 days prior to such consummation of any of the following transactions (and during such period the Missouri Gaming Commission may disapprove the transaction or require the transaction to be delayed pending further investigation) (a) a gaming licensee or a holding company affiliated with a gaming licensee may not make a public issuance of debt, (b) a publicly held gaming licensee or a publicly held holding company may not make any issuance of an ownership interest equaling 5% or greater of the gaming licensee or holding company or (c) a person or entity may not pledge or hypothecate an ownership interest in a gaming licensee that is not a publicly held company or a holding company that is not a publicly held company provided that no such ownership interest may be transferred voluntarily or involuntarily pursuant to any pledge without separate notice to the Missouri Gaming Commission as required by the regulations; (iv) not later than 7 days after the consummation of any transfer of ownership interest in a publicly held gaming licensee, if such transfer would result in an entity or group of entities acting in concert owning, directly or indirectly, a total amount of ownership interest equaling 5% or greater of the ownership interest in the gaming licensee, the transferee must report such consummation to the Missouri Gaming Commission; (v) no withdrawals of capital, loans, advances or distribution of any type of assets in excess of 5% of accumulated earnings of a licensee to anyone with an ownership interest in the licensee may occur without prior Missouri Gaming Commission approval; and (vi) the Missouri Gaming Commission may take action against a licensee or other person who has been disciplined in another jurisdiction for gaming related activity.

    The Missouri Gaming Commission is authorized to enter the premises of excursion gambling boats, facilities, or other places of business of a licensee in Missouri to determine compliance with the Missouri Gaming Law and to investigate alleged violations of the Missouri Gaming Law or Missouri Gaming Commission rules, orders or final decisions. A holder of any license shall be subject to imposition of penalties, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees that is injurious to the public health, safety, morals, good order and general welfare of the people of the state of Missouri, or that would discredit the Missouri gaming industry or the state of Missouri. The Missouri Gaming Commission may waive any licensing requirement or procedure for any type of license if it determines that the waiver is in the best interests of the public. In addition, a supplier's license is required of persons who sell or lease gambling equipment, gambling supplies or both to any licensee. A licensee licensed to conduct gambling games shall acquire all gambling games or implements of gambling from a licensed supplier.

LEGISLATIVE AND REGULATORY CONSIDERATIONS IN CERTAIN ADJACENT JURISDICTIONS

    KANSAS. Casino gaming is currently illegal in Kansas as a constitutionally prohibited form of lottery. In order to amend the Kansas constitution, two-thirds of the members of each house of the Kansas legislature and a majority of Kansas voters would have to approve a proposed amendment. Resolutions seeking to amend the Kansas constitution to authorize limited forms of gaming have been proposed. Kansas Governor Graves has stated that he is in favor of the legalization of slot machines at racing locations. He has expressed his desire to put a proposed amendment before the voters by November 1996. The Kansas senate recently voted to allow specified racetracks, including the Woodlands Racetrack in Kansas City, to install instant bingo dispensers that resemble slot machines. The legislation must still be approved by the Kansas house of representatives and signed by the governor.

    The State of Kansas has approved Class III Indian compacts with four separate tribes authorizing the tribes to conduct table and keno games, but not slot machines, on their respective reservation lands. The reservations on which these tribes propose to offer gaming in Kansas are located from approximately 120 to 150 miles from downtown Kansas City.

    KENTUCKY. Casino gaming is illegal in Kentucky as a constitutionally prohibited form of lottery. In order to amend the Kentucky constitution, three-fifths of the members of each house of the Kentucky legislature and a majority of Kentucky voters would have to approve a proposed amendment. Several Kentucky racetracks have publicly lobbied for the right to conduct casino games.

    OHIO. Casino gaming is illegal in Ohio as a constitutionally prohibited form of lottery. In order to amend the Ohio constitution, three-fifths of the members of each house of the Ohio legislature and a majority of Ohio voters would have to approve the proposed amendment. There have been efforts to amend the Ohio constitution to allow for casino gaming, but these efforts have been rejected. As recently as 1994, a proposed amendment was introduced to amend the constitution to allow as many as four casino vessels but it remained in committee until the end of the legislative session. In 1990, Ohio voters defeated a proposed constitutional amendment to allow a pilot casino gaming project.

    The Ohio legislature operates on two-year sessions. The current legislative session runs through December 1996. Because the Ohio legislature is currently in session, a proposed amendment could be introduced and put before the voters. There have been reports of voter petition drives to place a casino gaming referendum on the November 1996 ballot. Ohio Governor Voinovich has publicly opposed the legalization of casino gaming in Ohio.

FEDERAL AND NON-GAMING REGULATIONS

    The Company and its subsidiaries are subject to certain federal, state and local safety and health laws, regulations and ordinances that apply to businesses generally, such as the Clean Air Act, Clean Water Act,

Occupational Safety and Health Act, Resource Conservation Recovery Act and Comprehensive Environmental Response, Compensation and Liability Act. The Company has not made, and does not anticipate making, material expenditures with respect to such environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in additional costs to the Company. For example, in 1990 the U.S. Congress enacted the Oil Pollution Act to consolidate and reconcile mechanisms under various oil spill response laws. The Department of Transportation has proposed regulations requiring owners and operators of certain vessels to establish through the U.S. Coast Guard evidence of financial responsibility in the amount of $5.5 million for clean-up of oil pollution. This requirement would be satisfied by either proof of adequate insurance (including self-insurance) or the posting of a surety bond or guaranty.

    All vessels operated by the Company must comply with U.S. Coast Guard requirements as to safety and must hold a Certificate of Seaworthiness. These requirements set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessel. Loss of the Certificate of Seaworthiness of a vessel would preclude its use as a riverboat. Every five years, vessels must be drydocked for an inspection of the outside of the hull resulting in a loss of service for a period of time. The Belle of Sioux City riverboat was removed from service on April 13, 1996 for such a hull inspection. The riverboat arrived at an approved dry docking facility on April 16, 1996, passed its inspection and returned to service on May 9, 1996. No interruption in gaming operations occurred in Sioux City as a result of the hull inspection process, as the Company temporarily transferred gaming operations to the original Alton Belle prior to removing the Belle of Sioux City from service.

    All shipboard employees of the Company employed on U.S. Coast Guard regulated vessels, including those who have nothing to do with the actual operation of the vessel, such as dealers, waiters and security personnel, may be subject to the Jones Act which, among other things, exempts these employees from state limits on workers' compensation awards.

    The Company is subject to the provisions of the Americans With Disabilities Act but does not anticipate incurring significant expenses to bring its facilities or procedures into compliance with such Act.

    The Bank Secrecy Act (the "BSA"), enacted by Congress in 1985, requires banks, other financial institutions and casinos to monitor receipts and disbursements of currency in excess of $10,000 and report them to the United States Department of the Treasury (the "Treasury"). In management's opinion, the BSA may have resulted in a reduction in the volume of play by high level wagerers. The Treasury has proposed tentative amendments to the BSA which would apply solely to casinos and their reporting of currency transactions. The most significant proposed change in the BSA is a reduction in the threshold at which customer identification data must be obtained and documented by the casino, from $10,000 to $3,000 (which may include the aggregation of smaller denomination transactions). Additionally, the amendments would substantially increase the record-keeping requirements imposed upon casinos relating to customer data, currency and non-currency transactions. Management believes the proposed amendments, if enacted in their current form, could result in a further reduction in the volume of play by upper- and middle-level wagerers while adding operating costs associated with the more extensive record-keeping requirements. However, the effect of the Company's operations is not expected to be material.

    The proposed riverboat casino sites in Lawrenceburg, Indiana and Riverside, Missouri are located in potential wetlands or other protected areas. Although the Company does not believe that the existence of wetlands or other protected areas will prohibit or have a significant adverse impact on the Company's ability to develop any of its current sites, there can be no assurance that such a claim or other claims relating to such matters may not arise in the future, which may have a material adverse effect on the costs of opening a casino at such sites or result in a material delay in opening a gaming facility at such sites.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names and ages of the Company's directors and executive officers and the positions they hold with the Company.

           NAME                AGE                             POSITION
- --------------------------     ---     ---------------------------------------------------------
J. Thomas Long (a)             45      Chief Executive Officer, General Counsel and Vice
                                        Chairman of the Board of Directors
H. Steven Norton               62      President and Chief Operating Officer
Joseph G. Uram                 38      Executive Vice President, Treasurer and Chief Financial
                                        Officer
William F. Cellini (a)         61      Chairman of the Board of Directors
George L. Bristol (c)          55      Director
Jimmy F. Gallagher (c)         67      Director
William McEnery (a)            53      Director
F. Lance Callis (b)            60      Director
John B. Pratt, Sr. (b)         73      Director
Edward F. Brennan (b)          55      Director
Walter I. Rogers               63      Vice President -- Casino Development
Patsy S. Hubbard               51      Secretary

- ------------
(a) Messrs. Long, Cellini and McEnery comprise a class of directors whose term expires in 1999.

(b) Messrs. Callis, Pratt and Brennan comprise a class of directors whose term expires in 1998.

(c) Messrs. Bristol and Gallagher comprise a class of directors whose term expires in 1997.

    J. THOMAS LONG has been employed by the Company since March 1991 and is currently Chief Executive Officer, General Counsel and Vice Chairman of the Board of Directors of the Company. Prior to the hiring of Mr. Uram in January 1993, Mr. Long also served as Chief Financial Officer of the Company. Mr. Long was an active partner in the law firm of Farrell & Long, P.C., Godfrey, Illinois from 1985 to 1991. Mr. Long remains of counsel to The Farrell Law Firm, the successor firm of Farrell & Long. From 1980 to 1984, Mr. Long served as Assistant States Attorney in Madison County, Illinois.

    H. STEVEN NORTON has been President and Chief Operating Officer of the Company since January 1993. From April 1991 to December 1992, Mr. Norton was President and Chief Executive Officer of Gold River Gambling Hall and Resort in Laughlin, Nevada. From August 1990 to April 1991, Mr. Norton was President and Chief Operating Officer of the Sands Hotel and Casino, Las Vegas, Nevada and from August 1967 to August 1990, Mr. Norton was employed by Resorts International, Inc., a hotel and casino concern based in Atlantic City, New Jersey in numerous positions including Executive Vice President.

    JOSEPH G. URAM has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since January 1993. From September 1989 to January 1993, Mr. Uram was Vice President and Chief Financial Officer of Creative Data Services, Inc., a national manufacturing concern headquartered in St. Louis, Missouri. Mr. Uram is a certified public accountant and, from 1979 to August 1989, he was employed by Arthur Andersen & Co. in St. Louis where he served as an audit manager.

    GEORGE L. BRISTOL has been President of GLB, Inc., a consulting firm, since 1977. He has been a member of the Board of Directors of the Company since January 1995 and is a member of its Audit Committee.

    WILLIAM F. CELLINI has been Chairman of the Company's Board of Directors since February 1993. Mr. Cellini has served as Chief Executive Officer of New Frontier Group, a real estate development, management and construction concern with offices in Chicago and Springfield, Illinois, since 1977. Mr. Cellini is a member of the Nominating Committee of the Board of Directors.

    JIMMY F. GALLAGHER has been a director of the Company since February 1993 and is currently a member of its Compensation Committee and Audit Committee. Mr. Gallagher retired from the gaming industry in March 1991. From March 1990 to March 1991, he was Supervisor of Casino Games for the Park Hotel and Casino in Las Vegas, Nevada.

    WILLIAM MCENERY has served as the president of Gas City, Ltd., an operator of gasoline stations and convenience stores in Illinois and Florida headquartered in Frankfort, Illinois, since 1965. Since 1982, Mr. McEnery has served as the president of A.D. Connor, Inc., a petroleum products hauling concern located in Frankfort, Illinois. Since 1975, Mr. McEnery has served as president of Bell Valley Farms, Inc., an owner and operator of harness racing training facilities located in Lockport, Illinois. Since 1992, Mr. McEnery has been a Director and investor in the Empress Riverboat Casino Corporation, the owner and operator of riverboat casino operations in Joliet, Illinois and the holder of a certificate of suitability for a riverboat casino operation in Hammond, Indiana. Mr. McEnery has been a member of the Company's Board of Directors since February 1993 and is a member of its Audit Committee and Nominating Committee.

    F. LANCE CALLIS has been a partner with the law firm of Callis, Papa, Hale, Jensen, Jackstadt, Bailey & Halloran P.C. (formerly Pratt & Callis, P.C.), with offices in St Louis, Missouri and Granite City, Illinois, since 1986. Mr. Callis has been a member of the Board of Directors of the Company since February 1993 and is a member of its Compensation and Nominating Committees.

    JOHN B. PRATT, SR. has practiced law in White Hall, Illinois as a sole practitioner since 1986. He has been a member of the Board of Directors of the Company since February 1993 and is a member of its Compensation and Audit Committees.

    EDWARD F. BRENNAN has been a principal in the law firm of Brennan, Cates & Constance in Belleville, Illinois since 1987. He has been a member of the Board of Directors of the Company since January 1995.

    WALTER I. ROGERS has been Vice President of Casino Development for the Company since March 1993. From 1973 to 1977, Mr. Rogers was Vice President of Casino Operations of Resorts International for its facilities in the Bahamas. From 1977 to 1988, Mr. Rogers served as Resorts International's Corporate Vice President of Casino Operations and Development and later represented Resorts International in Europe, North and Central Africa, and Central and South America. Mr. Rogers was retired between 1988 and 1993.

    PATSY S. HUBBARD has been employed by the Company since September 1991 and currently serves as Secretary of the Company. From 1978 through 1991, Ms. Hubbard was an Enrolled Agent/Paralegal at the law firm of Farrell & Long, P.C., Godfrey, Illinois. Prior to the initial public offering, Ms. Hubbard also served as Assistant Corporate Secretary to one of the corporate partners of the predecessor entity of the Company.

    Each director of the Company is currently required to be licensed to serve as a director of the Company by the applicable gaming regulatory authorities in Illinois, Missouri, Louisiana, Iowa and Indiana and may be subject to similar requirements in other jurisdictions in which the Company may conduct business. The nominees have met these requirements in the required jurisdictions. However, should any director be found no longer suitable by any regulatory authority having jurisdiction over the Company, that individual shall become ineligible to serve on the Board of Directors and a majority of the remaining directors may appoint a qualified replacement to serve as director for the remaining term of the disqualified director.

    William McEnery, a director and shareholder of the Company, owns Gas City, Ltd. which since June 1, 1995 has been the exclusive operator of the service stations on the Indiana East-West Toll Road. Since December 1995, Gas City, Ltd. has responded to certain document subpoenas for, and produced certain employees to testify before, a grand jury convened in the United States District Court, Northern District of

Indiana. The document subpoenas have related to Gas City, Ltd.'s relationship with the Indiana Toll Road Authority. None of Gas City, Ltd., Mr. McEnery or any employees of Gas City, Ltd. have been advised that they are targets of the grand jury investigation. The Company believes that the grand jury investigation is unrelated to the gaming industry and is focused on actions by, and dealings with, the Indiana Toll Road Authority. The Company has been advised by Gas City, Ltd. that it understands that other suppliers to the Indiana East-West Toll Road have also received document subpoenas.

    The Company has been advised that on May 14, 1996, a document subpoena was issued by the Assistant U.S. Attorney for the United States District Court, Northern District of Indiana to the Company in connection with the abovementioned grand jury. The document subpoena issued to the Company seeks certain documents relating to (i) contributions, gifts or donations to political persons or entities, (ii) requests to the Company for contributions, gifts or donations by political persons or entities and (iii) communications with employees of the Indiana Toll Road Authority. Mr. McEnery and other companies in which Mr. McEnery has investments also received similar document subpoenas. The Company has never made any contribution, gift or donation to any political person or entity on behalf of Mr. McEnery, Gas City, Ltd. or any entity controlled by him, nor has the Company had any dealings or communications with any employees of the Indiana Toll Road Authority.

                         DESCRIPTION OF EXCHANGE NOTES

    Set forth below is a summary of certain provisions of the Exchange Notes and the Old Notes (collectively referred to as, the "Notes"). The Exchange Notes will be, and the Old Notes were, issued pursuant to an indenture (the "Indenture") dated as of June 5, 1996, by and among Argosy Gaming Company (the "Company"), Alton Gaming Company, The Missouri Gaming Company, The St. Louis Gaming Company, Iowa Gaming Company, Jazz Enterprises, Inc., Argosy of Louisiana, Inc., Catfish Queen Partnership in Commendam and The Indiana Gaming Company (the "Guarantors") and First National Bank of Commerce, as trustee (the "Trustee"). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Notes, the Indenture and the Collateral Documents (as defined below). The terms of the Exchange Notes are the same in all respects (including principal amount, interest rate, maturity, security and ranking) as the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and (ii) are not entitled to certain registration rights and certain liquidated damages which are applicable to the Old Notes under the Registration Rights Agreement. The Exchange Notes will be issued under the Indenture governing the Old Notes.

    The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

    The Notes are senior secured obligations of the Company, limited in aggregate principal amount to $235 million. The Notes rank pari passu in right of payment with all present and future Indebtedness of the Company and senior to all future subordinated indebtedness of the Company and the existing Convertible Notes. The Notes are secured by certain property and assets as described below (sometimes referred to herein as the "Collateral"). References herein to the "Collateral Documents" include all documents to be entered into to create or perfect the security interests in the Collateral. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Exchange Notes will mature on June 1, 2004. The Exchange Notes will bear interest from June 5, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from June 5, 1996 to the date of the issuance of the Exchange Notes. The Exchange Notes will bear interest at the rate of 13 1/4% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1996, to the persons in whose names such Exchange Notes are registered at the close of business on the May 15 or November 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Noteholders at the addresses set forth upon the registry books of the Company; PROVIDED, that all payments with respect to Global Notes, and Certificated Securities the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer or exchange of the Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the correspondent office of the Trustee presently located at Chemical Banking Corp., 4 New York Plaza, New York, New York.

SECURITY FOR THE NOTES

    Except as provided below under the caption "Limitation on Liens Securing Indebtedness" and to the extent permitted by applicable law, the Notes are secured by a Lien, evidenced by pledge agreements, real estate mortgages, ship mortgages and security agreements executed by the Company and each of the
Guarantors, as applicable, in favor of the Trustee for the benefit of the Noteholders creating, subject to certain prior liens and other limitations and exceptions, a first priority security interest in substantially all of the present assets of the Company and each of the current Guarantors (collectively, the "Collateral"). The Collateral includes (i) substantially all the assets owned by the Company and the Guarantors and used in the Company's Alton, Riverside, Baton Rouge and Sioux City properties, excluding their gaming licenses, (ii) a pledge of all the capital stock of and partnership interests in the Company's operating subsidiaries (including Indiana Gaming L.P.) owned by the Company and the Guarantors, except for the Company's partnership interest in the Belle of Sioux City, L.P., which operates the Sioux City property, (iii) a pledge of intercompany notes, if any, payable to the Company or the Guarantors from their subsidiaries, and (iv) an assignment of the proceeds payable pursuant to the management agreement between The Indiana Gaming Company and Indiana Gaming L.P. with respect to the Lawrenceburg Casino. The Collateral does not include assets of the Lawrenceburg Casino and assets owned by the Belle of Sioux City, L.P; however, the Collateral includes the riverboat owned by the Company and leased to Belle of Sioux City, L.P. The Collateral does not include the assets of any future projects of the Company and any Subsidiaries formed or acquired after the date hereof and their related assets, unless acquired with the proceeds of the sale of Collateral or out of any distributions made by Indiana Gaming L.P. to the Company or any of its Subsidiaries (excluding managements fees, interest income and preferred dividends) up to the amount of the Lawrenceburg Investment to the extent not used to purchase Notes pursuant to the covenant "Repurchase of Notes in Connection With Sale of Lawrenceburg Interest or Repayment of Indebtedness." The Collateral does not include two parcels of property at the Riverside and Baton Rouge properties, which will be released from the Collateral and contributed to Unrestricted Subsidiaries of the Company subsequent to the execution of the Indenture. Such parcels may only be used to construct hotels, parking garages, restaurants or other businesses directly related to the hotel business at such properties. The Company and the Guarantors will be required to deliver to the Trustee, at their expense, one or more insurance policies from insurance companies of favorable national reputation having capital and surplus greater than $100,000,000, providing for title insurance for certain fee or leasehold interests naming the Trustee as insured on behalf of the Noteholders.

    No assurance can be provided by the Company or the Guarantors as to the priority of any security interest created by the Collateral Documents, and there may exist significant limitations on the ability of the Noteholders to exercise certain remedies with respect to certain of the Collateral, including the right to foreclose on, or take possession of, certain Collateral. See "Risk Factors -- Foreclosure Restrictions" and "-- Certain Bankruptcy Considerations."

RELEASE OF COLLATERAL

    Collateral may be released in certain circumstances, including: (a) in the event the Company or a Guarantor incurs FF&E Indebtedness or working capital Indebtedness with respect to any Material Casino in accordance with the provisions of clauses (v) or (vi), respectively, of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," then such fixtures and equipment, or accounts receivable and inventory, respectively, securing such Indebtedness no longer need constitute Collateral, (b) in accordance with release and substitution provisions set forth in the Indenture and the release of obsolete property, in accordance with the terms of the Indenture, (c) in connection with the sale of assets and subsidiary stock in accordance with the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock," provided the proceeds thereof are used to purchase Notes in accordance with an Asset Sale Offer or to purchase substitute Collateral in accordance with such covenant, and (d) in connection with the contribution of the Specified Parcels to joint ventures formed to develop and operate hotels at the Company's Riverside and Baton Rouge properties.

    As described below in "Limitations on Liens Securing Indebtedness," the Company and its Subsidiaries may have or permit Liens ranking junior to or pari passu with the Liens created by the Collateral Documents, provided that the Indebtedness secured is Indebtedness permitted by clause (ii) of the covenant described below under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The Company and its Subsidiaries may have or permit Liens on property that is not Collateral, provided that the Indebtedness secured is permitted by clause (iii) of such covenant.

GUARANTEES

    The Notes are guaranteed irrevocably and unconditionally as to principal, premium, if any, and interest jointly and severally by the Guarantors and any future Subsidiaries of the Company. The term "Subsidiaries" is defined to exclude Unrestricted Subsidiaries. Accordingly, Indiana Gaming L.P., the subsidiary of the Company that will operate the Lawrenceburg Casino, will not be a Guarantor of the Notes.

    The Indenture contains provisions the intent of which is to provide that the obligations of each Guarantor will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any applicable federal, state or foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to contribution from each other Guarantor so long as the exercise of such right does not impair the rights of the Noteholders under the Guarantees or any of the Collateral Documents. See "Risk Factors -- Fraudulent Transfer Considerations."

    The Indenture provides that in the event of (i) a sale or other disposition of all or substantially all of the assets of any Guarantor or the sale of a Guarantor, by way of merger, consolidation or otherwise, (ii) a Subsidiary becoming an Unrestricted Subsidiary pursuant to terms of the Indenture or (iii) or a sale or other disposition of all of the Capital Stock of any Guarantor, then such Guarantor or the corporation acquiring the property, as applicable, shall be released and relieved of any obligations under its guarantee, provided that the Company complies with the provisions of the covenant "Limitation on Sales of Assets and Subsidiary Stock."

    The Indenture provides that the Company shall cause each Subsidiary hereafter formed or acquired or any Unrestricted Subsidiary designated a Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that, subject to customary assumptions and exclusions, such supplemental indenture and Collateral Documents, if any, have been duly executed and delivered by such Subsidiary.

OPTIONAL REDEMPTION

    Except as set forth below, the Company does not have the right to redeem any Notes prior to June 1, 2000. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2000, upon not less than 30 days nor more than 60 days notice to each Noteholder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing June 1 of the years indicated below, in each case (subject to the right of Noteholders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

YEAR                                                           PERCENTAGE
- -------------------------------------------------------------  -----------
2000.........................................................     106.625%
2001.........................................................     104.417%
2002.........................................................     102.208%
2003 and thereafter..........................................     100.000%

    If a Noteholder or a beneficial owner of a Note is required by any regulatory body responsible for a gaming license (a "Gaming Authority") to be found suitable, the Noteholder shall apply for a finding of suitability within 30 days after a Gaming Authority request or sooner if so required by such Gaming

Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a Noteholder or beneficial owner is required to be found suitable and is not found suitable by a Gaming Authority, the Noteholder shall, to the extent required by applicable law, dispose of his Notes within 30 days or within that time prescribed by a Gaming Authority, whichever is earlier. If the Noteholder fails to dispose of its Notes within such time period, the Company may, at its option, redeem the Noteholder's Notes at, depending on applicable law, (i) the principal amount thereof, together with accrued and unpaid interest [and Liquidated Damages, if any,] to the date of the finding of unsuitability by a Gaming Authority, (ii) the amount that such Noteholder paid for the Notes, (iii) the fair market value of the Notes, (iv) the lowest of clauses (i), (ii) and (iii), or (v) such other amount as may be determined by the appropriate Gaming Authority.

    The Notes will not have the benefit of any sinking fund.

    Except as required by a Gaming Authority with respect to a redemption described in the second preceding paragraph, notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Noteholder to be redeemed to such Noteholder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest and Liquidated Damages, if any, will cease to accrue on the Notes or portions thereof called for redemption.

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

CERTAIN COVENANTS RELATING TO THE LAWRENCEBURG CASINO

    LIMITATION ON ACTIVITIES OF THE INDIANA GAMING COMPANY

    The Indenture prohibits The Indiana Gaming Company from conducting any business whatsoever other than (i) investing in and serving as general partner of Indiana Gaming L.P., including executing agreements on behalf of Indiana Gaming L.P., (ii) if removed as general partner of Indiana Gaming L.P. pursuant to the terms of such partnership's partnership agreement, serving as a limited partner thereof and (iii) complying with its obligations under the Indenture and the Notes and acting as a Guarantor of the Notes. The Indenture also prohibits the transfer of any of The Indiana Gaming Company's interest in Indiana Gaming L.P. to the Company or any of its Subsidiaries, unless such Subsidiary is a direct wholly owned Subsidiary of the Company and is bound by this provision and all other provisions of the Indenture and the Notes specifically relating to The Indiana Gaming Company.

    LIMITATION ON CERTAIN ACTIVITIES OF INDIANA GAMING L.P.

    The Indenture provides that as long as The Indiana Gaming Company is the general partner of Indiana Gaming L.P., the Company will not permit Indiana Gaming L.P. to incur any Indebtedness other than Indebtedness under the terms of which (a) no recourse shall be had against any other person (other than The Indiana Gaming Company solely in its capacity as general partner of Indiana Gaming L.P.) for the payment of the principal of or interest or premium on such Indebtedness or for any claim based on such Indebtedness, and (b) no restrictions of the type prohibited by "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" shall be permitted. The Indenture provides that as long as The Indiana Gaming Company is the general partner of Indiana Gaming L.P., the Company will not permit Indiana Gaming L.P. to amend the provision of its partnership agreement dealing with distributions in a manner which is adverse to the Noteholders or the provision with respect to partnership purpose, which is limited to the operation of the Lawrenceburg Casino.

    REPURCHASE OF NOTES ON CERTAIN PROJECT DELAYS

    The Indenture provides that in the event of a Project Delay each Noteholder will have the right, at such Noteholder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Project Delay Offer"), to require the Company to repurchase all or any part of such Noteholder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Project Delay Purchase Date") that is no later than 40 Business Days after the date on which a Project Delay occurs, at a cash price equal to 101% of the principal amount thereof, together with accrued interest and Liquidated Damages, if any, to the Project Delay Purchase Date, PROVIDED, HOWEVER, that in no event shall the Company be required to purchase more than an aggregate principal amount of Notes equal to the amount remaining in the disbursement account on the date of the Project Delay (the "Project Delay Offer Amount") in connection with such Project Delay Offer. The Project Delay Offer shall remain open for at least 20 Business Days following its commencement (the "Project Delay Offer Period"). Upon expiration of the Project Delay Offer Period, the Company shall purchase all Notes properly tendered in response to the Project Delay Offer (on a PRO RATA basis if the Project Delay Offer Amount is insufficient to purchase all Notes so tendered). In no event shall the Company be required to make more than one offer to purchase pursuant to this provision, assuming all Notes tendered into such offer are purchased by the Company in accordance with the terms thereof.

    To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Notes at the option of the Noteholders upon such failure to open.

    REPURCHASE OF NOTES IN CONNECTION WITH SALE OF LAWRENCEBURG INTEREST OR REPAYMENT OF LAWRENCEBURG INVESTMENT

    The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, sell or otherwise transfer any of the Company's interest in Indiana Gaming L.P., whether directly by a sale of such interest or indirectly by the sale, issuance or transfer of Capital Stock of any Subsidiary of the Company directly or indirectly owning such interest (a "Lawrenceburg Sale"), unless (1) within 40 Business Days of the date of such Lawrenceburg Sale, the Net Cash Proceeds therefrom, less the pro rata portion of such amount distributed to any lender holding Indebtedness secured by the Collateral on a PARI PASSU basis, are applied to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer to repurchase Notes at a purchase price of 101% of the principal amount, plus accrued interest and Liquidated Damages, if any, to the date of payment, made within 15 Business Days following any such Lawrenceburg Sale, (2) at least 85% of the consideration received for such Lawrenceburg Sale or series of related Lawrenceburg Sales consists of cash, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such Lawrenceburg Sale, (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary receives fair market value for such Lawrenceburg Sale and (5) the Board of Directors of the Company receives a favorable written opinion as to the fairness of the transaction to the Company from a financial point of view issued by an investment banking firm of nationally recognized standing. The Indenture provides that the offer remain open for at least 20 Business Days after its commencement. Upon expiration of the offer, the Company shall apply the Net Cash Proceeds plus an amount equal to accrued interest and Liquidated Damages, if any, to the purchase of all Notes properly tendered (on a PRO RATA basis if the Net Cash Proceeds are insufficient to purchase all the Notes so tendered). Pending application of Net Cash Proceeds, such proceeds shall be maintained by the Trustee in the collateral account in Permitted Investments. After the purchase of all Notes properly tendered, all remaining Net Cash Proceeds shall be available for general corporate purposes, provided, that as reinvested, the assets acquired shall become Collateral.

    The Company shall cause distributions from Indiana Gaming L.P. to The Indiana Gaming Company to be promptly distributed to the Company. At least once in every twelve-month period commencing on the anniversary of the date of original issuance of the Notes (and not later than 40 Business Days after any Property Sale, as described below), the Company shall apply 50% of any distributions from Indiana Gaming

L.P. (excluding management fees, interest income, preferred dividends or provision for taxes) up to the total amount of the Lawrenceburg Investment, less the pro rata portion of such amount distributed to any lender holding Indebtedness secured by the Collateral on a PARI PASSU basis, to the optional redemption of Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer to purchase Notes at a purchase price of 101% of the principal amount, plus accrued interest and Liquidated Damages, if any, to the date of payment. In no event shall the Company be required to make offers in an aggregate amount in excess of the Lawrenceburg Investment. In the event of a Property Sale, as defined below, 100% of the Company's pro rata share of the Net Cash Proceeds shall be applied in the next such offer. The Indenture provides that, except in the case of a Property Sale, such offer may be deferred until a following twelve month period in which such accumulated distributions exceed $10 million and that each offer shall remain open for at least 20 Business Days following its commencement. Upon expiration of the offer, the Company shall apply such distributions to the purchase of all Notes properly tendered (on a PRO RATA basis if the distributions are insufficient to purchase all the Notes so tendered). After the purchase of all Notes properly tendered, all remaining amounts of such distributions shall be available for general corporate purposes, provided, that as reinvested, the assets acquired shall become Collateral.

    As long as The Indiana Gaming Company serves as general partner of Indiana Gaming L.P., Indiana Gaming L.P. will not engage in a sale of all or substantially all its assets, by way of merger, consolidation or otherwise (a "Property Sale") unless (i) at least 85% of the consideration received consists of cash, (ii) the Board of Directors of the Company determines in good faith that Indiana Gaming L.P. receives fair market value therefor, (iii) the Board of Directors of the Company receives a favorable written opinion as to the fairness of the transaction to Indiana Gaming L.P. from a financial point of view issued by an investment bank of nationally recognized standing, and (iv) the Company's pro rata share of the Net Cash Proceeds, less the pro rata portion of such amount distributed to any lender holding Indebtedness secured by Collateral on a PARI PASSU basis, are distributed to the Company and held by the Trustee in the collateral account in Permitted Investments pending application in accordance with the preceding paragraph.

    To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations which may then be applicable to any offer to purchase Notes at the option of the Noteholders.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE NOTEHOLDER UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control has occurred, each Noteholder will have the right, at such Noteholder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Noteholder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 20 Business Days following a Change of Control and shall remain open for at least 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company shall purchase all Notes properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" means (i) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Excluded Persons, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Excluded Persons, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Noteholders so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Noteholders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Noteholder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    The phrase "all or substantially all of the assets" of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

    For purposes of this definition, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date, whether or not applicable; and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

    To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Notes at the option of the Noteholders upon a Change of Control.

    LIMITATION ON USE OF PROCEEDS

    The proceeds (net of the Initial Purchasers' discounts and commissions and other transaction expenses) received by the Company from the sale of the Old Notes were used as follows: (i) $91.4 million to pay in full all outstanding indebtedness under the Former Bank Credit Facility, (ii) $94.3 million to make capital contributions and capital loans to Indiana Gaming L.P. for the development of the Lawrenceburg Casino and (iii) all remaining amounts for general corporate purposes. The portion of the proceeds to be used for funding the construction costs of the Lawrenceburg Casino project are being held in a disbursement account. Pursuant to the terms of the disbursement agreement governing the disbursement account, there are certain conditions and limitations affecting the ability of the Company to draw upon such funds. See "Description of Exchange Notes -- Cash Collateral and Disbursement Agreement." Any funds remaining in the disbursement account will be released to the Company upon final completion of the Lawrenceburg Casino project for general corporate purposes, PROVIDED that, as reinvested, the assets acquired shall become Collateral. A portion of the funds may also be released from the disbursement account if third-party financing for the hotel development is obtained and funded, PROVIDED that, as reinvested, the assets acquired with such released funds become Collateral.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    The Indenture provides that, except as set forth below in this covenant, the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness). Notwithstanding the foregoing:

         (i)
       if (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (b) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0, then the Company or any Guarantor may incur unsecured Subordinated Indebtedness;

        (ii)
       if (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and (b) on the Incurrence Date, the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.5 to 1.0 (or, in the event the sole use of proceeds of such Indebtedness is to purchase any or all of the partnership interests in Indiana Gaming L.P. not owned by the Company and its Subsidiaries, 2.25 to 1.0), then the Company or any Guarantor may incur Indebtedness secured by the Collateral, PROVIDED that such Indebtedness (x) is PARI PASSU in right of payment with the Notes or the guarantee of the Notes, as applicable, (y) has an Average Life to Stated Maturity greater than or equal to the Average Life to Stated Maturity of the Notes and (z) has a final scheduled maturity later than or equal to the Stated Maturity, and provided further that (t) such Indebtedness is incurred to develop or acquire a Material Casino or make a Casino Improvement, (u) not more than 80% of the cost of such acquisition, development or improvement is funded by such Indebtedness,
       (v) such Material Casino or Casino Improvements and all its assets become Collateral for the Notes, and (w) such Indebtedness is subject to an intercreditor agreement with the Trustee in the form attached to the Indenture;

       (iii)
       if (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and (b) on the Incurrence Date, the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.5 to 1.0, then the Company or any Guarantor may incur Indebtedness secured by property that is not Collateral, PROVIDED that such Indebtedness (y) has an Average Life to Stated Maturity greater than the Average Life to Stated Maturity of the Notes and (z) has a final scheduled maturity later than the Stated Maturity;

        (iv)
       the Company may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

         (v)
       the Company and the Guarantors may incur FF&E Indebtedness, PROVIDED that the amount of such Indebtedness in the aggregate outstanding at any time pursuant to this paragraph (v) (including any Indebtedness, whether or not Refinancing Indebtedness, issued to refinance, replace or refund such Indebtedness) shall not exceed $5 million multiplied by the number of Material Casinos then operated by the Company or Guarantors;

        (vi)
       the Company and the Guarantors may incur Indebtedness for working capital purposes, PROVIDED that the amount of such Indebtedness in the aggregate outstanding at any time pursuant to this paragraph (vi) (including any Indebtedness, whether or not Refinancing Indebtedness, issued to refinance, replace or refund such Indebtedness) may not exceed $4 million multiplied by the number of Material Casinos then operated by the Company or Guarantors;

       (vii)
       the Company and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (i), (ii), (iii), (v) and (vi) of this covenant or Indebtedness which is outstanding on the Issue Date so long as, in the case of secured Indebtedness used to refinance, refund, or replace secured Indebtedness, such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced; and

      (viii)
       the Company and the Guarantors may incur Permitted Indebtedness.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that the Company and the Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (l) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness incurrence ratio in paragraph (i) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum, without duplication, of (a) 50% of the aggregate Consolidated Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) 50% of all cash distributions (excluding management fees, interest income, preferred dividends or provision for taxes received from Indiana Gaming L.P.) made by The Indiana Gaming Company to the Company or another Guarantor after the Lawrenceburg Investment Return and after opening of the permanent Lawrenceburg Casino, plus
(c) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange) after the Issue Date.

    The immediately preceding paragraph, however, will not prohibit (s) Investments not to exceed $10 million in the aggregate made on or after the Issue Date, (t) Investments in Qualified Gaming Ventures, PROVIDED that, after giving PRO FORMA effect to such Investment, the aggregate amount of all such Investments made on or after the Issue Date (after giving effect to 50% of any cash, including management fees, returned without restriction from such Investments to the Company or the wholly owned Subsidiary that made such prior Investment on or prior to the date of any such calculation) at any time does not exceed $15 million, (u) Investments in Indiana Gaming L.P. to fund construction and preopening costs until the permanent Lawrenceburg Casino is completed, PROVIDED that, after giving PRO FORMA effect to such Investment, the aggregate amount of all such Investments made on or after the Issue Date does not exceed $135 million, (v) a Qualified Exchange, (w) Investments received by the Company or its Subsidiaries as consideration for Asset Sales to the extent not otherwise prohibited by the Indenture, (x) Investments by the Company or any of its Subsidiaries in Interest Swap and Hedging Obligations provided that such Interest Swap and Hedging

Obligations are related to payment obligations on Indebtedness otherwise permitted under the Indenture, (y) the contribution of a Specified Parcel to an Unrestricted Subsidiary or any other person for the development and operation of a hotel on such Specified Parcel, or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payments made pursuant to the foregoing clause (z) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES

    The Indenture provides that the Company and the Subsidiaries will not, and will not permit any of their Subsidiaries or Indiana Gaming L.P. or its subsidiaries (as long as The Indiana Gaming Company is the general partner of Indiana Gaming L.P.) to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired and such acquisition was not made, in whole or in part, with any Collateral or from the proceeds of the sale of any Collateral or out of distributions made by Indiana Gaming L.P. not in the nature of management fees, interest income or preferred dividends up to the amount of the Lawrenceburg Investment, (e) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided such restrictions apply solely to the Capital Stock or assets of such Subsidiary which are being sold,
(f) restrictions on transfer contained in FF&E Indebtedness incurred pursuant to paragraph (v) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restrictions relate only to the transfer of the property acquired with the proceeds of such FF&E Indebtedness, and (g) in connection with and pursuant to any Permitted Refinancing, replacements of restrictions imposed pursuant to clauses (c) and
(d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, (b) Liens permitted under the terms of the Indenture on assets securing FF&E Indebtedness incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," nor (c) provisions ordering distributions of cash flow from Indiana Gaming L.P. shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATION ON LIENS SECURING INDEBTEDNESS

    The Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom other than (a) Permitted Liens; (b) Liens incurred under the Indenture to secure the Notes; (c) Liens incurred in support of any FF&E Indebtedness permitted by clause (v) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," which Liens may be exclusive; (d) Liens incurred in connection with Indebtedness for working capital purposes permitted by clause
(vi) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" on accounts receivable and inventory of the property to which such Indebtedness relates, which Liens may be exclusive; (e) Liens incurred in connection with Indebtedness permitted by clause (ii) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," which Liens may be junior or PARI PASSU to the Lien securing the Notes; and (f) Liens incurred in connection with Indebtedness permitted by clause (iii) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," which Liens may be exclusive.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Indenture provides that the Company and the Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Subsidiary of the Company), and including any sale or other transfer or issuance of any Capital Stock of any Subsidiary of the Company (except any Subsidiary directly or indirectly owning an interest in Indiana Gaming L.P., which transaction is governed by the covenant "Repurchase of Notes in Connection with Sale of Lawrenceburg Interest or Repayment of Lawrenceburg Investment") whether by the Company or a Subsidiary or through the issuance, sale or transfer of Capital Stock by a Subsidiary of the Company (an "Asset Sale"), unless (l)(a) within 210 days after the date of such Asset Sale, the Net Cash Proceeds therefrom, less the pro rata portion of such amount distributed to any lender holding indebtedness secured by the Collateral on a PARI PASSU basis (the "Asset Sale Offer Amount") are applied to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price (the "Asset Sale Offer Price") of 100% of principal amount, plus accrued interest and Liquidated Damages, if any, to the date of payment, made within 180 days of such Asset Sale or (b) within 180 days following such Asset Sale, the Asset Sale Offer Amount is invested in assets and property (other than notes, bonds, obligation and securities, except with respect to an Acquisition of an entity whose business consists solely of Related Businesses) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary immediately following such transaction and which shall become Collateral if acquired with Collateral or the proceeds of Collateral, (2) at least 85% of the consideration received (as defined below) for such Asset Sale or series of related Asset Sales consists of cash or cash equivalents, PROVIDED that (x) the amount of any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and (y) the amount of any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash or as to which the Company or such Subsidiary has received at or prior to the consummation of the Asset Sale a commitment from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale unless not actually converted into cash within such 90-day period (to the extent of the cash received or receivable pursuant to any such commitment) will be deemed cash or cash equivalents for purposes of this provision, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such Asset Sale, and (4) the Board of Directors of the
Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale. Pending the application of Net Cash Proceeds resulting from an Asset Sale, such proceeds shall be maintained by the Trustee in a collateral account and invested in Permitted Investments. The Indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (l)(b) above exceeds $5 million and that each Asset Sale Offer shall remain open for at least 20 Business Days following its commencement. Upon expiration of the offer, the Company shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest and Liquidated Damages, if any, to the purchase of all Notes properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is less than the principal amount of all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). After the purchase of all Notes properly tendered, any remaining Net Cash Proceeds shall be available for general corporate purposes, PROVIDED that, as reinvested, the assets acquired with Collateral or the proceeds of Collateral shall become Collateral.

    Notwithstanding the foregoing provisions of the prior paragraph:

           (i)
           the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

          (ii)
           the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

         (iii)
           the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

          (iv)
           the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its wholly owned Subsidiaries;

           (v)
           the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets with an aggregate fair market value of
    $5 million in any fiscal year; and

          (vi)
           the Company may make a like kind exchange for the Company's Alton barge, provided that the Board of Directors of the Company determines in good faith that the Company receives fair market value for such exchange and the Company receives an appraisal valuing the property received as having a value at least as great as the value of the Alton barge.

    To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Notes at the option of the Noteholders upon an Asset Sale Offer.

    All Net Cash Proceeds from an Event of Loss shall be invested or used to repurchase Notes, all within the period and as otherwise provided above in clause (1) of the first paragraph of this covenant.

    Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, directly or indirectly make any Asset Sale of any of the Capital Stock of a Subsidiary except (i) pursuant to an Asset Sale of all the Capital Stock of such Subsidiary or (ii) pursuant to an Asset Sale of shares of common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions, provided that after such sale the Company or its Subsidiaries own at least 50.1% of the voting and economic interests of the Capital Stock of such Subsidiary.

    The Indenture provides that promptly on the sale of any real or personal property owned by Iowa Development Corp., the net proceeds will be promptly distributed to the Company and, as reinvested, the assets acquired shall become Collateral. Iowa Development Corp. shall not conduct any business other than the sale of its assets.

    REPURCHASE ON LOSS OF MATERIAL CASINO

    The Indenture provides that, in the event of the loss of the legal right to operate a Material Casino, which Material Casino represented more than 10% of the Consolidated EBITDA of the Company for and as of the end of the Reference Period immediately preceding such loss, and such loss continues for more than 90 days (a "License Loss"), the Company shall, within 40 Business Days of such ninetieth day, apply an amount equal to four times the contribution of such Material Casino to such Consolidated EBITDA during the Reference Period to the repurchase of a like principal amount of the Notes in accordance with an irrevocable, unconditional cash offer to purchase Notes at a purchase price of 101% of the principal amount, plus accrued interest and Liquidated Damages, if any, to the date of payment. The Indenture provides that each offer shall remain open for at least 20 Business Days following its commencement. The Company need not make such offer if, giving effect to the License Loss on a PRO FORMA basis, the Company's Consolidated Coverage Ratio would be at least 2.25 to 1. Upon expiration of the offer, the Company shall apply such amount to the purchase of all Notes properly tendered (on a PRO RATA basis if the amount is less than the principal amount the Notes so tendered).

    To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations which may then be applicable to any offer to purchase Notes at the option of the Noteholders.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, enter into any contract, agreement, arrangement, understanding or transaction with an Affiliate (an "Affiliate Transaction"), or series of related Affiliate Transactions, involving consideration to either party in excess of $1 million, except for transactions approved by a majority of the disinterested (as to such transaction) directors of the Company and evidenced by an Officers' Certificate addressed and delivered to the Trustee stating that such Affiliate Transaction has been so approved and is made in good faith and that the terms of such Affiliate Transaction are no less favorable than could have been obtained in an arm's length transaction with a non-Affiliate and are otherwise fair and reasonable to the Company; PROVIDED that with respect to any Affiliate Transaction (including any series of related transactions) involving consideration to either party in excess of $10 million (except as otherwise permitted by "Limitation on Restricted Payments") the Company also must, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation. Transactions solely between or amongst the Company and any wholly owned Subsidiary of the Company and Belle of Sioux City L.P. or between or amongst wholly owned Subsidiaries of the Company and Belle of Sioux City L.P. shall not be deemed to be Affiliate Transactions.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that neither the Company nor any Guarantor (to the extent not permitted by the sale provisions under the heading "Guarantees"
above) will directly or indirectly consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation, the Company or such Guarantor, as the case may be, is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company or such Guarantor, as applicable, in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the consolidated surviving or transferee entity is at least equal to the Consolidated Net Worth of the Company or such Guarantor, as applicable, immediately prior to such transaction; (iv) other than in the case of a transaction solely between the Company and a wholly owned Guarantor or solely between wholly owned Guarantors, immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the ratio set forth in paragraph (i) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" and (v) such transaction will not result in the loss of a material gaming license.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or a Guarantor in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the Indenture with the same effect as if such successor corporation had been named therein as the Company or such Guarantor, as the case may be, and, except in the case of a lease, the Company or such Guarantor, as the case may be, shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    LIMITATION ON LINES OF BUSINESS

    The Indenture provides that neither the Company nor any of its Subsidiaries or Unrestricted Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business, including, in the case of an Acquisition, immediately upon such Acquisition.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended) or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

    The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and, to each Noteholder within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. The Company shall simultaneously with such delivery deliver to the Trustee annual and quarterly condensed financial statements for Indiana Gaming L.P.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest or Liquidated Damages on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, redemptions or purchase offers in connection with a Property Sale, Asset Sale, Change of Control, Lawrenceburg Sale, License Loss, failure to open the Lawrenceburg Casino or Annual Obligation or otherwise, (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries,
(v) a default in the payment of principal, premium or interest when due which extends beyond any stated period of grace applicable thereto or any acceleration for any other reason of the maturity of any Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $5 million,
(vi) final unsatisfied judgments
not covered by insurance aggregating in excess of $5 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 45 days, (vii) an event of default specified in any of the Collateral Documents not cured within the applicable grace period or (viii) a default in the payment of principal, premium or interest on the Convertible Notes at the final maturity on June 1, 2001, regardless of any consent or waiver to such nonpayment given by any holder thereof. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Noteholders notice of such default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or any Subsidiary,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Noteholders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv) above relating to the Company or any Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Noteholders. The holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived, except a default with respect to any provision requiring a supermajority to amend, which default may only be waived by such supermajority.

    Prior to the declaration of acceleration of the maturity of the Notes, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Noteholders any default, except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the each Noteholder affected, and except a default with respect to any provision requiring a supermajority to amend, which default may only be waived by such supermajority. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Noteholders, unless such Noteholders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that the Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and guarantees, except as to (i) rights of Noteholders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Noteholders, U.S. legal tender, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Noteholders must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Noteholders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate,
(i) through (vi) and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest) (ii), (iii) and
(v) of this paragraph have been complied with. Upon the occurrence of legal or covenant defeasance, the Lien of the Collateral Documents will be released only if the Company delivers to the Trustee an opinion of counsel as to certain matters, including the legal status of the trust. In addition, the Lien of the Collateral Documents will remain in place for 91 days, unless the Company delivers to the Trustee an appraisal of the Collateral and an opinion of counsel as to certain bankruptcy matters both as further described in the Indenture.

AMENDMENTS AND SUPPLEMENTS

    The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Noteholders. With the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Noteholders; provided, that no such modification may, without the consent of at least 66 2/3% of the aggregate principal amount of Notes outstanding, alter the provisions of the covenants "Repurchase of Notes of the Option of the Holder upon a Change of Control," "Repurchase of Notes in Connection with Sale of Lawrenceburg Interest or Repayment of Lawrenceburg Investment," "Repurchase on Loss of Material Casino," "Limitation on Sale of Assets and Subsidiary Stock," "Use of Proceeds" or "Repurchase of Notes on Certain Project Delays" in a manner adverse to the Noteholders or modify the Guarantees; and that no such modification may, without the consent of the Holders of at least 85% of the aggregate principal amount of outstanding Securities, release or grant additional liens on the Collateral, except as otherwise specifically provided in the Indenture; and that no such modification may without the consent of each Noteholder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the price paid in any purchase offer or alter the redemption provisions in a manner adverse to the
Noteholders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Noteholders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or
(iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Noteholder of each outstanding Note affected thereby, or (iv) cause the Notes or any guarantee to rank junior in right of payment to any other Indebtedness of the Company or any guarantee, as applicable.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means, with respect to any person, (i) Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Company or is merged or consolidated into or with the Company or one of its Subsidiaries or (ii) Indebtedness encumbering any asset acquired by such person. Acquired Indebtedness shall be deemed to have been incurred at the time such person becomes a Subsidiary of the Company (including upon the designation of a subsidiary or any other person as a Subsidiary) or is merged or consolidated into or with the Company or one of its Subsidiaries or the time of the Acquisition of such assets.

    "ACQUISITION" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, (ii) any spouse, immediate family member or other relative who has the same principal residence of any person described in clause (i) above, and (iii) any trust in which any person described in clause (i) or (ii) above has a beneficial interest. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) the beneficial ownership of 10% or more of the voting power of a person (on a fully diluted basis) or of warrants or other rights to acquire shares of such class of Capital Stock (whether or not presently exercisable).

    "AVERAGE LIFE TO STATED MATURITY" means, as of the date of determination, with respect to any indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any person, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock or equity issued by that person.

    "CASINO IMPROVEMENTS" means the acquisition of, or development and construction of, any addition to or expansion of the Company's Riverside, Alton, Sioux City or Baton Rouge properties in connection with any expansion of casino floor space, and any addition to or expansion of any gaming, hotel, parking, dining, entertainment, retail, promotional, storage, patron services, transportation or similar facilities related thereto, in each case, after the date of the Indenture.

    "CONSOLIDATED COVERAGE RATIO" of any person on any date of determination (the "Transaction Date") means the ratio, on a PRO FORMA basis, of (a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of during the Reference Period, to (b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; PROVIDED,that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a PRO FORMA basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense,
(ii) consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary, (iii) Consolidated Fixed Charges, and (iv) with respect to the Company, all cash distributions made by The Indiana Gaming Company to the Company or another Guarantor, except for payments in the nature of management fees, interest income or preferred dividends from Indiana Gaming L.P.

    "CONSOLIDATED FIXED CHARGES" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) any gains (but not losses) from currency exchange transactions, (c) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's PRO RATA share of such person's net income for such period, (d) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (e) cash distributions from Indiana Gaming L.P. and the net income of The Indiana Gaming Company, except for net income in the nature of management fees, interest income or preferred dividends actually paid to the Company or a Guarantor other than The Indiana Gaming Company, so long as Indiana Gaming L.P. is an Unrestricted Subsidiary, (f) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary PROVIDED, HOWEVER, that statutory or regulatory requirements of gaming authority approval prior to distribution shall not be considered such a limitation and (g) any noncash extraordinary charge relating to the repayment of the Existing Bank Credit Facility in connection with this Offering.

    "CONSOLIDATED NET WORTH" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

    "CONSOLIDATED SUBSIDIARY" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP. So long as Indiana Gaming L.P. is an Unrestricted Subsidiary, the results of operation of Indiana Gaming L.P. shall not be included in the calculation of Consolidated Net Income of the Company, other than management fees, interest income and preferred dividends paid to the Company or a Guarantor other than The Indiana Gaming Company.

    "DISQUALIFIED CAPITAL STOCK" means (a) except as set forth in (b), with respect to any person, Capital Stock of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "EXCHANGE NOTES" means first mortgage notes offered for exchange hereby and issued pursuant to the Registration Rights Agreement and the Indenture.

    "EXCLUDED PERSONS" means J. Thomas Long and William F. Cellini, each of such person's immediate family or a trust or similar entity existing solely for the benefit of such person or such person's immediate family.

    "FF&E INDEBTEDNESS" means any Indebtedness of the Company and its Subsidiaries and Indiana Gaming L.P. to any seller or other person incurred to finance any gaming or gaming related fixtures, furniture or equipment which, in the reasonable good faith judgment of the Board of Directors of the Company or the general partner of Indiana Gaming L.P., is incurred for a Material Casino, is directly related to a Related Business and is secured only by the assets so financed.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

    "GUARANTOR" means the Guarantors named as such on the cover of this Offering Memorandum, and any future newly created, acquired or designated Subsidiary of the Company.

    "INDEBTEDNESS" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute accrued expenses or trade payables to trade creditors in the ordinary course of business that are not more than ninety (90) days past their original due date unless being contested in good faith, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties, PROVIDED that, in calculating Indebtedness of the Company and its Consolidated Subsidiaries, Indebtedness of Indiana Gaming L.P. attributable to The Indiana Gaming Company solely because of its legal status as general partner of Indiana Gaming L.P. shall not be deemed such Indebtedness.

    "INDIANA GAMING L.P." means the Indiana Gaming Company, L.P. or any successor acquired to develop the proposed casino in Lawrenceburg, Indiana.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT" by any person in  any other person means (without  duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding (a) accounts receivable or deposits arising in the ordinary course of business and (b) advances, loans or other extensions of credit by the Company or any of its Subsidiaries to the Company or any Subsidiary of the Company); (c) other than guarantees of Indebtedness of the Company to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person, other than to the Company or a wholly owned Subsidiary of the Company; and (e) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "JUNIOR INDEBTEDNESS" means Indebtedness of the Company or a Guarantor, as applicable, that is subordinated in right of payment to the Notes or such Guarantor's guarantee of the Notes, as applicable, or has a scheduled installment of principal due, by maturity, redemption, sinking fund payment or otherwise after the Stated Maturity of the Notes, except that the amount payable to the former Jazz shareholders shall not be deemed Junior Indebtedness if repaid in full at a discount for an amount not to exceed $3 million.

    "LAWRENCEBURG INVESTMENT" means the total aggregate Investment by the Company and the Guarantors in Indiana Gaming L.P.

    "LAWRENCEBURG INVESTMENT RETURN" means the complete repayment to the Company and the Guarantors (other than The Indiana Gaming Company) of the Lawrenceburg Investment, without credit for management fees, interest income, preferred dividends or provision for taxes.

    "MATERIAL CASINO" means any gaming establishment possessing at least 400 slot machines and at least 20 table games.

    "NET CASH PROCEEDS" means the aggregate amount of cash received by the Company in the case of a sale of Qualified Capital Stock, by the Company and its Subsidiaries in respect of an Asset Sale or an Event of Loss, by the Company and its Subsidiaries in respect of a Lawrenceburg Sale and by Indiana Gaming L.P. in respect of a Property Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale, an Event of Loss, Lawrenceburg Sale, Property Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale, Lawrenceburg Sale, Property Sale or an Event of Loss only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale, Lawrenceburg Sale, Property Sale or Event of Loss and, in the case of an Asset Sale, Property Sale or Event of Loss only, less the amounts required to be applied to the repayment of Indebtedness secured by a Lien otherwise permitted herein on the asset or assets that were the subject of such event and which Indebtedness is required by its terms to be repaid upon such event, and in the case of any Asset Sale, Property Sale or Lawrenceburg Sale only, less any reserve established by the Company or any of its Subsidiaries in accordance with GAAP against any liabilities associated with such sale and retained by the Company or any of its Subsidiaries, as the case may be, after such sale.

    "PERMITTED INDEBTEDNESS" means any of the following:

       (a) The Company and the Guarantors may incur Indebtedness solely in respect of bankers acceptances and performance, appeal or bid bonds
    (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others) in a principal amount not to exceed $10 million, all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry;

       (b) The Company may incur Indebtedness to any Guarantor, and any Guarantor may incur Indebtedness to any other Guarantor or to the
    Company; PROVIDED that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes and any event that causes such Guarantor to no longer be a Subsidiary shall be an incurrence of Indebtedness; and

       (c) The Company may incur Indebtedness in the form of a guarantee of hotel construction in Baton Rouge in an amount not to exceed $5 million and otherwise permitted under clause (s) under "Limitation on Restricted Payments."

    "PERMITTED INVESTMENT" means (i) certificates of deposit and bank accounts with final maturities of one year or less issued by United States commercial banks having capital and surplus in excess of $100,000,000; (ii) commercial paper with a grade of no less than A1 or P1; (iii) direct obligations of the United States Government or a United States agency with a maturity of one year or less; and (iv) shares of money market mutual or similar funds having assets in excess of $500,000,000.

    "PERMITTED LIENS" means (i) Liens existing on the date of the Indenture as specifically identified in the Offering Memorandum or securing Indebtedness not to exceed $1 million incurred to purchase gaming and/ or office equipment; (ii) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries incurred in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (viii) judgment and attachment Liens not giving rise to an Event of Default; (ix) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries; (x) any interest or title of a lessor in the property subject to any capital lease obligation or operating lease; (xi) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xii) Liens securing any Indebtedness which became Indebtedness of the Company pursuant to a transaction subject to the provisions of the Indenture described above under "Limitation on Merger, Sale or Consolidation" or which constitutes Acquired Indebtedness and which Liens were in existence at the time of such transaction (unless such Indebtedness was incurred or such Lien created in connection with, or in contemplation of, such transaction), so long as such Liens do not extend to or cover any property or assets of the Company or any Subsidiary of the Company other than property or assets acquired in such transaction; (xiii) Liens securing any assumption, guarantee or other liability which constitutes Acquired Indebtedness and which Liens were in existence at the time of such transaction (unless such assumption, guarantee or other liability was incurred or such Lien created in connection with, or in contemplation of, such person becoming a Subsidiary of the Company), so long as such Liens do not extend to or cover any property or assets of the Company or any Subsidiary of the Company other than the assets of such person; and (xiv) any renewal of or substitution for any Lien permitted by any of the preceding clauses, PROVIDED, HOWEVER, that the Indebtedness secured is not increased nor the Lien extended to any additional property. Liens described under clauses (xii) and (xiii) above shall not be Permitted Liens in connection with an Acquisition which is funded in whole or part with Collateral or the proceeds of the sale of Collateral or out of distributions made by Indiana Gaming L.P. up to the amount of the Lawrenceburg Investment.

    "PROJECT DELAY" means (i) the failure of the Lawrenceburg Casino to commence operations on or prior to June 30, 1997 at either the temporary or the permanent location (for purposes of the preceding, commencement of gaming operations shall be deemed to occur at such time as the Lawrenceburg Casino is open to the public for gaming and is operating at least 950 gaming positions), (ii) the expiration or suspension of Indiana Gaming L.P.'s certificate of suitability and the failure of the Indiana Gaming Commission to renew such certificate prior to the issuance of a riverboat owner's license, which failure continues for a period of 30 days from the date of such expiration or suspension, (iii) the revocation or cancellation of Indiana Gaming L.P.'s certificate of suitability by the Indiana Gaming Commission, (iv) the denial of Indiana Gaming L.P.'s application for a permanent riverboat owner's license by the Indiana Gaming Commission, (v) a finding of unsuitability of Indiana Gaming L.P. by the Indiana Gaming Commission, (vi) the revocation or suspension of Indiana Gaming L.P.'s riverboat owner's license by the Indiana Gaming Commission which results in the loss of the legal right to operate the Lawrenceburg Casino, which loss continues for a period of 90 days or (vii) a finding of unsuitability of the Company or any of its subsidiaries by the Indiana Gaming Commission.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means (i) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock, (ii) any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness issued on or after the Issue Date or (iii) any exchange of Qualified Capital Stock for, or purchase with the net proceeds of a concurrent sale of Qualified Capital Stock of, any equity interest in Indiana Gaming L.P. not owned by a Subsidiary of the Company or an Unrestricted Subsidiary.

    "QUALIFIED GAMING VENTURE" means any person (other than Indiana Gaming L.P. and The Indiana Gaming Company) in which the Company owns an equity interest (a) which operates a Material Casino and any Related Business (b) which pursuant to contract or otherwise gives the right to direct or manage the day-to-day operation of such Material Casino to the Company or a Subsidiary of the Company, and (c) which either (i) does not have any consensual restriction on its ability to pay dividends or make other distributions to or on behalf of, or to pay any obligations to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay any loans or advance to or on behalf of the Company or any Subsidiary, except for such exceptions generally contained in "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" or (ii) is operated pursuant to a management contract with the Company or one of its Subsidiaries at a management fee of no less than 2% of net win.

    "REFERENCE PERIOD" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "REFINANCING  INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so

Refinanced plus the amount of any premium paid in connection with such refinancing in accordance with the terms of documents governing the Indebtedness being refinanced and reasonable and customary fees and expenses incurred in connection with the Refinancing or (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing plus the amount of any premium paid in connection with such refinancing in accordance with the terms of documents governing the Indebtedness being refinanced and reasonable and customary fees and expenses incurred in connection with the Refinancing; PROVIDED that (A) any Refinancing Indebtedness incurred by any Subsidiary of the Company shall only be used to refinance outstanding
Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing (or, if such Refinancing Indebtedness relates to the Convertible Notes, shorter than the Notes) and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of the Noteholders than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final stated maturity no earlier than the final stated maturity of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity (or, if such Refinancing Indebtedness relates to the Convertible Notes, no earlier than the Stated Maturity).

    "RELATED BUSINESS" means the gaming business and other businesses necessary for, incident to, connected with, arising out of, or developed or operated to permit or facilitate the conduct or pursuit of the gaming business (including developing or operating lodging facilities, sports or entertainment facilities, retail facilities, restaurants, night clubs, transportation and communications services or other related activities or enterprises and any additions or improvements thereto) and potential opportunities in the gaming business.

    "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such person or any Subsidiary or parent of such person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Junior Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Investment by such person, other than a Permitted Investment; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company, or to any of its wholly owned Subsidiaries, by any of its Subsidiaries.

    "SIGNIFICANT SUBSIDIARY" means, at the time of determination, any Subsidiary of the Company that (a) accounted for more than 10% of the consolidated net income of the Company for the most recently completed fiscal year of the Company or (b) was the owner of more than 10% of the consolidated assets of the Company as of the end of such fiscal year, all as shown on the consolidated financial statements of the Company for such fiscal year.

    "SPECIFIED PARCELS" means either of the two defined parcels of real estate at the Riverside or Baton Rouge properties set aside for hotel development.

    "STATED MATURITY," when used with respect to any Note, means June 1, 2004.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or a Guarantor, as applicable, that is subordinated in right of payment to the Notes or such Guarantor's guarantee of the Notes, as applicable, in all respects and has no scheduled installment of principal due, by maturity, redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

    "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. Notwithstanding the foregoing, no Unrestricted Subsidiary, including Indiana Gaming L.P., shall be considered a Subsidiary of the Company or of any Subsidiary of the Company.

    "UNRESTRICTED SUBSIDIARY" means any direct or indirect subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company; PROVIDED that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business and (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, PROVIDED that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a PRO FORMA basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Indebtedness Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. Indiana Gaming L.P. and Iowa Development Corp. shall initially be designated Unrestricted Subsidiaries. Notwithstanding anything herein to the contrary, no subsidiary of the Company with an interest in Indiana Gaming L.P. may become an Unrestricted Subsidiary.

CASH COLLATERAL AND DISBURSEMENT AGREEMENT

    Pursuant to the terms of the Indenture, the Company, the Trustee and LaSalle National Trust, N.A., as disbursement agent, entered into a Cash Collateral and Disbursement Agreement pursuant to which $94.3 million of the proceeds of the offering of the Old Notes was deposited into a disbursement account subject to the control of the disbursement agent. Funds in the disbursement account are available to fund the Company's pro rata share of Lawrenceburg Casino project disbursements. Funds may be released from the disbursement account upon certification by the Company to the disbursement agent (i) as to the proposed use of the project disbursement in the Lawrenceburg Casino project in conformity with the construction budget, (ii) that the amounts held in the disbursement account plus amounts contractually obligated to be contributed by Conseco and third party equipment financing are sufficient to complete the Lawrenceburg Casino project, (iii) that Conseco is no more than 90 days past due on any prior capital call, PROVIDED, HOWEVER, that any amounts not funded by Conseco that have been funded by the Company (other than through the disbursement account) in an aggregate amount not to exceed $10 million at any one time will not be considered past due and (iv) as to the satisfaction of certain other conditions. A portion of the funds may also be released to the Company from the disbursement account upon completion of the Lawrenceburg Casino project and upon funding of hotel construction by third party lenders. The total amount of disbursements made by the disbursement agent shall not exceed $35 million prior to the next time the certificate of suitability granted by the Indiana Gaming Commission to Indiana Gaming L.P. is formally renewed or extended by the Indiana Gaming Commission for at least 120 days or, if earlier, the date gaming operations are commenced with at least 950 gaming positions at the temporary gaming facility in Lawrenceburg. No disbursements may be made at any time if (i) Indiana Gaming L.P.'s certificate of suitability has been revoked or canceled or has expired or been suspended and has not been renewed by the Indiana Gaming Commission prior to issuance of a riverboat owner's license, (ii) Indiana Gaming L.P.'s application for a permanent riverboat owner's license is denied by the Indiana Gaming Commission, (iii) Indiana Gaming L.P. is found unsuitable by the Indiana Gaming Commission, (iv) Indiana Gaming L.P. has its riverboat owner's license revoked or suspended by the Indiana Gaming Commission, (v) the Company or any of its subsidiaries is found unsuitable by the Indiana Gaming Commission, or (vi) the Company, its subsidiaries or Indiana Gaming L.P. shall have received notice from the Indiana Gaming Commission of the commencement of proceedings by the Indiana Gaming Commission, the stated purpose of which is to formally consider taking any of the foregoing actions. The agreement grants the Trustee a first priority security interest in the disbursement account, and permits the Trustee the right to access the disbursement account for certain payments of principal and interest, including the offer to purchase described under "Certain Covenants Relating to the Lawrenceburg Casino -- Repurchase of Notes on Certain Project Delays."

BOOK ENTRY, DELIVERY AND FORM

    Except as set forth below, the Exchange Notes will initially be issued in the form of one or more registered Notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the acceptance for exchange of the Old Notes and the issuance of the Exchange Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository.

    The Depository has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Notes and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Exchange Notes or to pledge the Exchange Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Exchange Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Exchange Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, persons owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Noteholders or a person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participants would authorize persons owning through such Participants to take such action or would otherwise act upon the instructions of such persons. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Exchange Notes.

    Payments with respect to the principal of, premium, if any, and interest of any Exchange Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such Exchange Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture, then, upon surrender by the Depository of its Global Note, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the Exchange Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

    The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by the Depository or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Exchange Notes represented by the Global Notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

               OLD NOTES REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    In connection with the sale of the Old Notes, the Company, the Guarantors and the Initial Purchasers entered into a registration rights agreement dated June 5, 1996 (the "Registration Rights Agreement") pursuant to which the Company and the Guarantors agreed, for the benefit of the holders of Old Notes, that they will, at their cost, (i) within 30 days after the date of original issue of the Old Notes use their respective reasonable best efforts to file a registration statement in accordance with the Securities Act (a "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Old Notes for the Exchange Notes, which will have terms substantially identical in all material respects to the Old Notes and (ii) use their reasonable best efforts to cause such Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after such issue date. Upon the Registration Statement being declared effective, the Company will offer to holders of Old Notes who are able to make certain representations an opportunity to exchange properly tendered Old Notes for Exchange Notes. The Company has agreed to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of such Exchange Offer is mailed to the holders of Old Notes. For each Old Note surrendered to the Company, pursuant to such Exchange Offer, the holder of such Old Notes will receive Exchange Notes having a principal amount at maturity equal to that of the surrendered Old Note.

    In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 165 days of the date of original issue of the Old Notes, the Company and the Guarantors will, at their own expense, use their reasonable best efforts to (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"), (b) cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) keep effective such Shelf Registration Statement until the earlier of 36 months following the date of original issue and such time as all of the Old Notes have been sold thereunder or otherwise cease to be a Transfer Restricted Security (as defined in the Registration Rights Agreement). The Company and the Guarantors will, in the event a Shelf Registration Statement is required to be filed by them, provide to each holder of the Old Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder of the Old Notes when such Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of the Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which is applicable to such a holder (including certain indemnification and contribution rights and obligations).

    If (a) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to the 120th day after the date of original issuance of the Old Notes (the "Effectiveness Target Date"), (b) the Exchange Offer Registration Statement becomes effective and the Company and the Guarantors fail to consummate the Exchange Offer within 45 days of the earlier of the effectiveness of such registration statement or the Effectiveness Target Date, or (c) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Old Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Company and the Guarantors will pay Liquidated Damages to each Noteholder, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder. Upon a Registration Default, Liquidated Damages will accrue at the rate specified above until such Registration Default is cured and the amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Notes (regardless of whether one or more than one Registration Default is outstanding). All accrued Liquidated Damages will be paid by the Company and the Guarantors on each Interest Payment Date to the Noteholders by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF EXCHANGE NOTES

    The following summary of federal income tax consequences has been prepared by Winston & Strawn. The summary is based on current law and certain proposed regulations and is for general information only. Forthcoming legislative, regulatory, judicial or administrative changes or interpretations could affect the federal income tax consequences to holders of Exchange Notes. The tax treatment of a holder may vary depending upon whether the holder is a cash-method or accrual-method taxpayer and upon the holder's particular status. For example, certain holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign persons may be subject to special rules not discussed below.

    EXCHANGE OFFER

    The exchange of Exchange Notes for Old Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging the Old Notes for the Exchange Notes pursuant to the Exchange Offer. The holder must continue to include stated interest in income as if the exchange (and waiver of accrued interest on the Old Notes from June 5, 1996 to the date of issuance of the Exchange Notes) had not occurred. If, however, the exchange of the Old Notes for the Exchange Notes were treated as an "exchange" for federal income tax purposes, such exchange would constitute a recapitalization for federal income tax purposes. Holders exchanging the Old Notes pursuant to such recapitalization would not recognize any gain or loss upon the exchange.

    SALE OR OTHER DISPOSITION OF EXCHANGE NOTES

    A holder of an Exchange Note will have a tax basis in the Exchange Note equal to the holder's purchase price for the Old Note, increased by the amount of interest (and market discount) that is included in the holder's gross income and decreased by payments of cash interest received by the holder.

    A holder of an Exchange Note will generally recognize gain or loss on the sale, exchange, redemption or retirement of the Exchange Note equal to the difference (if any) between the amount realized from such sale, exchange, redemption or retirement and the holder's basis in the Exchange Note. Such gain or loss will generally be long-term capital gain (except to the extent attributable to market discount) or loss if the Exchange Note has been held more than one year (including the period that such holder held the Old Note prior to exchange).

    BACKUP WITHHOLDING

    A noncorporate holder of Exchange Notes that either (a) is (i) a citizen or resident of the United States, (ii) a partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (b) is not described in the preceding clause (a), but whose income from interest with respect to the Exchange Notes or proceeds from the disposition of the Exchange Notes is effectively connected with such holder's conduct of a United States trade or business, and that receives interest with respect to the Exchange Notes or proceeds form the disposition of the Exchange Notes will generally not be subject to backup withholding on such payments or distributions if it certifies, under penalty of perjury, that it has furnished a correct Taxpayer Identification Number ("TIN") and it is not subject to backup withholding either because it has not been notified by the Internal Revenue Service that is subject to backup withholding or because the Internal Revenue Service has notified it that it is no longer subject to backup withholding. Such certification may be made on an Internal Revenue Service Form W-9 or substantially similar form. However, backup withholding will apply to such a holder if the holder (i) fails to furnish its TIN, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to make such certification.

    The Company will withhold (at a rate of 31%) all amounts required by law to be withheld from reportable payments made and with respect to the Exchange Notes. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

    Holders of the Exchange Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF EXCHANGE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF HOLDING, EXCHANGING OR SELLING THE EXCHANGE NOTES INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an affiliate of the Company, (ii) a broker-dealer who acquired Old Notes directly from the Company or (iii) a broker-dealer who acquired Old Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the prospectus contained in the registration statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that, for a period of 180 days after the Exchange Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

    Each holder of the Old Notes who wishes to exchange its Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/ or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concession of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

    The validity of the Exchange Notes offered will be passed on for the Company by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Jazz Enterprises, Inc. as of February 28, 1995 and 1994, and for the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended February 28, 1995 and 1994 and for the period from June 10, 1992 (date of inception) through February 28, 1993, included in this Prospectus have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED FINANCIAL STATEMENTS OF ARGOSY GAMING COMPANY

Report of Independent Auditors.............................................................................        F-2

Consolidated Balance Sheets at December 31, 1995 and 1994..................................................        F-3

Consolidated Statements of Income for the years ended December 31, 1995, 1994 and 1993.....................        F-4

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993.................        F-5

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993.......        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

Condensed Consolidated Balance Sheet at March 31, 1996 (unaudited).........................................       F-15

Condensed Consolidated Statements of Operations for the three months ended March 31, 1996
 and 1995 (unaudited)......................................................................................       F-16

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1996
 and 1995 (unaudited)......................................................................................       F-17

Notes to Condensed Consolidated Financial Statements (unaudited)...........................................       F-18

FINANCIAL STATEMENTS OF JAZZ ENTERPRISES, INC.

Report of Independent Certified Public Accountants.........................................................       F-21

Balance Sheets.............................................................................................       F-22

Statements of Operations...................................................................................       F-23

Statements of Stockholders Equity (Deficit)................................................................       F-24

Statements of Cash Flows...................................................................................       F-25

Notes to Financial Statements..............................................................................       F-27

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Argosy Gaming Company

    We have audited the accompanying consolidated balance sheets of Argosy Gaming Company as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argosy Gaming Company at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Chicago, Illinois
January 26, 1996
except for Note 13, as to
which the date is
July 1, 1996

                             ARGOSY GAMING COMPANY
                          CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                                              DECEMBER 31,
                                                                                         ----------------------
                                                                                            1995        1994
                                                                                         ----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents............................................................  $   16,159  $   18,291
  Marketable securities................................................................       1,952       2,500
  Accounts receivable..................................................................       3,197       2,908
  Income taxes receivable..............................................................       2,197       1,374
  Deferred income taxes................................................................       1,372       1,469
  Other current assets.................................................................       3,615       2,792
                                                                                         ----------  ----------
    Total current assets...............................................................      28,492      29,334
                                                                                         ----------  ----------
Net property and equipment.............................................................     239,480     167,548
                                                                                         ----------  ----------
Other assets:
  Notes receivable.....................................................................       1,893      22,956
  Deposits.............................................................................       2,051       2,640
  Prepaid rent.........................................................................       2,917       4,000
  Deferred finance costs, net of accumulated amortization of $1,813 in 1995 and $382 in
   1994................................................................................       5,404       4,393
  Goodwill, net of accumulated amortization of $349....................................      23,519
  Other................................................................................       6,126       1,960
                                                                                         ----------  ----------
    Total other assets.................................................................      41,910      35,949
                                                                                         ----------  ----------
Total assets...........................................................................  $  309,882  $  232,831
                                                                                         ----------  ----------
                                                                                         ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................................  $   16,921  $    4,863
  Accrued payroll and related expenses.................................................       6,842       4,022
  Other accrued liabilities............................................................       7,364       4,348
  Installment contracts payable........................................................       1,147       7,415
  Progressive jackpot liabilities......................................................       2,656       1,427
  Current maturities of long-term debt.................................................         399         431
                                                                                         ----------  ----------
    Total current liabilities..........................................................      35,329      22,506
                                                                                         ----------  ----------
Long-term debt.........................................................................     169,303     115,000
Deferred income taxes..................................................................       5,167       1,750
Minority interests.....................................................................       2,543       2,988
Commitments and contingent liabilities (Note 11)
Stockholders' equity:
  Common stock, $.01 par; 60,000,000 shares authorized; 24,333,333 shares issued and
   outstanding in 1995 and 1994........................................................         243         243
  Capital in excess of par.............................................................      71,865      71,865
  Retained earnings....................................................................      25,432      18,479
                                                                                         ----------  ----------
    Total stockholders' equity.........................................................      97,540      90,587
                                                                                         ----------  ----------
Total liabilities and stockholders' equity.............................................  $  309,882  $  232,831
                                                                                         ----------  ----------
                                                                                         ----------  ----------

          See accompanying notes to consolidated financial statements.

                             ARGOSY GAMING COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1995        1994       1993
                                                                                 ----------  ----------  ---------
REVENUES:
  Casino.......................................................................  $  237,613  $  138,425  $  60,182
  Admissions...................................................................      15,300      12,177      6,440
  Food, beverage and other.....................................................      18,537      12,036      4,381
                                                                                 ----------  ----------  ---------
                                                                                    271,450     162,638     71,003
  Less promotional allowances..................................................     (18,759)     (9,593)    (3,478)
                                                                                 ----------  ----------  ---------
Net revenues...................................................................     252,691     153,045     67,525
                                                                                 ----------  ----------  ---------
COSTS AND EXPENSES:
  Casino.......................................................................     117,725      64,997     25,308
  Food, beverage and other.....................................................      17,242      11,876      4,490
  Other operating expenses.....................................................      16,910       9,897      5,078
  Selling, general and administrative..........................................      45,814      23,674      8,903
  Depreciation and amortization................................................      20,450       9,846      3,333
  Development and preopening costs.............................................       3,411       9,761      4,609
  Notes receivable writeoff....................................................       3,477
  Flood costs..................................................................                              1,477
                                                                                 ----------  ----------  ---------
                                                                                    225,029     130,051     53,198
                                                                                 ----------  ----------  ---------
Income from operations.........................................................      27,662      22,994     14,327
                                                                                 ----------  ----------  ---------
OTHER INCOME (EXPENSE):
  Interest income..............................................................         436       1,081      1,254
  Interest expense.............................................................     (14,708)     (8,182)      (800)
                                                                                 ----------  ----------  ---------
                                                                                    (14,272)     (7,101)       454
                                                                                 ----------  ----------  ---------
Income before income taxes and minority interest...............................      13,390      15,893     14,781
Income tax expense.............................................................      (6,621)     (6,453)    (3,956)
Minority interest..............................................................         184         195
                                                                                 ----------  ----------  ---------
Net income.....................................................................  $    6,953  $    9,635  $  10,825
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
Net income per share...........................................................  $      .29  $      .40
                                                                                 ----------  ----------
                                                                                 ----------  ----------
Pro forma net income per share (Note 8)........................................                          $     .38
                                                                                                         ---------
                                                                                                         ---------

          See accompanying notes to consolidated financial statements.

                             ARGOSY GAMING COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                              ------------------------------------
                                                                                 1995        1994         1993
                                                                              ----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................................  $    6,953  $     9,635  $    10,825
Adjustments to reconcile net income to net cash provided from operating activities:................................................................
  Depreciation and amortization.............................................      21,880       10,452        3,486
  Deferred income taxes.....................................................       4,381          830         (699)
  Notes receivable writeoff.................................................       3,477
  Minority interests........................................................         184
  Changes in operating assets and liabilities net of the effects of the purchase of Jazz Enterprises, Inc.:
    Accounts receivable.....................................................        (289)      (2,387)        (422)
    Other current assets....................................................        (699)      (1,198)        (345)
    Accounts payable........................................................      12,058        1,761        2,698
    Accrued liabilities.....................................................       2,810        5,405        1,535
    Income taxes receivable.................................................        (823)         285       (1,659)
                                                                              ----------  -----------  -----------
    Net cash provided from operating activities.............................      49,932       24,783       15,419
                                                                              ----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales of marketable securities............................................         548        4,250      122,975
  Purchases of marketable securities........................................                              (129,725)
  Increase in notes receivable..............................................      (5,178)      (9,606)     (13,350)
  Purchases of property and equipment.......................................     (71,854)    (112,013)     (36,027)
  Acquisition of business...................................................      (9,388)
  Deposits..................................................................        (772)      (1,345)      (9,307)
                                                                              ----------  -----------  -----------
    Net cash used in investing activities...................................     (86,644)    (118,714)     (65,434)
                                                                              ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit..............................................      49,500       44,400
  Repayment of line of credit...............................................      (4,000)     (44,400)
  Payments on installment contracts.........................................      (6,268)      (3,124)      (3,009)
  Proceeds from issuance of long-term debt..................................                  115,000
  Payments on long-term debt................................................        (186)      (3,901)     (17,093)
  Increase in deferred finance costs........................................      (2,441)      (4,775)
  Proceeds from public offering, net of expenses of $7,657..................                                74,676
  Capital contribution from partner.........................................       1,718
  Other.....................................................................      (3,743)       1,618           96
                                                                              ----------  -----------  -----------
    Net cash provided from financing activities.............................      34,580      104,818       54,670
                                                                              ----------  -----------  -----------
Net (decrease) increase in cash and cash equivalents........................      (2,132)      10,887        4,655
Cash and cash equivalents, beginning of year................................      18,291        7,404        2,749
                                                                              ----------  -----------  -----------
Cash and cash equivalents, end of year......................................  $   16,159  $    18,291  $     7,404
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                             ARGOSY GAMING COMPANY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               CAPITAL IN                 TOTAL
                                                                   COMMON      EXCESS OF    RETAINED   STOCKHOLDERS'
                                                      SHARES        STOCK         PAR       EARNINGS      EQUITY
                                                   ------------  -----------  ------------  ---------  ------------
Balance, December 31, 1992.......................    20,000,000   $     200    $       13   $   2,599   $    2,812
  Sale of common stock...........................     4,333,333          43        74,633                   74,676
  Distributions to stockholders..................                                              (7,361)      (7,361)
  Termination of S-Corporation election..........                                  (2,781)      2,781
  Net income.....................................                                              10,825       10,825
                                                   ------------       -----   ------------  ---------  ------------
Balance, December 31, 1993.......................    24,333,333         243        71,865       8,844       80,952
  Net income.....................................                                               9,635        9,635
                                                   ------------       -----   ------------  ---------  ------------
Balance, December 31, 1994.......................    24,333,333         243        71,865      18,479       90,587
  Net income.....................................                                               6,953        6,953
                                                   ------------       -----   ------------  ---------  ------------
Balance, December 31, 1995.......................    24,333,333   $     243    $   71,865   $  25,432   $   97,540
                                                   ------------       -----   ------------  ---------  ------------
                                                   ------------       -----   ------------  ---------  ------------

          See accompanying notes to consolidated financial statements.

                             ARGOSY GAMING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    Argosy Gaming Company (collectively with its subsidiaries, "Argosy" or "Company") is engaged in the business of providing casino style gaming and related entertainment to the public and, through its subsidiaries, operates riverboat casinos in Alton, Illinois; Riverside, Missouri; Baton Rouge, Louisiana; and Sioux City, Iowa. Indiana Gaming Company, L.P., a limited partnership  in  which  the  Company  is  general  partner  and  holds  a  57.5%
partnership interest, holds a preliminary certificate of suitability from the Indiana Gaming Commission and is developing a riverboat casino and related entertainment and support facilities in Lawrenceburg, Indiana ("Lawrenceburg Project").

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The consolidated financial statements include the accounts of Argosy and its controlled subsidiaries and partnerships. All significant intercompany transactions have been eliminated. Under certain conditions subsidiaries are required to obtain approval of state gaming authorities before making distributions to Argosy.

    CASH AND CASH EQUIVALENTS -- The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    MARKETABLE SECURITIES -- Marketable securities, classified as available for sale, are recorded at fair market value which approximates cost.

    PROPERTY AND EQUIPMENT -- Property and equipment is recorded at cost. Depreciation and amortization is computed on the straight-line method over the following estimated useful lives:

       Leasehold improvements: 5 to 31 years
       Riverboats, docks and improvements: 5 to 20 years
       Furniture, fixtures and equipment: 5 to 10 years

    DEFERRED FINANCE COSTS -- Deferred finance costs are amortized over the life of the respective loans using the effective interest method.

    GOODWILL -- Goodwill represents the cost in excess of fair value of net assets acquired and is being amortized over 40 years.

    CASINO REVENUES AND PROMOTIONAL ALLOWANCES -- The Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of admissions and food and beverage, which were provided to customers without charge, has been included in revenues, and a corresponding amount has been deducted as promotional allowances. The estimated cost of providing promotional allowances has been included in costs and expenses as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1995       1994       1993
                                                                   ---------  ---------  ---------
Admissions.......................................................  $   4,601  $   3,399  $   1,015
Food, beverage and other.........................................      2,989      2,775        213

    ADMISSIONS REVENUE -- Admissions revenue is recognized at the time the related service is performed.

    ADVERTISING COSTS -- The Company expenses advertising costs as incurred. Advertising expense was $7,908, $4,448 and $2,149 in 1995, 1994, and 1993
respectively.

    DEVELOPMENT AND PREOPENING COSTS -- Development costs incurred in an effort to identify and develop new gaming locations are expensed as incurred, as there can be no assurance that such costs, if capitalized, would be realizable. Preopening costs are expensed as incurred.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    INCOME TAXES -- Prior to a reorganization that occurred on February 25, 1993 (in connection with the Company's initial public offering), the Company's predecessor entities elected to be taxed as S-Corporations. Therefore, all federal and certain state taxes were obligations of the individual stockholders of the predecessor companies. The predecessor entities were, however, subject to Illinois Replacement Tax, which is an S-Corporation level tax based on income. The replacement tax rate was 1.5 percent for the period prior to the reorganization.

    Effective with the reorganization, the Company became subject to applicable federal and state income taxes and, as a result, adopted the liability method in accounting for income taxes. The effect of this change in tax status was to increase net income for the year ended December 31, 1993, by $632.

    RECLASSIFICATIONS -- Certain amounts in prior years' financial statements have been reclassified to conform to the 1995 presentation.

2.  PROPERTY AND EQUIPMENT
    Property and equipment consists of the following:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1994
                                                                                            ----------  ----------
Land......................................................................................  $   18,828  $    6,555
Leasehold and shore improvements..........................................................      14,449      14,561
Riverboats, docks and improvements........................................................     113,707     109,957
Furniture, fixtures and equipment.........................................................      48,936      40,249
Construction in progress..................................................................      77,188      11,892
                                                                                            ----------  ----------
                                                                                               273,108     183,214
Less accumulated depreciation and amortization............................................     (33,628)    (15,666)
                                                                                            ----------  ----------
  Net property and equipment..............................................................  $  239,480  $  167,548
                                                                                            ----------  ----------
                                                                                            ----------  ----------

3.  LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1994
                                                                                            ----------  ----------
Senior secured line of credit.............................................................  $   45,500  $
Convertible subordinated notes due June 1, 2001, convertible into common stock at $17.70
 per share, interest payable semi-annually at 12%.........................................     115,000     115,000
Notes payable, principal and interest payments due quarterly through September 2015,
 discounted at 10.5%......................................................................       9,202
Other.....................................................................................                     431
                                                                                            ----------  ----------
                                                                                               169,702     115,431
Less: Current maturities..................................................................         399         431
                                                                                            ----------  ----------
Long-term debt, less current maturities...................................................  $  169,303  $  115,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    On March 8, 1995, the Company entered into a $100 million bank revolving senior secured line of credit ("Credit Facility"). The Credit Facility accrues interest, at the Company's option, at prime plus 1 1/4% or the London Eurodollar lending rate plus 2.5% and expires on December 31, 1997. The weighted average interest rate at December 31, 1995 was 8.5%. The Company also pays a commitment equal to the sum of 50 basis points per annum on the unused portions of the Credit Facility. The Credit Facility is secured by substantially all of the assets of the Company. The Credit Facility is senior to the Company's other long-term debt.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3.  LONG-TERM DEBT (CONTINUED)
    Terms of the Credit Facility allow for a $20 million revolving line of credit, to be used for working capital and general corporate purposes and an $80 million expansion line of credit to be used for expansion projects. Availability under the $80 million expansion line decreases quarterly beginning January 1, 1997. At December 31, 1995 outstanding borrowings under the $20 million revolving line of credit were $12 million and borrowings under the $80 million expansion line were $33.5 million. The outstanding principal balance under the Credit Facility of $45,500 at December 31, 1995 approximates fair value.

    The Credit Facility contains restrictions on the payment of dividends on the Company's common stock and a requirement that any future joint ventures shall be deemed subsidiaries of the Company and, will therefore, be required to be additional secured guarantors under the Credit Facility, as well as other covenants customary in a senior secured financing. The Company anticipates that as of March 31, 1996 it will be unable to comply with certain financial covenants contained in the credit agreement governing the Credit Facility. The Company plans, however, to repay all borrowings outstanding and terminate the Credit Facility with a portion of the net proceeds from a financing which is underway. In the event the financing is not consummated prior to the anticipated covenant violation, the Company believes that the requisite number of banks participating in the Credit Facility will agree to waive the Company's non-compliance with these financial covenants.

    The convertible subordinated notes ("Notes") are convertible into common stock at anytime and may be redeemed by the Company on or after June 1, 1997, in whole or in part at specified percentages of principal plus accrued and unpaid interest to the date of redemption. The Notes are subordinated to prior payment in full of all senior indebtedness as defined, including such indebtedness incurred in the future. The aggregate fair value of the notes based on the closing NASDAQ Smallcap Market price was approximately $104,075 at December 31, 1995.

    Interest expense for the years ended December 31, 1995, 1994, and 1993 was $14,708 (net of $3,203 capitalized) $8,182 (net of $1,665 capitalized), and $800, respectively.

    Maturies of long-term debt at December 31, 1995 for each of the next five fiscal years are as follows:

1996...............................................  $     399
1997...............................................     45,943
1998...............................................        491
1999...............................................        545
2000...............................................        604

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4.  INCOME TAXES
    Income tax expense for the years ended December 31, 1995, 1994 and 1993 consists of the following:

                                                                               1995       1994       1993
                                                                             ---------  ---------  ---------
Current:
  Federal..................................................................  $   1,522  $   4,316  $   3,918
  State....................................................................        760      1,307        587
                                                                             ---------  ---------  ---------
                                                                                 2,282      5,623      4,505
                                                                             ---------  ---------  ---------
Deferred:
  Federal..................................................................      3,704        815       (483)
  State....................................................................        635         15        (66)
                                                                             ---------  ---------  ---------
                                                                                 4,339        830       (549)
                                                                             ---------  ---------  ---------
Income tax expense.........................................................  $   6,621  $   6,453  $   3,956
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    The provision for income taxes for the years ended December 31, 1995, 1994 and 1993, differs from that computed at the federal statutory corporate tax rate as follows:

                                                                                1995       1994       1993
                                                                              ---------  ---------  ---------
Federal statutory rate......................................................       35.0%      35.0%      35.0%
State income taxes, net of federal benefit..................................        6.8        5.0        4.8
Prior year taxes............................................................        4.4
Goodwill amortization.......................................................        0.9
Federal and state benefit of S-Corporation status through February 24,
 1993.......................................................................                             (5.0)
Impact of change in tax status on net temporary differences.................                             (4.3)
Tax-exempt interest income..................................................                  (0.7)      (5.9)
Other, net..................................................................        2.3        1.3        2.2
                                                                                    ---        ---        ---
                                                                                   49.4%      40.6%      26.8%
                                                                                    ---        ---        ---
                                                                                    ---        ---        ---

    The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                                                                       1995       1994
                                                                                     ---------  ---------
Depreciation.......................................................................  $  (8,684) $  (5,364)
Preopening.........................................................................      4,609      3,877
Other, net.........................................................................        876      1,206
                                                                                     ---------  ---------
                                                                                        (3,199)      (281)
Valuation allowance................................................................       (595)
                                                                                     ---------  ---------
Net deferred tax liability.........................................................  $  (3,794) $    (281)
                                                                                     ---------  ---------
                                                                                     ---------  ---------

5.  SUPPLEMENTAL CASH FLOW INFORMATION
    The Company acquired equipment in the amounts of $1,681, $9,564 and $4,025 in 1995, 1994 and 1993 respectively which was financed through installment contracts. In 1993 the Company issued $7,361 in unsecured notes payable to stockholders relating to their fourth quarter 1992 and first quarter 1993 S-Corporation earnings.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)
    The  Company paid $16,052, $8,220 and  $695 for interest, and $3,105, $5,325 and $5,968 for income taxes in 1995, 1994, and 1993 respectively.

6.  LEASES
    Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 1995 are as follows:

YEARS ENDING DECEMBER 31,
- ------------------------------------------------------------
1996........................................................  $      2,673
1997........................................................         1,142
1998........................................................           584
1999........................................................           429
2000........................................................           394
Thereafter..................................................        15,352

    Rent expense for the years ended December 31, 1995, 1994, and 1993 was $4,947, $2,221, and $555, respectively.

7.  PURCHASE OF JAZZ ENTERPRISES, INC.
    Effective May 30, 1995 the Company acquired 100% of the stock of Jazz Enterprises, Inc. ("Jazz"), formerly a 10% partner in the Company's Baton Rouge, Louisiana riverboat casino. The acquisition was accounted for as a purchase.

    Terms of the transaction allowed the Company to acquire Jazz's 10% limited partnership interest in the Company's Baton Rouge casino and all of Jazz's interest in the Catfish Town real estate development.

    Under terms of the purchase agreement, the Company made initial cash payments to Jazz totalling $8,500 and is required to make additional payments of $1,350 annually for ten years, and payments of $500 annually for the following ten years. The net present value of these additional payments was approximately $9,400 assuming a discount rate of 10.5%, and is included in long-term debt in the December 31, 1995 balance sheet. In addition, the Company forgave loans to Jazz and its principals of approximately $20,700, assumed certain construction obligations, ordinary course accounts payable and other liabilities totalling approximately $7,300 and paid expenses of approximately $900. Under terms of the Purchase Agreement substantially all other obligations of Jazz existing at the time of the purchase remain the responsibility of the former owners of Jazz.

    The table below sets forth the pro forma historical operating results of the Company for the years ended December 31, 1995 and 1994 giving effect to the acquisition as if the acquisition occurred on January 1, 1994. The Company's fiscal year end is December 31 and Jazz's year end is February 28. The pro forma operating results of the years ended December 31, 1995 and 1994 were prepared using the Company's operating results for the year ended December 31, 1995 and 1994 and Jazz's operating results for period January 1, 1995

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. PURCHASE OF JAZZ ENTERPRISES, INC. (CONTINUED) through May 30, 1995 (the effective date which Jazz became a wholly owned subsidiary of the Company) and the year ended February 28, 1995. Jazz's revenues and net loss for the months of January and February 1995 are immaterial.

                                                                                       YEARS ENDED
                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1995        1994
                                                                                  ----------  ----------
                                                                                       (UNAUDITED)
Net Revenues....................................................................  $  252,719  $  153,862
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Income from operations..........................................................      26,762      18,746
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Interest expense................................................................      15,480      10,156
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Net income......................................................................       5,712       5,393
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Net income per share............................................................         .23         .22
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    The pro forma condensed statements of operations are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates.

8.  PRO FORMA NET INCOME PER SHARE
    Pro forma data presented below for 1993 assumes that the Company's reorganization would have occurred on January 1, 1993 and that the Company would have issued 551,798 additional shares of common stock to retire related party debt of approximately $13,000 on January 1, 1993, and would have incurred federal and state income taxes as a C-Corporation since that date.

                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                                                                               1993
                                                                                           -------------
Income before income taxes...............................................................  $      14,781
Reduction in interest charges............................................................            145
Pro forma income tax expense.............................................................         (5,821)
                                                                                           -------------
Pro forma net income.....................................................................  $       9,105
                                                                                           -------------
                                                                                           -------------
Pro forma common shares outstanding......................................................     23,763,513
                                                                                           -------------
                                                                                           -------------

    Pro forma income tax expense has been computed under SFAS 109 using an effective tax rate of 39% based on taxable income of approximately $14,926 in 1993.

9.  STOCK OPTION PLANS
    The Company adopted the Argosy Gaming Company Stock Option Plan, as amended, ("Stock Option Plan"), which provides for the grant of non-qualified stock options for up to 2,500,000 shares of common stock to key employees of the Company. As of December 31, 1995, options representing 2,445,253 shares of common stock were outstanding at exercise prices ranging between $16.75 and $19.38 per share. These options expire in December 2003 through August 2005.

    The Company also has adopted the Argosy Gaming Company 1993 Directors Stock Option Plan ("Directors Option Plan"), which provides for a total of 50,000 shares of common stock to be authorized and

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9.  STOCK OPTION PLANS (CONTINUED)
reserved for issuance. The Directors Option Plan provides for the grant of non-qualified stock options at fair market value to non-employee directors of the Company as of the date such individuals become directors of the Company.

    Under the Directors Option Plan options for 21,000 shares of common stock are outstanding at December 31, 1995 at prices ranging from $11.50 to $19.00. The directors options expire between 1998 and 2000.

    Options outstanding under these plans at December 31, 1995, are exercisable as follows:

                                                                                      STOCK
                                                                                     OPTION     DIRECTORS
                                                                                      PLAN     OPTION PLAN
                                                                                    ---------  -----------
Currently exercisable.............................................................    569,705      17,000
1996..............................................................................    465,548       2,000
1997..............................................................................    460,000       2,000
1998..............................................................................    460,000
1999..............................................................................    460,000
2000..............................................................................     30,000

    The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

10. EMPLOYEES BENEFIT PLAN
    In 1994, the Company established a 401(k) defined-contribution plan which covers substantially all of its full-time employees. Participants can contribute a maximum of 10% of their eligible salaries (as defined) subject to maximum limits, as determined by provisions of the Internal Revenue Code, and the Company will match 100% of participants' contributions up to 5% of their eligible salaries. Expense recognized under the Plan was approximately $1,708 and $587 in 1995 and 1994, respectively.

11. COMMITMENTS AND CONTINGENT LIABILITIES
    DEVELOPMENT OPPORTUNITIES

    LAWRENCEBURG, INDIANA -- On June 30, 1995 Indiana Gaming Company L.P. (the "Indiana Partnership") was awarded a preliminary suitability certificate from the Indiana Gaming Commission to develop a riverboat casino project on the Ohio River in Lawrenceburg, Indiana. The Company is a 57.5% general partner in the Indiana Partnership.

    Capital contributions to the Indiana Partnership will be made on the same basis as the partners' equity ownership. Funding for the Indiana Partnership is expected to be provided by capital contributions and capital loans by the partners. The partnership's current estimate for the development and construction costs for the Lawrenceburg casino and entertainment project is $210 million.

    Additionally, under the Lawrenceburg partnership agreement, after the third anniversary date of commencement of operations at the Lawrenceburg Casino, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests).

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
    This proposed gaming project is subject to the satisfaction of numerous conditions. Before gaming can commence, the Company must obtain numerous permits and licenses, including licensing for its employees as well as final licensing from the gaming commission of the State. In addition, the Company must construct gaming facilities. There can be no assurance that this proposed gaming project will become operational.

    OTHER -- A predecessor entity to the Company ("Predecessor"), as a result of a certain shareholder loan transaction, could be subject to federal and certain state income taxes (plus interest and penalties, if any) if it is determined that it failed to satisfy all of the requirements of the S-Corporation provisions of the Internal Revenue Code ("Code") relating to the prohibition concerning a second class of stock.

    An audit is currently being conducted by the Internal Revenue Service ("IRS") of the Company's federal income tax returns for the 1992 and 1993 tax years and the IRS has asserted the S-Corporation status as one of the issues although the IRS has yet to make a formal claim of deficiency. If the IRS successfully challenges the Predecessor's S-corporation status, the Company would be required to pay federal and certain state income taxes on the Predecessor's taxable income from the commencement of its operations until February 25, 1993 (plus interest and penalties, if any, thereon until the date of payment). If the Predecessor was required to pay federal and state income taxes on its taxable earnings through February 25, 1993, such payments could amount to approximately $11,400, including interest through December 31, 1995, but excluding penalties, if any. While the Company believes the Predecessor has legal authority for its position that it is not subject to federal and certain state income taxes because it met the S-Corporation requirements, no assurances can be given that the Predecessor's position will be upheld. This contingent liability could have a material adverse effect on the Company's results of operations, financial condition and cash flows. No provision has been made for this contingency in the accompanying consolidated financial statements.

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
1995:
Net revenues..........................................................  $  60,374  $  65,162  $  66,637  $  60,518
Income from operations................................................      6,221     10,028      6,585      4,828
Other expense, net....................................................      3,844      3,859      3,879      2,690
Net income............................................................      1,468      3,312      1,654        519
Net income per share..................................................        .06        .14        .07        .02
1994:
Net revenues..........................................................  $  22,906  $  26,269  $  44,323  $  59,547
Income from operations................................................      2,333      3,481      5,433     11,747
Other expense, net....................................................        138        948      2,371      3,644
Net income............................................................      1,341      1,491      1,837      4,966
Net income per share..................................................        .06        .06        .08        .20

- ------------
(a) Income from operations for the third quarter of 1995 includes a charge of $3,477 related to the writeoff of a note receivable.

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. SUBSEQUENT EVENT
    On May 31, 1996, the Company issued $235,000,000 of 13 1/4% First Mortgage Notes due 2004 (the "Notes") in a private placement transaction. On July 1, 1996, the Company filed a Registration Statement on Form S-4 to effect an exchange of the privately placed Notes with identical Notes registered with the Securities and Exchange Commission. The Notes rank senior in right of payment to all existing and future indebtedness of the Company.

    The Notes are secured, subject  to certain prior liens,  by a first lien  on
(i) substantially all of the assets of the Company including the assets used in the Company's Alton, Riverside, Baton Rouge, and Sioux City operations, (ii) a pledge of all the capital stock of, and partnership interests in, the Company's subsidiaries, excluding the Company's partnership interest in its Sioux City property, (iii) a pledge of the intercompany notes payable to the Company from its subsidiaries and (iv) an assignment of the proceeds of the management agreement relating to the proposed Lawrenceburg Casino project. The collateral for the notes does not include assets of the Company's Lawrenceburg Casino project.

    The following tables present summarized balance sheet and operating statement information of the Company as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995. The column labeled "Parent Company" represents the holding company for each of the Company's direct subsidiaries, the column labeled "Guarantors" represents each of the Company's direct subsidiaries, all of which are wholly-owned by the parent company, and the column labeled "Non-Guarantors" represents the partnerships which operate the Company's casino in Sioux City and its proposed casino in Lawrenceburg, Indiana.

    Summarized balance sheet information as of December 31, 1995 and 1994 is as follows:

                                                                        DECEMBER 31, 1995
                                                 ----------------------------------------------------------------
                                                   PARENT                    NON-
                                                  COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------
Assets:
  Current assets...............................  $    5,998   $  25,562    $   2,904    $   (5,972)   $   28,492
  Non-current assets...........................     259,670     259,418       21,140      (258,838)      281,390
                                                 ----------  -----------  -----------  ------------  ------------
                                                 $  265,668   $ 284,980    $  24,044    $ (264,810)   $  309,882
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------
Liabilities and Equity:
  Current liabilities..........................  $    6,648   $  27,316    $   3,861    $   (2,496)   $   35,329
  Noncurrent liabilities.......................     161,480      15,533        3,401        (3,401)      177,013
  Shareholder's equity.........................      97,540     242,131       16,782      (258,913)       97,540
                                                 ----------  -----------  -----------  ------------  ------------
                                                 $  265,668   $ 284,980    $  24,044    $ (264,810)   $  309,882
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------


                                                                        DECEMBER 31, 1994
                                                 ----------------------------------------------------------------
                                                   PARENT                    NON-
                                                  COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------
Assets:
  Current assets...............................  $    8,432   $  20,665    $     237    $       --    $   29,334
  Non-current assets...........................     199,759     191,637        4,575      (192,474)      203,497
                                                 ----------  -----------  -----------  ------------  ------------
                                                 $  208,191   $ 212,302    $   4,812    $ (192,474)   $  232,831
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------
Liabilities and Equity:
  Current liabilities..........................  $    2,148   $  20,358    $      --    $       --    $   22,506
  Noncurrent liabilities.......................     115,456       4,282           --            --       119,738
  Shareholder's equity.........................      90,587     187,662        4,812      (192,474)       90,587
                                                 ----------  -----------  -----------  ------------  ------------
                                                 $  208,191   $ 212,302    $   4,812    $ (192,474)   $  232,831
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------

                             ARGOSY GAMING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. SUBSEQUENT EVENT (CONTINUED)
    Summarized operating statement information for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                                           DECEMBER 31, 1995
                                                   -----------------------------------------------------------------
                                                     PARENT                     NON-
                                                     COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                   -----------  -----------  -----------  ------------  ------------
Net revenues.....................................   $   4,071    $ 233,205    $  21,994    $   (6,579)   $  252,691
Costs and expenses...............................      14,161      195,517       21,930        (6,579)      225,029
Net interest income (expense)....................      (8,964)      (5,185)        (123)           --       (14,272)
Net income (loss)................................       6,953       18,101          (59)      (18,042)        6,953


                                                                           DECEMBER 31, 1994
                                                   -----------------------------------------------------------------
                                                     PARENT                     NON-
                                                     COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                   -----------  -----------  -----------  ------------  ------------
Net revenues.....................................   $   4,844    $ 152,654           --    $   (4,453)   $  153,045
Costs and expenses...............................       9,521      124,144          839        (4,453)      130,051
Net interest income (expense)....................      (6,620)        (481)          --            --        (7,101)
Net income (loss)................................      (9,635)      17,252         (839)      (16,413)        9,635

                                                                           DECEMBER 31, 1993
                                                   -----------------------------------------------------------------
                                                     PARENT                     NON-
                                                     COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                   -----------  -----------  -----------  ------------  ------------
Net revenues.....................................   $       0    $  67,525           --            --    $   67,525
Costs and expenses...............................       3,301       49,362          535            --        53,198
Net interest income (expense)....................       1,226         (772)          --            --           454
Net income (loss)................................      10,825       11,035         (535)      (10,500)       10,825
                                                   -----------  -----------  -----------  ------------  ------------
                                                   -----------  -----------  -----------  ------------  ------------

                             ARGOSY GAMING COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                        MARCH 31,
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..........................................................................   $  28,129
  Other current assets...............................................................................      12,390
                                                                                                       -----------
    Total current assets.............................................................................      40,519
                                                                                                       -----------
NET PROPERTY AND EQUIPMENT...........................................................................     263,076
OTHER ASSETS:
  Goodwill...........................................................................................      23,371
  Other, net.........................................................................................      17,959
                                                                                                       -----------
  TOTAL OTHER ASSETS.................................................................................      41,330
                                                                                                       -----------
TOTAL ASSETS.........................................................................................   $ 344,925
                                                                                                       -----------
                                                                                                       -----------
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities...........................................................   $  28,656
  Other current liabilities..........................................................................       7,170
                                                                                                       -----------
    Total current liabilities........................................................................      35,826
                                                                                                       -----------
LONG-TERM DEBT.......................................................................................     194,803
OTHER LONG-TERM OBLIGATIONS..........................................................................      17,803
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par; 60,000,000 shares authorized; 24,333,333 shares issued and outstanding in
   1995 and 1994.....................................................................................         243
  Capital in excess of par...........................................................................      71,865
  Retained earnings..................................................................................      24,385
                                                                                                       -----------
    Total stockholders' equity.......................................................................      96,493
                                                                                                       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................................................   $ 344,925
                                                                                                       -----------
                                                                                                       -----------

     See accompanying notes to condensed consolidated financial statements.

                             ARGOSY GAMING COMPANY
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         (IN THOUSANDS, PER SHARE DATA)

                                                                                             THREE MONTHS ENDED
                                                                                          ------------------------
                                                                                           MARCH 31,    MARCH 31,
                                                                                             1996         1995
                                                                                          -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
REVENUES:
  Casino................................................................................   $  58,791    $  56,593
  Admissions............................................................................       1,995        4,168
  Food, beverage and other..............................................................       6,055        3,703
                                                                                          -----------  -----------
                                                                                              66,841       64,464
  Less: promotional allowances..........................................................      (4,152)      (4,090)
                                                                                          -----------  -----------
Net revenues............................................................................      62,689       60,374
COSTS AND EXPENSES:
  Casino................................................................................      29,071       28,987
  Food, beverage and other..............................................................       5,276        4,160
  Other operating expenses..............................................................       4,368        3,384
  Selling, general and administrative...................................................      14,318       12,577
  Depreciation and amortization.........................................................       5,889        4,579
  Development and preopening costs......................................................       1,855          466
                                                                                          -----------  -----------
                                                                                              60,777       54,153
                                                                                          -----------  -----------
Income from operations..................................................................       1,912        6,221
                                                                                          -----------  -----------
OTHER INCOME (EXPENSE):
  Interest income.......................................................................          90           98
  Interest expense......................................................................      (4,211)      (3,942)
                                                                                          -----------  -----------
                                                                                              (4,121)      (3,844)
                                                                                          -----------  -----------
(Loss) Income before income taxes and minority interests................................      (2,209)       2,377
Income tax benefit (expense)............................................................         867         (934)
Minority interests......................................................................         295           25
                                                                                          -----------  -----------
Net (loss) income.......................................................................   $  (1,047)   $   1,468
                                                                                          -----------  -----------
                                                                                          -----------  -----------
NET (LOSS) INCOME PER SHARE.............................................................   $    (.04)   $     .06
                                                                                          -----------  -----------
                                                                                          -----------  -----------

     See accompanying notes to condensed consolidated financial statements.

                             ARGOSY GAMING COMPANY
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          THREE MONTHS ENDED
                                                                                       ------------------------
                                                                                        MARCH 31,    MARCH 31,
                                                                                          1996         1995
                                                                                       -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income..................................................................   $  (1,047)   $   1,468
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization......................................................       6,314        5,026
  Minority interests.................................................................        (295)         (25)
  Changes in operating assets and liabilities:
    Other current assets.............................................................         (57)      (1,746)
    Accounts payable and accrued liabilities.........................................         841        9,751
                                                                                       -----------  -----------
      Net cash provided by operating activities......................................       5,756       14,474
                                                                                       -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deposits...........................................................................        (132)         (19)
  Increase in notes receivable.......................................................                   (2,295)
  Purchases of property and equipment................................................     (29,283)     (12,559)
                                                                                       -----------  -----------
      Net cash used in investing activities..........................................     (29,415)     (14,873)
                                                                                       -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit.......................................................      25,500        2,000
  Repayments on line of credit.......................................................                   (2,000)
  Payments on long-term debt and installment contracts...............................        (345)      (1,861)
  Capital contributions from partner.................................................      10,389
  Increase in other assets...........................................................          85       (1,811)
                                                                                       -----------  -----------
    Net cash provided by (used in) financing activities..............................      35,629       (3,672)
                                                                                       -----------  -----------
Net increase (decrease) in cash and cash equivalents.................................      11,970       (4,071)
Cash and cash equivalents, beginning of period.......................................      16,159       18,291
                                                                                       -----------  -----------
Cash and cash equivalents, end of period.............................................   $  28,129    $  14,220
                                                                                       -----------  -----------
                                                                                       -----------  -----------

     See accompanying notes to condensed consolidated financial statements.

                             ARGOSY GAMING COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  BASIS OF PRESENTATION
    Argosy Gaming Company (collectively with its subsidiaries, "Argosy" or "Company") is engaged in the business of providing casino style gaming and related entertainment to the public and, through its subsidiaries, operates riverboat casinos in Alton, Illinois; Riverside, Missouri; Baton Rouge, Louisiana; and Sioux City, Iowa. Also, Indiana Gaming Company, L.P., a limited partnership in which the Company is general partner and holds a 57.5%
partnership interest, holds a preliminary certificate of suitability from the Indiana Gaming Commission and is developing a riverboat casino and related entertainment and support facilities in Lawrenceburg, Indiana ("Lawrenceburg Project").

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole. For further information, refer to the financial statements and footnotes included elsewhere in this Offering Memorandum. The accompanying unaudited condensed consolidated financial statements contain all adjustments which are, in the opinion of management, necessary to present fairly the financial position and the results of operations for the periods indicated. Such adjustments include only normal recurring accruals. Certain 1995 amounts have been reclassified to conform to the 1996 financial statement presentation.

2.  SENIOR SECURED LINE OF CREDIT
    On March 8, 1995, the Company entered into a $100 million revolving secured line of credit, with a group of banks (the "Credit Facility"). The Credit Facility accrues interest, at the Company's option, at prime + 1 1/4% or the London Eurodollar lending rate plus 250 basis points and expires on December 31, 1997. The Credit Facility is secured by substantially all of the assets of the Company. The Credit Facility is senior to the Company's 12% Convertible Subordinated Notes due 2001.

    Terms of the Credit Facility allow for a $20 million revolving line of credit, to be used for working capital and general corporate purposes and an $80 million expansion line of credit to be used for expansion projects. Availability under the $80 million expansion line decreases beginning January 1, 1997.

    The Credit Facility contains restrictions on the payment of dividends on the Company's common stock and a requirement that any future joint ventures shall be deemed subsidiaries of the Company and, will therefore, be required to be additional secured guarantors under the credit agreement, as well as other covenants customary in a senior secured financing.

    On May 15, 1996, the Company obtained a waiver from compliance with certain financial covenants from the banks participating in the Credit Facility. This waiver is valid until June 28, 1996. The Company plans to consummate a proposed $235 million offering of first mortgage notes prior to June 28, 1996 and to repay all borrowings outstanding under and terminate the Credit Facility with a portion of the net proceeds from the proposed financing.

3.  ACQUISITION OF JAZZ ENTERPRISES, INC.
    Effective May 30, 1995 the Company acquired 100% of the stock of Jazz Enterprises, Inc. ("Jazz"), formerly a 10% partner in the Company's Baton Rouge, Louisiana riverboat casino. The acquisition was accounted for as a purchase.

    Terms of the transaction allowed the Company to acquire Jazz's 10% limited partnership interest in the Company's Baton Rouge Casino, all of Jazz's interest in the Catfish Town real estate development and allowed the Company to extinguish the external lease fee between the Baton Rouge Casino and Jazz.

                             ARGOSY GAMING COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3.  ACQUISITION OF JAZZ ENTERPRISES, INC. (CONTINUED)
    Under terms of the purchase agreement the Company made initial payments to Jazz totalling $8,500 and is required to make additional payments of $1,350 annually for ten years, and payments of $500 annually for the following ten years. The net present value of these additional payments was approximately $9,400, at the date of acquisition, assuming a discount rate of 10.5%. In addition, the Company forgave loans to Jazz and its principals of approximately $20,700 and assumed certain construction obligations, ordinary course accounts payable and other liabilities totalling approximately $7,300 and paid expenses of approximately $900. Under terms of the Purchase Agreement, substantially all other obligations of Jazz existing at the time of the purchase remain the responsibility of the former owners of Jazz.

    The table below sets forth the pro forma historical operating results of the Company for the three months ended March 31, 1996 and 1995 giving effect to the acquisition as if the acquisition occurred on January 1, 1995. The Company's fiscal year end is December 31 and Jazz's year end is February 28. The pro forma operating results for the three months ended March 31, 1996 and 1995 were prepared using the Company's and Jazz's historical operating results for the three months ended March 31, 1996 and 1995 respectively.

                                                                            THREE MONTHS ENDED
                                                                      ------------------------------
                                                                      MARCH 31, 1996  MARCH 31, 1995
                                                                      --------------  --------------
Net Revenues........................................................    $   62,689      $   60,402
                                                                           -------         -------
                                                                           -------         -------
Net Income..........................................................        (1,047)          1,256
                                                                           -------         -------
                                                                           -------         -------
Earnings per share..................................................          (.04)            .05
                                                                           -------         -------
                                                                           -------         -------

    The unaudited pro forma condensed statements of operations are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates.

4.  COMMITMENTS AND CONTINGENT LIABILITIES

    LAWRENCEBURG, INDIANA DEVELOPMENT -- On June 30, 1995 Indiana Gaming Company L.P. (the "Indiana Partnership") was awarded a preliminary suitability certificate from the Indiana Gaming Commission to develop a riverboat casino project on the Ohio River in Lawrenceburg, Indiana. The Company is a 57.5% general partner in the Indiana Partnership.

    Capital contributions to the Indiana Partnership, up to a total project cost of $225 million, will be made on the same basis as the partners' equity ownership with any excess project cost being the responsibility of the Company. Funding for the Indiana Partnership is expected to be provided by capital contributions and capital loans by the partners. The partnership's current estimate for the development and construction costs for the Lawrenceburg Project is $210 million.

    Additionally, under the Lawrenceburg partnership agreement, after the third anniversary date of commencement of operations at the Lawrenceburg Casino, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests).

    This proposed gaming project is subject to the satisfaction of numerous conditions. Before gaming can commence, the Company must obtain numerous permits and licenses, including licensing for its employees as well as final licensing from the gaming commission of the State. In addition, the Company must construct gaming facilities. There can be no assurance that this proposed gaming project will become operational.

                             ARGOSY GAMING COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
    OTHER -- A predecessor entity to the Company ("Predecessor"), as a result of a certain shareholder loan transaction, could be subject to federal and certain state income taxes (plus interest and penalties, if any) if it is determined that it failed to satisfy all of the requirements of the S-Corporation provisions of the Internal Revenue Code ("Code") relating to the prohibition concerning a second class of stock.

    An audit is currently being conducted by the Internal Revenue Service ("IRS") of the Company's federal income tax returns for the 1992 and 1993 tax years and the IRS has asserted the S-Corporation status as one of the issues although the IRS has yet to make a formal claim of deficiency. If the IRS successfully challenges the Predecessor's S-Corporation status, the Company would be required to pay federal and certain state income taxes on the Predecessor's taxable income from the commencement of its operations until February 25, 1993 (plus interest and penalties, if any, thereon until the date of payment). If the Predecessor was required to pay federal and state income taxes on its taxable earnings through February 25, 1993, such payments could amount to approximately $11,600, including interest through March 31, 1996, but excluding penalties, if any. While the Company believes the Predecessor has legal authority for its position that it is not subject to federal and certain state income taxes because it met the S-Corporation requirements, no assurances can be given that the Predecessor's position will be upheld. This contingent liability could have a material adverse effect on the Company's results of operations, financial condition and cash flows. No provision has been made for this contingency in the accompanying condensed consolidated financial statements.

    The Company is subject, from time to time, to various legal and regulatory proceedings, in the ordinary course of business. The Company believes that these proceedings will not have a material effect on the financial condition of the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Jazz Enterprises, Inc.

    We have audited the accompanying balance sheets of Jazz Enterprises, Inc. as of February 28, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended February 28, 1995 and 1994 and for the period from June 10, 1992 (date of inception) through February 28, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jazz Enterprises, Inc. as of February 28, 1995 and 1994, and the results of its operations and its cash flows for each of the two years in the period ended February 28, 1995 and for the period June 10, 1992 (date of inception) through February 28, 1993 in conformity with generally accepted accounting principles.

Grant Thornton LLP

Reno, Nevada
July 10, 1995

                             JAZZ ENTERPRISES, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                             FEBRUARY 28,
                                                                                     ----------------------------
                                                                                         1995           1994
                                                                         MAY 30,     -------------  -------------
                                                                          1995
                                                                      -------------
                                                                       (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.........................................  $       5,572  $       1,508  $     140,122
  Receivables.......................................................         47,516         47,516         36,394
  Due from affiliate................................................             --             --        175,000
  Prepaid expenses..................................................        161,563        170,794         77,760
                                                                      -------------  -------------  -------------
    Total current assets............................................        214,651        219,818        429,276
PROPERTY AND EQUIPMENT..............................................     21,477,253     21,427,872     13,273,609
NOTES RECEIVABLE -- RELATED PARTY...................................      1,892,966      1,861,523        807,203
OTHER ASSETS
  Escrow deposits...................................................             --             --        255,000
  Investment in partnership.........................................      1,550,458      1,550,458        350,232
  Deposits..........................................................        198,247        198,714        231,868
  Other assets......................................................          3,359          3,647          4,791
                                                                      -------------  -------------  -------------
                                                                      $  25,336,934  $  25,262,032  $  15,351,979
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Bank overdraft....................................................  $          --  $     234,059  $          --
  Short-term borrowings.............................................      1,810,680      1,810,680             --
  Short-term borrowings -- related party............................      7,879,087      7,879,087             --
  Notes payable.....................................................      3,352,469      3,352,469             --
  Accounts payable..................................................        490,324        434,651        135,399
  Accounts payable -- affiliate.....................................        362,983        182,638             --
  Accrued liabilities...............................................        949,936        815,872         54,119
  State income taxes payable........................................        130,000         65,000         37,722
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................     14,975,479     14,774,456        227,240
                                                                      -------------  -------------  -------------
NOTES PAYABLE.......................................................     15,000,000     15,000,000     17,081,376
                                                                      -------------  -------------  -------------
COMMITMENTS AND CONTINGENCIES.......................................             --             --             --
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, no par value, 100,000 shares authorized, 200 shares
   issued...........................................................              1              1              1
  Additional paid-in capital........................................      3,194,278      2,547,891        100,000
  Accumulated deficit...............................................     (7,832,824)    (7,060,316)    (2,056,638)
                                                                      -------------  -------------  -------------
                                                                         (4,638,545)    (4,512,424)    (1,956,637)
                                                                      -------------  -------------  -------------
                                                                      $  25,336,934  $  25,262,032  $  15,351,979
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                             JAZZ ENTERPRISES, INC.
                            STATEMENTS OF OPERATIONS

                                                                                                 PERIOD FROM
                                                                                                JUNE 10, 1992
                                         THREE MONTHS ENDED                                       (DATE OF
                                      ------------------------    YEAR ENDED FEBRUARY 28,        INCEPTION)
                                        MAY 30,      MAY 31,    ----------------------------       THROUGH
                                         1995         1994          1995           1994       FEBRUARY 28, 1993
                                      -----------  -----------  -------------  -------------  -----------------
                                            (UNAUDITED)
REVENUES
  Rental revenue -- buildings.......  $        --  $   245,882  $     817,346  $     918,222     $        --
  Lease revenue.....................           --           --        812,793             --              --
                                      -----------  -----------  -------------  -------------  -----------------
                                               --      245,882      1,630,139        918,222              --
                                      -----------  -----------  -------------  -------------  -----------------
COSTS AND EXPENSES
  Rental expenses...................       47,579      180,299        788,221        497,540              --
  Pre-opening expenses
    Rent expense....................        6,205       73,196        288,512        159,684              --
    Salaries and employee
     benefits.......................      136,674      227,335      1,361,953        434,672          22,466
    Advertising and business
     promotion......................       27,200       26,381         66,030         93,492              --
    Consulting fees.................        4,668       21,866         30,971        203,413              --
    Professional fees...............      120,595       22,595      1,051,244         40,347           1,029
    Management fees.................      180,000      180,000        720,000        720,000         120,000
    Travel..........................        9,826       66,869        218,145        291,733           5,930
    Other general and administrative
     costs..........................       87,631      127,165        457,548        328,960          18,216
    Depreciation and amortization...       25,078       14,633         62,118         11,598             172
    Write down associated with real
     estate owned...................           --           --      1,385,680             --              --
                                      -----------  -----------  -------------  -------------  -----------------
                                          645,456      940,339      6,430,422      2,781,439         167,813
                                      -----------  -----------  -------------  -------------  -----------------
OTHER INCOME (EXPENSE)
  Interest income...................       31,459        9,213         82,682         12,114              --
  Gain on sale of assets............           --           --         59,757             --              --
  Interest expense..................      (93,511)     (22,253)      (282,259)            --              --
                                      -----------  -----------  -------------  -------------  -----------------
                                          (62,052)     (13,040)      (139,820)        12,114              --
                                      -----------  -----------  -------------  -------------  -----------------
    Loss before income tax
     provision......................     (707,508)    (707,497)    (4,940,103)    (1,851,103)       (167,813)
INCOME TAX PROVISION................       65,000       59,990         63,575         37,722              --
                                      -----------  -----------  -------------  -------------  -----------------
    NET LOSS........................  $  (772,508) $  (767,487) $  (5,003,678) $  (1,888,825)    $  (167,813)
                                      -----------  -----------  -------------  -------------  -----------------
                                      -----------  -----------  -------------  -------------  -----------------
    NET LOSS PER SHARE..............  $ (3,862.54) $ (3,837.44) $  (25,018.39) $   (9,444.13)    $   (839.07)
                                      -----------  -----------  -------------  -------------  -----------------
                                      -----------  -----------  -------------  -------------  -----------------
    SHARES USED IN CALCULATION......          200          200            200            200             200
                                      -----------  -----------  -------------  -------------  -----------------
                                      -----------  -----------  -------------  -------------  -----------------

        The accompanying notes are an integral part of these statements.

                             JAZZ ENTERPRISES, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                           COMMON STOCK         ADDITIONAL
                                                     ------------------------    PAID-IN      ACCUMULATED
                                                       SHARES       AMOUNT       CAPITAL        DEFICIT         TOTAL
                                                     -----------  -----------  ------------  -------------  -------------
BALANCE AT FEBRUARY 28, 1993.......................         200    $       1   $    100,000  $    (167,813) $     (67,812)
Net loss...........................................          --           --             --     (1,888,825)    (1,888,825)
                                                            ---          ---   ------------  -------------  -------------
BALANCE AT FEBRUARY 28, 1994.......................         200            1        100,000     (2,056,638)    (1,956,637)
Capital contributions..............................          --           --      2,447,891             --      2,447,891
Net loss...........................................          --           --             --     (5,003,678)    (5,003,678)
                                                            ---          ---   ------------  -------------  -------------
BALANCE AT FEBRUARY 28, 1995.......................         200            1      2,547,891     (7,060,316)    (4,512,424)
Capital contributions (unaudited)..................          --           --        646,387             --        646,387
Net loss (unaudited)...............................          --           --             --       (772,508)      (772,508)
                                                            ---          ---   ------------  -------------  -------------
BALANCE AT MAY 30, 1995 (UNAUDITED)................         200    $       1   $  3,194,278  $  (7,832,824) $  (4,638,545)
                                                            ---          ---   ------------  -------------  -------------
                                                            ---          ---   ------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                             JAZZ ENTERPRISES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                 PERIOD FROM
                                                                                                JUNE 10, 1992
                                               THREE MONTHS ENDED                                 (DATE OF
                                              ---------------------  YEAR ENDED FEBRUARY 28,     INCEPTION)
                                               MAY 30,    MAY 31,    -----------------------       THROUGH
                                                1995        1994        1995        1994      FEBRUARY 28, 1993
                                              ---------  ----------  ----------  -----------  -----------------
                                                   (UNAUDITED)
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................  $(772,508) $ (767,487) $(5,003,678) $(1,888,825)     $(167,813)
                                              ---------  ----------  ----------  -----------  -----------------
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
    Depreciation and amortization...........     35,643      25,198     104,377       36,249            172
    Write down associated with real estate
     owned..................................         --          --   1,385,680           --             --
    Gain on sale of assets..................         --          --     (59,757)          --             --
    Investment in partnership...............         --    (107,522)   (700,172)    (315,177)       (35,055)
    (Increase) decrease in receivables......         --      29,144     (11,122)     (36,394)            --
    (Increase) decrease in prepaid
     expenses...............................      9,231      32,647     (93,034)     (77,760)            --
    (Increase) decrease in other assets.....        467       3,616      35,154     (235,089)        (2,499)
    Increase in accounts payable and accrued
     liabilities............................    189,737   1,743,205   1,370,860      181,573            450
    Increase in state income taxes
     payable................................     65,000      60,000      27,278       37,722             --
                                              ---------  ----------  ----------  -----------  -----------------
      Total adjustments.....................    300,078   1,786,288   2,057,264     (408,876)       (36,932)
                                              ---------  ----------  ----------  -----------  -----------------
      Net cash provided by (used in)
       operating activities.................   (472,430)  1,018,801  (2,946,414)  (2,297,701)      (204,745)
                                              ---------  ----------  ----------  -----------  -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase (decrease) in bank overdraft.....   (234,059)         --     234,059           --             --
  Proceeds from sale of assets..............         --          --     100,529           --             --
  (Increase) decrease in escrow deposit.....         --     (50,303)    255,000     (255,000)            --
  Capital expenditures......................    (84,736) (1,671,536) (5,330,708) (13,143,010)      (158,595)
  Loans and advances to related parties.....    (31,443)     71,752  (1,054,320)    (807,203)            --
                                              ---------  ----------  ----------  -----------  -----------------
      Net cash used in investing
       activities...........................   (350,238) (1,650,087) (5,795,440) (14,205,213)      (158,595)
                                              ---------  ----------  ----------  -----------  -----------------

        The accompanying notes are an integral part of these statements.

                             JAZZ ENTERPRISES, INC.
                     STATEMENTS OF CASH FLOWS -- CONTINUED

                                                                                                 PERIOD FROM
                                                                                                JUNE 10, 1992
                                               THREE MONTHS ENDED                                 (DATE OF
                                              ---------------------  YEAR ENDED FEBRUARY 28,     INCEPTION)
                                               MAY 30,    MAY 31,    -----------------------       THROUGH
                                                1995        1994        1995        1994      FEBRUARY 28, 1993
                                              ---------  ----------  ----------  -----------  -----------------
                                                   (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings --
   related party............................  $      --  $2,500,000  $7,879,087  $        --      $      --
  Proceeds from issuance of long-term
   debt.....................................         --      51,611      51,611   15,348,389             --
  Principal payments on long-term debt......         --          --          --     (400,000)            --
  Advances to and from affiliate............    180,345     (75,206)    761,002    1,339,702             --
  Payments to and from affiliate............         --     175,000     175,000   (1,778,242)       263,540
  Contributed capital.......................    646,387          --   1,869,527           --        100,000
  Increase (decrease) in construction
   related payable..........................         --  (2,132,987) (2,132,987)   2,132,987             --
                                              ---------  ----------  ----------  -----------  -----------------
    Net cash provided by financing
     activities.............................    826,732     518,418   8,603,240   16,642,836        363,540
                                              ---------  ----------  ----------  -----------  -----------------
    NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS............................      4,064    (112,868)   (138,614)     139,922            200
CASH AT BEGINNING OF PERIOD.................      1,508     140,122     140,122          200             --
                                              ---------  ----------  ----------  -----------  -----------------
CASH AT END OF PERIOD.......................  $   5,572  $   27,254  $    1,508  $   140,122      $     200
                                              ---------  ----------  ----------  -----------  -----------------
                                              ---------  ----------  ----------  -----------  -----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
  Cash paid for interest....................  $     104  $      422  $    5,692  $        --      $      --
  Cash paid for state income taxes..........         --          --      37,722           --             --
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
  Equipment acquisitions financed by
   vendor...................................  $      --  $   18,663  $   18,663  $     7,495      $      --
  Due to affiliate paid by stockholders.....         --          --     578,364           --             --
  Construction costs and other payables paid
   on behalf of the Company by Argosy Gaming
   Company..................................         --          --   3,352,469           --             --
  Land acquired in exchange for notes
   payable..................................         --          --     425,000           --             --

        The accompanying notes are an integral part of these statements.

                             JAZZ ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                        FEBRUARY 28, 1995, 1994 AND 1993
                       AND MAY 30, 1995 AND MAY 31, 1994
          (DATA RELATED TO MAY 30, 1995 AND MAY 31, 1994 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    Jazz Enterprises, Inc., a Louisiana corporation, was incorporated on June 10, 1992 for the purpose of developing a riverboat gaming operation and an entertainment complex, known as "Catfish Town" in Baton Rouge, Louisiana. Since March 1993, when the Company obtained preliminary regulatory approval to develop and construct a riverboat casino facility, the Company's activities have consisted of applying for the license for the riverboat casino operation, land acquisitions, design, construction, and renovations at Catfish Town and negotiating contracts. In connection with the construction of the riverboat casino, the Company entered into certain transactions in order to provide financing for the projects (see notes F and M). The riverboat casino commenced operations on September 30, 1994.

    During the year ended February 28, 1995, the Company began operations and is no longer considered a development stage enterprise.

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1.  INTERIM FINANCIAL STATEMENTS
    The financial statements for the three months ended May 30, 1995 and May 31, 1994 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for such periods have been included. The results for the three months ended May 30, 1995 are not necessarily indicative of the results to be expected for the year ending February 28, 1996.

2.  DEFERRED PRE-OPENING COSTS
    Costs incurred which directly relate to obtaining the preliminary regulatory approval for the gaming license for the Baton Rouge riverboat casino, have been capitalized in the expectation that they will benefit future periods. Such costs incurred to date consist primarily of gaming application fees and legal fees incurred in connection with obtaining regulatory approval for a gaming license to operate a riverboat casino in Baton Rouge, Louisiana. The Company recorded these assets as Investment in Partnership on September 30, 1994 (see notes A6 and K). Regulatory approval for the gaming license was received on September 30, 1994 in conjunction with the opening of the riverboat casino operation. Costs incurred to date which are primarily related to obtaining financing, negotiating contracts, and other costs which are not expected to benefit future periods have been expensed as nonrecoverable pre-opening expenses in the Statements of Operations.

3.  DEPRECIATION AND AMORTIZATION
    Depreciation and amortization is provided for in amounts sufficient to relate the cost of the assets to operations over their estimated service lives principally on a straight-line basis based upon the following estimated useful lives:

Buildings and improvements.....................................     39 years
                                                                      5 to 7
Equipment, furniture and fixtures..............................        years

4.  INCOME TAXES
    Income taxes are recorded in accordance with the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability approach for financial accounting and reporting for income taxes, the following basic principles are applied in accounting for income taxes at the date of the financial statements: (a) a current liability or asset is recognized for the estimated taxes payable or refundable on taxes for the current year, (b) a deferred tax

                             JAZZ ENTERPRISES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        FEBRUARY 28, 1995, 1994 AND 1993
                       AND MAY 30, 1995 AND MAY 31, 1994
          (DATA RELATED TO MAY 30, 1995 AND MAY 31, 1994 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

4.  INCOME TAXES (CONTINUED)
liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards; (c) the measurement of current and deferred tax liabilities and assets is based on the provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated; and (d) the measurement of deferred taxes is reduced, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized.

    Certain events and application of the tax laws create temporary differences between the tax basis of an asset and a liability and its reported amount in the financial statements. The Company's principal type of differences between asset and liabilities for financial statement and tax return purposes are reporting on the accrual basis method for financial statement purposes and the cash basis method for tax purposes, and pre-opening expenses expensed for financial statement purposes and deferred for tax purposes.

5.  CASH EQUIVALENTS
    For the purposes of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

6.  INVESTMENT IN PARTNERSHIP
    The Company's 10% interest in Catfish Queen Partnership, in which the Company is a limited partner, is accounted for on the cost basis since, as a limited partner, the Company cannot participate in the management of the limited partnership.

7.  CAPITALIZATION OF INTEREST
    The Company capitalizes, as a part of the internal cost of constructing major assets for its own use, a portion of the interest cost incurred during the construction period. Of the total interest of $478,222 incurred for the year ended February 28, 1995, $195,963 was capitalized. Of the total interest of $178,247 incurred for the three months ended May 30, 1995, $84,736 was capitalized.

8.  RECLASSIFICATIONS
THE 1994 AND 1993 FINANCIAL STATEMENTS REFLECT CERTAIN RECLASSIFICATIONS, WHICH HAVE NO EFFECT ON NET LOSS, TO CONFORM TO CLASSIFICATIONS IN THE CURRENT YEAR.

NOTE B -- NOTE RECEIVABLE -- RELATED PARTY
    Note receivable from related party consisted of the following:

                                                                            FEBRUARY 28,
                                                                      ------------------------
                                                        MAY 30, 1995      1995         1994
                                                        ------------  ------------  ----------
Note receivable from the Company's Chairman of the
 Board and majority stockholder, dated December 1,
 1992. The note is an unsecured variable rate note
 with interest payable at the short-term applicable
 Federal rate.........................................  $  1,892,966  $  1,861,523  $  807,203
                                                        ------------  ------------  ----------
                                                        ------------  ------------  ----------

                             JAZZ ENTERPRISES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        FEBRUARY 28, 1995, 1994 AND 1993
                       AND MAY 30, 1995 AND MAY 31, 1994
          (DATA RELATED TO MAY 30, 1995 AND MAY 31, 1994 IS UNAUDITED)

NOTE C -- FIXED ASSETS
    Fixed assets, at cost, consist of the following:

                                                                         FEBRUARY 28,
                                                                 ----------------------------
                                                  MAY 30, 1995       1995           1994
                                                  -------------  -------------  -------------
Buildings and improvements......................  $   4,289,861  $   4,289,861  $   3,932,947
Equipment, furniture and fixtures...............        580,638        580,638        213,949
                                                  -------------  -------------  -------------
                                                      4,870,499      4,870,499      4,146,896
Accumulated depreciation and amortization.......       (174,080)      (138,725)       (35,492)
                                                  -------------  -------------  -------------
                                                      4,696,419      4,731,774      4,111,404
Construction in progress........................     11,694,791     11,610,054      5,136,405
Land............................................      5,086,043      5,086,044      4,025,800
                                                  -------------  -------------  -------------
                                                  $  21,477,253  $  21,427,872  $  13,273,609
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    On June 21, 1994, the Company purchased property in exchange for promissory notes in the amount of $1,810,680 due October 30, 1994, which is thirty days after the Company received their gaming license from the State of Louisiana. The Company failed to make payment on the notes and is being sued for non-payment. The Company has also filed a countersuit against the broker regarding the value of the property, which was subsequently discovered to be worth approximately $425,000. The notes have been recorded on the Company's books as of February 28, 1995 and the property written down to estimated net realizable value with a corresponding charge to expense of $1,385,680.

NOTE D -- SHORT-TERM BORROWINGS
    Notes payable in the amount of $1,810,680, including interest at 8% are due October 30, 1994 (see note C).

NOTE E -- SHORT-TERM BORROWINGS -- RELATED PARTY
    Short-term borrowings from a related party consisted of the following:

                                                                           FEBRUARY 28,
                                                                    --------------------------
                                                      MAY 30, 1995      1995          1994
                                                      ------------  ------------  ------------
Notes payable to the Company's Chairman of the Board
 and majority stockholder, including interest at
 8.5%, unsecured....................................  $  4,889,087  $  4,889,087  $         --
Note payable to the Company's Chairman of the Board
 and majority stockholder. The note is an unsecured
 variable rate note including interest at the bank's
 prime rate plus 1%.................................     2,990,000     2,990,000            --
                                                      ------------  ------------  ------------
                                                      $  7,879,087  $  7,879,087  $        -0-
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

NOTE F -- NOTES PAYABLE
    As of February 28, 1995, Argosy Gaming Company loaned the Company $15 million, of which $12.5 million was primarily used by the Company for land-based development. The loan would be repaid as an offset against any lease payments in excess of $3 million annually with the remaining balance due on September 30,

                             JAZZ ENTERPRISES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        FEBRUARY 28, 1995, 1994 AND 1993
                       AND MAY 30, 1995 AND MAY 31, 1994
          (DATA RELATED TO MAY 30, 1995 AND MAY 31, 1994 IS UNAUDITED)

NOTE F -- NOTES PAYABLE (CONTINUED)
2004 (note M). As a result of the sale of 100% of the common stock of the Company to Argosy Gaming, the lease fees were suspended, and no loan payments have been made. The loan is collateralized by a first mortgage on certain real estate and all outstanding shares of common stock of the Company and is personally guaranteed by the Company's Chairman of the Board and majority stockholder. In anticipation of the sale of 100% of the common stock of the Company to Argosy Gaming, Argosy paid $3,352,469 in construction costs and other payables which are considered loans to the Company as of February 28, 1995. Had the transaction not been completed, these loans would have become due and payable upon 90 days notice of termination.

NOTE G -- ACCRUED LIABILITIES
    Accrued liabilities consist of the following:

                                                                             FEBRUARY 28,
                                                              MAY 30,    ---------------------
                                                                1995        1995       1994
                                                             ----------  ----------  ---------
Accrued salaries, wages and other employee benefits........  $    1,633  $   45,850  $  32,719
Accrued interest payable...................................     650,673     472,530         --
Accrued settlement agreement...............................     275,000     275,000         --
Other......................................................      22,630      22,492     21,400
                                                             ----------  ----------  ---------
                                                             $  949,936  $  815,872  $  54,119
                                                             ----------  ----------  ---------
                                                             ----------  ----------  ---------

NOTE H -- LEASES
    The Company owns certain buildings at Catfish Town which are leased under non-cancelable operating leases. The Company is responsible for payment of taxes, insurance and maintenance costs related to the properties. Certain leases contain provisions for one and two renewal options for five years. The leases expire on various dates through March 1998. The cost of the leased buildings is $1,656,956, and the related accumulated depreciation was $77,475, $66,910 and $24,651 at May 30, 1995 and February 28, 1995 and 1994, respectively.

    Future minimum lease payments due to the Company under these noncancellable lease agreements are as follows:

Years ending February 28,
  1996...........................              $ 468,223
  1997...........................                340,723
  1998...........................                 28,394
                                                --------
                                               $ 837,340
                                                --------
                                                --------

    The Company also leases certain land under non-cancelable operating leases, which expire at various dates through August 2000. The leases contain renewal provisions and are subject to annual rent adjustments in May 1998 and January 1999, respectively, and every fifth year thereafter for increases in the Consumer Price Index. The Company is required to pay insurance, taxes and operating expenses.

                             JAZZ ENTERPRISES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        FEBRUARY 28, 1995, 1994 AND 1993
                       AND MAY 30, 1995 AND MAY 31, 1994
          (DATA RELATED TO MAY 30, 1995 AND MAY 31, 1994 IS UNAUDITED)

NOTE H -- LEASES (CONTINUED)
    The minimum rental commitment under these operating leases are as follows:

Years ending February 28,
  1996...........................             $   237,975
  1997...........................                 237,975
  1998...........................                 237,975
  1999...........................                 237,975
  2000...........................                 180,677
  Thereafter.....................                  63,020
                                              -----------
                                              $ 1,195,597
                                              -----------
                                              -----------

    Total rent expense under the above leases for the years ended February 28, 1995 and 1994 was $241,262 and $159,684, respectively.

NOTE I -- RELATED PARTY TRANSACTIONS
    The Company entered into a management contract with Lodging and Gaming Systems, Inc., a corporation owned 60% by the Company's Chairman of the Board and majority stockholder, to receive administrative, accounting and supervisory services to be renegotiated on an annual basis. Management fees paid during the years ended February 28, 1995 and 1994 and from the period June 10, 1992 (date of inception) to February 28, 1993 were $720,000, $720,000 and $120,000, respectively. In conjunction with the sale of the Company's stock to Argosy Gaming Company (note M), the Company terminated the shared services agreement with Lodging and Gaming Systems, Inc. In addition, the Company reimbursed Lodging and Gaming Systems, Inc. for certain payroll, travel, and other expenses advanced on behalf of or supplied to the Company during the years ended February 28, 1995 and 1994 and from the period June 10, 1992 (date of inception) to February 28, 1993 of approximately $-0-, $1,778,000 and $-0-, respectively.

    Accounts payable to Lodging Systems, Inc. amounted to $362,983, $182,638 and $-0- at May 30, 1995 and February 28, 1995 and 1994, respectively. Accounts receivable from Lodging Systems, Inc. amounted to $-0-, $-0- and $175,000 at May 30, 1995 and February 28, 1995 and 1994, respectively.

NOTE J -- INCOME TAXES
    The provision for income taxes in the accompanying statements of operations consist of the following:

                                                                                  FEBRUARY 28,
                                                    MAY 30,    MAY 31,   -------------------------------
                                                     1995       1994       1995       1994       1993
                                                   ---------  ---------  ---------  ---------  ---------
CURRENT:
  State..........................................  $  65,000  $  59,990  $  63,575  $  37,722  $      --
DEFERRED:
  Federal........................................         --         --         --         --         --
                                                   ---------  ---------  ---------  ---------  ---------
                                                   $  65,000  $  59,990  $  63,575  $  37,722  $     -0-
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

    At   February  28,  1995,  the  Company   had  federal  net  operating  loss
carryforwards of $249,350, which expire through 2011.

                             JAZZ ENTERPRISES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        FEBRUARY 28, 1995, 1994 AND 1993
                       AND MAY 30, 1995 AND MAY 31, 1994
          (DATA RELATED TO MAY 30, 1995 AND MAY 31, 1994 IS UNAUDITED)

NOTE J -- INCOME TAXES (CONTINUED)
    The components of net deferred tax assets and liabilities are as follows:

                                                                           FEBRUARY 28,
                                                                    --------------------------
                                                     MAY 30, 1995       1995          1994
                                                     -------------  -------------  -----------
DEFERRED TAX ASSETS:
  Write down associated with real estate owned.....  $     471,132  $     471,132  $        --
  Accounts payable and accruals....................        553,616        419,761       23,647
  Federal operating loss carryforwards.............         97,465         84,779       11,778
  Preopening expenses..............................      1,688,151      1,564,435      639,620
                                                     -------------  -------------  -----------
                                                         2,810,364      2,540,107      675,045
                                                     -------------  -------------  -----------
DEFERRED TAX LIABILITIES:
  Accounts receivable and prepaid expenses.........         42,408         45,706       23,415
  Fixed assets and other assets....................        151,968        150,521        1,369
                                                     -------------  -------------  -----------
                                                           194,376        196,227       24,784
                                                     -------------  -------------  -----------
  Valuation allowance..............................     (2,615,988)    (2,343,880)    (650,261)
                                                     -------------  -------------  -----------
    Net deferred taxes.............................  $         -0-  $         -0-  $       -0-
                                                     -------------  -------------  -----------
                                                     -------------  -------------  -----------

NOTE K -- INVESTMENT IN PARTNERSHIP
    The Company has entered into a Partnership with Argosy Gaming Company (Argosy), in which the Company owns 10% and Argosy owns 90% to operate a riverboat casino in Baton Rouge, Louisiana, which opened September 30, 1994. The Company contributed its State of Louisiana riverboat gaming license and certain leases to the partnership. The partnership leases, for a minimum of five years, a docking site and office and warehouse space from the Company. Rent under terms of the lease are 6% of adjusted gross receipts up to $50 million, 9% of adjusted gross receipts between $50 million and $75 million and 10% of adjusted gross receipts over $75 million. Lease revenues in the amount of $413,138 were received for the period September 30, 1994 through October 31, 1994. Lease revenues for the month of November 1994 in the amount of $399,655 have not been paid to the Company and have been reflected as an additional contribution to the Partnership. As a result of the sale of 100% of the common stock of the Company to Argosy Gaming, the lease fees were suspended (note M).

NOTE L -- LEGAL SETTLEMENTS
    In April 1993, the Company signed a mutual release and settlement agreement with a corporation in which it had executed a term sheet for formation of a limited partnership to construct and operate a riverboat casino. Under the terms of the agreement, the Company paid $250,000 on November 10, 1994 after receiving final licensing approval.

    In April 1993, the Company signed a general release and settlement agreement with a corporation in which it has executed a letter of intent as to the formation of a partnership and the gaming application process. Under the terms of the agreement, the Company paid $50,000 in April 1993 and is required to pay $350,000 upon the September 30, 1994 licensing approval as follows: $25,000 within 30 days of license approval, $25,000 within 60 days of license approval, and $25,000 every 90 days thereafter. At February 28, 1995, $275,000 is outstanding.

                             JAZZ ENTERPRISES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        FEBRUARY 28, 1995, 1994 AND 1993
                       AND MAY 30, 1995 AND MAY 31, 1994
          (DATA RELATED TO MAY 30, 1995 AND MAY 31, 1994 IS UNAUDITED)

NOTE M -- CAPITAL TRANSACTIONS
    On December 5, 1994, the stockholders of the Company entered in an agreement to sell 100% of the common stock of the Company to Argosy. Under the terms of the agreement, Argosy was appointed as both construction manager and general manager of the Catfish Town Project for the Company and has full and complete control and authority to make all construction, operational and management decisions for the Company with regard to construction and completion of the entire project. The agreement provided for the suspension of the lease fee from the partnership in consideration of Argosy's costs to manage and develop the Catfish Town Project. As a result of the suspension of the lease on December 5, 1994, the financial statements do not include any lease revenue or any costs incurred by Argosy from that date forward. Further, under the terms of the agreement, Argosy would assume certain ordinary course accounts payable and construction obligations as of December 1, 1994 of approximately $2,000,000. The transaction was consummated on May 30, 1995, and as a result, the stockholders contributed capital to the Company in the amount of $2,447,891 for the year ended February 28, 1995 and $646,387 for the period March 1, 1995 through May 30, 1995.

    During the year ended February 28, 1995, the Company's Chairman of the Board exercised an option to purchase 75% of the outstanding shares of common stock from the current stockholders.

NOTE N -- CREDIT RISK
    The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE O -- CONTINGENCIES
    Various lawsuits, claims and proceedings of a nature considered normal to its businesses are pending against the Company and certain of its affiliates. The Company believes, after reviewing such matters and consulting with the Company's counsel, that any liability which may ultimately be incurred with respect to these matters is not expected to have a material effect on either the Company's financial position or results of operations.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTORS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
Available Information..........................           3
Incorporation of Certain Documents by
 Reference.....................................           3
Prospectus Summary.............................           4
Risk Factors...................................          16
Use of Proceeds................................          30
The Exchange Offer.............................          30
Capitalization.................................          38
Selected Consolidated Financial Data...........          39
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          41
Description of Certain Indebtedness............          47
Business.......................................          48
Lawrenceburg Casino Partnership Agreement......          60
Regulatory Matters.............................          62
Management.....................................          75
Description of Exchange Notes..................          78
Old Notes Registration Rights; Liquidated
 Damages.......................................         105
Certain United States Federal Income Tax
 Consequences..................................         106
Plan of Distribution...........................         107
Legal Matters..................................         108
Experts........................................         108
Index to Financial Statements..................         F-1

                                     [LOGO]

                            Offer to Exchange $1,000
                            principal amount of its
                     13 1/4% First Mortgage Notes due 2004
                           which have been registered
                            under the Securities Act
                        for each $1,000 principal amount
                               of its outstanding
                     13 1/4% First Mortgage Notes due 2004

                        -------------------------------

                                   PROSPECTUS

                        -------------------------------

                               THE EXCHANGE AGENT
                           FOR THE EXCHANGE OFFER IS:
                              FIRST NATIONAL BANK
                                  OF COMMERCE
                                 BY FACSIMILE:
                                 (504) 623-1095
                           CONFIRMATION BY TELEPHONE:
                                 (504) 623-7581
                                    BY MAIL:
                            Trust Security Services
                        First National Bank of Commerce
                                 P.O. Box 60279
                       New Orleans, Louisiana 70160-0279
                           Attention: Rebecca Norton

                      BY HAND DELIVERY/OVERNIGHT DELIVERY:
                            Trust Security Services
                        First National Bank of Commerce
                               210 Baronne Street
                                 Basement Level
                          New Orleans, Louisiana 70112
                           Attention: Rebecca Norton

                                        , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("Delaware GCU") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Certificate of Incorporation and By-laws provide that the Registrant shall indemnify its directors and such of its officers, employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 145 of the Delaware GCL.

    Section 102 of the Delaware GCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation and By-Laws include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)Exhibits:

  EXHIBIT
  NUMBER                                                   DESCRIPTION
- -----------  --------------------------------------------------------------------------------------------------------
       3.1   Amended and Restated Certificate of Incorporation of the Company (previously filed with the Securities and Exchange Commission ("SEC") as an Exhibit to the Company's Registration Statement on Form S-1 (File
              No. 33-55878) and incorporated herein by reference).
       3.2   Amended and Restated By-laws of the Company (previously filed with the SEC as an Exhibit to the
              Company's Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
       4.1   Form of the Company's 13 1/4% First Mortgage Notes due 2004 issued on June 5, 1996 in the aggregate principal amount of $235,000,000.
       4.2   Form of Guarantee issued on June 5, 1996 by Alton Gaming Company, Argosy of Louisiana, Inc., Catfish
              Queen Partnership in Commendam, The Indiana Gaming Company, Iowa Gaming Company, Jazz Enterprises,
              Inc., The Missouri Gaming Company and The St. Louis Gaming Company.
       4.3   Indenture dated as of June 5, 1996 by and among the Company, First National Bank of Commerce, as
              Trustee, and the Guarantors named therein, for the Company's $235,000,000 of 13 1/4% First Mortgage
              Notes due 2004.
       4.4   Registration Rights Agreement dated as of June 5, 1996 by and among the Company, the Guarantors named therein and the Initial Purchasers named therein.
       4.5   Cash Collateral and Disbursement Agreement dated June 5, 1996 by and among the Company, First National
              Bank of Commerce, as Trustee, and LaSalle National Trust, N.A., as disbursement agent.
       4.6   Form of Security Agreement dated as of June 5, 1996 by and between First National Bank of Commerce, as
              Trustee, and the Company, as Grantor.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
- -----------  --------------------------------------------------------------------------------------------------------
       4.7   Form of Subsidiary Security Agreements dated as of June 5, 1996 by and between First National Bank of
              Commerce, as Trustee, and each of Alton Gaming Company, Argosy of Louisiana, Inc., Catfish Queen
              Partnership in Commendam, The Indiana Gaming Company, Iowa Gaming Company, Jazz Enterprises, Inc., The
              Missouri Gaming Company and The St. Louis Gaming Company, each as a Grantor.
       4.8   Form of Pledge Agreement dated as of June 5, 1996 by and between First National Bank of Commerce, as
              Trustee, and the Company, as Pledgor.
       4.9   Form of Subsidiary Pledge Agreements dated as of June 5, 1996 by and between First National Bank of
              Commerce, as Trustee, and each of Alton Gaming Company, Argosy of Louisiana, Inc., Catfish Queen
              Partnership in Commendam, The Indiana Gaming Company, Iowa Gaming Company, Jazz Enterprises, Inc., The
              Missouri Gaming Company and The St. Louis Gaming Company, each as a Pledgor.
       4.10  Form of First Preferred Ship Mortgages dated as of June 5, 1996 executed in favor of First National Bank of Commerce, as Trustee, by each of Alton Gaming Company (relating to Argosy I, Alton Belle Casino II and Alton Landing), Catfish Queen Partnership in Commendam (relating to Argosy III), The Missouri
              Gaming Company (relating to Argosy IV), Iowa Gaming Company (relating to Argosy V) and the Company
              (relating to Spirit of America).
       4.11  Form of Deed of Trust, Assignment of Leases and Rents and Security Agreement dated as of June 5, 1996 by and among the Company, First National Bank of Commerce, as Trustee, and Chicago Title Insurance
              Company.
       4.12  Form of Mortgage of Jazz Enterprises, Inc., and Catfish Queen Partnership in Commendam to Secure Present
              and Future Indebtedness, Assignment of Leases and Rents and Security Agreement dated as of June 5, 1996 execute in favor of First National Bank of Commerce, as Trustee.
       4.13  Specimen Common Stock Certificate (previously filed with the SEC as an Exhibit to the Company's
              Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
       4.14  Indenture dated as of June 6, 1994 between the Company and Bank One, Springfield, as trustee, for the
              Company's $115,000,000 12% Convertible Subordinated Notes due 2001 (previously filed with the SEC as an
              Exhibit to the Company's Registration Statement on Form S-3 (File No. 33-76456) and incorporated herein by reference).
       4.15  Specimen 12% Convertible Subordinated Note due 2001 (previously filed with the SEC as an Exhibit to the
              Company's Registration Statement on Form S-3 (File No. 33-76456) and incorporated herein by reference).
       4.16  Registration Rights Agreement (previously filed with the SEC as an Exhibit to the Company's Registration
              Statement on Form S-3 (File No. 33-76456) and incorporated herein by reference).
       5.1   Legal Opinion of Winston & Strawn regarding the validity of the issuance of the 13 1/4% First Mortgage
              Notes due 2004 (to be filed by amendment).
       9.1   Pratt Voting Trust Agreement dated as of May 5, 1992 by and between John Biggs Pratt, Sr. and Stephanie
              Pratt (previously filed with the SEC as an Exhibit to the Company's Registration Statement on Form S-1
              (File No. 33-55878) and incorporated herein by reference).

  EXHIBIT
  NUMBER                                                   DESCRIPTION
- -----------  --------------------------------------------------------------------------------------------------------
      10.1   Lease dated August 1, 1992 by and between Edward McPike d/b/a Grand Properties and Alton Riverboat
              Gambling Partnership (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the
              year ended December 31, 1994 and incorporated herein by reference).
      10.2   Bond and Easement Agreement dated as of April 18, 1991 by and between the Alton Riverboat Gambling
              Partnership and the City of Alton, Illinois (previously filed with the SEC as an Exhibit to the
              Company's Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.3   Employment Agreement by and between the Company and J. Thomas Long (previously filed with the SEC as an
              Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.4   Employment Agreement by and between the Company and Patsy S. Hubbard (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.5   Stock Option Plan (previously filed with the SEC as an Exhibit to the Company's Registration Statement
              on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.6   Form of Indemnification Agreement (previously filed with the SEC as an Exhibit to the Company's
              Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.7   Director Option Plan (previously filed with the SEC as an Exhibit to the Company's Registration
              Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.8   Argosy Gaming Company Savings Plan (previously filed with the SEC as an Exhibit to the Company's Form
              8-K dated March 10, 1994 and incorporated herein by reference).
      10.9   Letter Agreement dated as of January 28, 1993 by and between L. Thomas Lakin and the Alton Riverboat
              Gambling Partnership (previously filed with the SEC as an Exhibit to the Company's Registration
              Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.10  Letter Agreement dated as of January 28, 1993 by and between the Alton Riverboat Gambling Partnership and H. Steven Norton (previously filed with the SEC as an Exhibit to the Company's Registration
              Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.11  Letter Agreement dated March 29, 1995 by and between Floyd C. Warmann and the Company (previously filed with the SEC as an exhibit to the Company's Form 10-K for the year ended December 31, 1994 dated March
              31, 1995 and incorporated herein by reference).
      10.12  Agreement to Purchase Stock dated January 30, 1995 by and among the Company, Jazz Enterprises, Inc. and the signatory shareholders of Jazz Enterprises, Inc. (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
      10.13  Contract dated June 7, 1993 by and among the City of Riverside, Missouri, The Missouri Gaming Company
              and the Company, together with amendments thereto (previously filed with the SEC as an Exhibit to the
              Company's Form 8-K dated March 10, 1994 and incorporated herein by reference).

  EXHIBIT
  NUMBER                                                   DESCRIPTION
- -----------  --------------------------------------------------------------------------------------------------------
      10.14  Second Amended and Restated Agreement of Limited Partnership dated February 21, 1996 of Indiana Gaming
              Company, L.P. (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.15  Management Agreement dated April 11, 1994 by and between Indiana Gaming Company, L.P. and The Indiana
              Gaming Company, as amended by Amendment No. 1 to Management Agreement dated February 21, 1996
              (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31,
              1995 and incorporated herein by reference).
      10.16  Affirmation of Limited Parent Guaranty of Argosy Gaming Company in favor of the partners of Indiana
              Gaming Company, L.P. dated February 21, 1996 (previously filed with the SEC as an Exhibit to the
              Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.17  Vessel Construction Contract by and between Service Marine Industries, Inc. and Indiana Gaming Company,
              L.P. dated as of November 14, 1995 (previously filed with the SEC as an Exhibit to the Company's Form
              10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.18  Riverboat Gaming Development Agreement between the City of Lawrenceburg, Indiana and Indiana Gaming
              Company, L.P. dated as of April 13, 1994 as amended by Amendment Number One to Riverboat Development
              Agreement between the City of Lawrenceburg, Indiana and Indiana Gaming Company, L.P. dated as of
              December 28, 1995 (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.19  Guaranty of Development Agreement dated as of April 13, 1994 by the Company in favor of the City of
              Lawrenceburg (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended
              December 31, 1995 and incorporated herein by reference).
      10.20  Charter Agreement dated October 27, 1994 by and between President Riverboat Casino-New York, Inc. and
              The Missouri Gaming Company (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
      12.1   Statement re Computation of Earnings to Fixed Charges
      21     List of Subsidiaries
      23.1   Consent of Ernst & Young LLP
      23.2   Consent of Grant Thornton LLP
      24     Powers of Attorney of certain directors
      25.1   Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939 of First
              National Bank of Commerce, as Trustee under the Indenture relating to the 13 1/4% First Mortgage Notes due 2004.
      99.1   Form of Letter of Transmittal
      99.2   Form of Notice of Guaranteed Delivery
      99.3   Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
      99.4   Form of Letter to Clients
      99.5   Guidelines for Certification of Taxpayer Identification Number on Form W-9

    (b)Financial Statement Schedules

    None.
    All schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and win be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) For the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on June 28, 1996.

                                          ARGOSY GAMING COMPANY

                                          By:         /s/ J. THOMAS LONG

                                             -----------------------------------
                                                       J. Thomas Long
                                                   CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.

                   SIGNATURE                                        TITLE                          DATE
- -----------------------------------------------  -------------------------------------------  ---------------

                  /s/ J. THOMAS LONG             Chief Executive Officer and Director
     -------------------------------------                                                     June 28, 1996
                J. Thomas Long

                  /s/ JOSEPH G. URAM             Executive Vice President, Chief
     -------------------------------------        Financial Officer (Principal                 June 28, 1996
                Joseph G. Uram                    Accounting Officer)

               /s/ EDWARD F. BRENNAN*
     -------------------------------------       Director
               Edward F. Brennan

               /s/ GEORGE L. BRISTOL*
     -------------------------------------       Director
               George L. Bristol

                 /s/ F. LANCE CALLIS*
     -------------------------------------       Director
                F. Lance Callis

               /s/ WILLIAM F. CELLINI*

                                                                              *By:    /s/ J. THOMAS LONG
                                                                              --------------------------
     -------------------------------------       Director                           J. Thomas Long
              William F. Cellini                                                   ATTORNEY-IN-FACT
              /s/ JIMMY F. GALLAGHER*
     -------------------------------------       Director                            June 28, 1996
              Jimmy F. Gallagher

                /s/ WILLIAM McENERY*
     -------------------------------------       Director
                William McEnery

               /s/ JOHN B. PRATT, SR.*
     -------------------------------------       Director
              John B. Pratt, Sr.

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                               DESCRIPTION                                               PAGE
- -----------  ------------------------------------------------------------------------------------------------  ---------
       3.1   Amended and Restated Certificate of Incorporation of the Company (previously filed with the
              Securities and Exchange Commission ("SEC") as an Exhibit to the Company's Registration
              Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
       3.2   Amended and Restated By-laws of the Company (previously filed with the SEC as an Exhibit to the
              Company's Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
       4.1   Form of the Company's 13 1/4% First Mortgage Notes due 2004 issued on June 5, 1996 in the aggregate principal amount of $235,000,000.
       4.2   Form of Guarantee issued on June 5, 1996 by Alton Gaming Company, Argosy of Louisiana, Inc.,
              Catfish Queen Partnership in Commendam, The Indiana Gaming Company, Iowa Gaming Company, Jazz
              Enterprises, Inc., The Missouri Gaming Company and The St. Louis Gaming Company.
       4.3   Indenture dated as of June 5, 1996 by and among the Company, First National Bank of Commerce, as
              Trustee, and the Guarantors named therein, for the Company's $235,000,000 of 13 1/4% First
              Mortgage Notes due 2004.
       4.4   Registration Rights Agreement dated as of June 5, 1996 by and among the Company, the Guarantors named therein and the Initial Purchasers named therein.
       4.5   Cash Collateral and Disbursement Agreement dated June 5, 1996 by and among the Company, First
              National Bank of Commerce, as Trustee, and LaSalle National Trust, N.A., as disbursement agent.
       4.6   Form of Security Agreement dated as of June 5, 1996 by and between First National Bank of
              Commerce, as Trustee, and the Company, as Grantor.
       4.7   Form of Subsidiary Security Agreements dated as of June 5, 1996 by and between First National
              Bank of Commerce, as Trustee, and each of Alton Gaming Company, Argosy of Louisiana, Inc.,
              Catfish Queen Partnership in Commendam, The Indiana Gaming Company, Iowa Gaming Company, Jazz
              Enterprises, Inc., The Missouri Gaming Company and The St. Louis Gaming Company, each as a
              Grantor.
       4.8   Form of Pledge Agreement dated as of June 5, 1996 by and between First National Bank of
              Commerce, as Trustee, and the Company, as Pledgor.
       4.9   Form of Subsidiary Pledge Agreements dated as of June 5, 1996 by and between First National Bank of Commerce, as Trustee, and each of Alton Gaming Company, Argosy of Louisiana, Inc., Catfish
              Queen Partnership in Commendam, The Indiana Gaming Company, Iowa Gaming Company, Jazz
              Enterprises, Inc., The Missouri Gaming Company and The St. Louis Gaming Company, each as a
              Pledgor.
       4.10  Form of First Preferred Ship Mortgages dated as of June 5, 1996 executed in favor of First
              National Bank of Commerce, as Trustee, by each of Alton Gaming Company (relating to Argosy I,
              Alton Belle Casino II and Alton Landing), Catfish Queen Partnership in Commendam (relating to
              Argosy III), The Missouri Gaming Company (relating to Argosy IV), Iowa Gaming Company (relating to Argosy V) and the Company (relating to Spirit of America).
       4.11  Form of Deed of Trust, Assignment of Leases and Rents and Security Agreement dated as of June 5,
              1996 by and among the Company, First National Bank of Commerce, as Trustee, and Chicago Title
              Insurance Company.
       4.12  Form of Mortgage of Jazz Enterprises, Inc., and Catfish Queen Partnership in Commendam to Secure
              Present and Future Indebtedness, Assignment of Leases and Rents and Security Agreement dated as of June 5, 1996 execute in favor of First National Bank of Commerce, as Trustee.

  EXHIBIT
  NUMBER                                               DESCRIPTION                                               PAGE
- -----------  ------------------------------------------------------------------------------------------------  ---------
       4.13  Specimen Common Stock Certificate (previously filed with the SEC as an Exhibit to the Company's
              Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
       4.14  Indenture dated as of June 6, 1994 between the Company and Bank One, Springfield, as trustee, for the Company's $115,000,000 12% Convertible Subordinated Notes due 2001 (previously filed with the SEC as an Exhibit to the Company's Registration Statement on Form S-3 (File No.
              33-76456) and incorporated herein by reference).
       4.15  Specimen 12% Convertible Subordinated Note due 2001 (previously filed with the SEC as an Exhibit to the Company's Registration Statement on Form S-3 (File No. 33-76456) and incorporated herein by reference).
       4.16  Registration Rights Agreement (previously filed with the SEC as an Exhibit to the Company's
              Registration Statement on Form S-3 (File No. 33-76456) and incorporated herein by reference).
       5.1   Legal Opinion of Winston & Strawn regarding the validity of the issuance of the 13 1/4% First
              Mortgage Notes due 2004 (to be filed by amendment).
       9.1   Pratt Voting Trust Agreement dated as of May 5, 1992 by and between John Biggs Pratt, Sr. and
              Stephanie Pratt (previously filed with the SEC as an Exhibit to the Company's Registration
              Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.1   Lease dated August 1, 1992 by and between Edward McPike d/b/a Grand Properties and Alton
              Riverboat Gambling Partnership (previously filed with the SEC as an Exhibit to the Company's
              Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
      10.2   Bond and Easement Agreement dated as of April 18, 1991 by and between the Alton Riverboat
              Gambling Partnership and the City of Alton, Illinois (previously filed with the SEC as an
              Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-55878) and
              incorporated herein by reference).
      10.3   Employment Agreement by and between the Company and J. Thomas Long (previously filed with the
              SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.4   Employment Agreement by and between the Company and Patsy S. Hubbard (previously filed with the
              SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.5   Stock Option Plan (previously filed with the SEC as an Exhibit to the Company's Registration
              Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.6   Form of Indemnification Agreement (previously filed with the SEC as an Exhibit to the Company's
              Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.7   Director Option Plan (previously filed with the SEC as an Exhibit to the Company's Registration
              Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.8   Argosy Gaming Company Savings Plan (previously filed with the SEC as an Exhibit to the Company's
              Form 8-K dated March 10, 1994 and incorporated herein by reference).
      10.9   Letter Agreement dated as of January 28, 1993 by and between L. Thomas Lakin and the Alton
              Riverboat Gambling Partnership (previously filed with the SEC as an Exhibit to the Company's
              Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).

  EXHIBIT
  NUMBER                                               DESCRIPTION                                               PAGE
- -----------  ------------------------------------------------------------------------------------------------  ---------
      10.10  Letter Agreement dated as of January 28, 1993 by and between the Alton Riverboat Gambling
              Partnership and H. Steven Norton (previously filed with the SEC as an Exhibit to the Company's
              Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).
      10.11  Letter Agreement dated March 29, 1995 by and between Floyd C. Warmann and the Company
              (previously filed with the SEC as an exhibit to the Company's Form 10-K for the year ended
              December 31, 1994 dated March 31, 1995 and incorporated herein by reference).
      10.12  Agreement to Purchase Stock dated January 30, 1995 by and among the Company, Jazz Enterprises,
              Inc. and the signatory shareholders of Jazz Enterprises, Inc. (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
      10.13  Contract dated June 7, 1993 by and among the City of Riverside, Missouri, The Missouri Gaming
              Company and the Company, together with amendments thereto (previously filed with the SEC as an
              Exhibit to the Company's Form 8-K dated March 10, 1994 and incorporated herein by reference).
      10.14  Second Amended and Restated Agreement of Limited Partnership dated February 21, 1996 of Indiana
              Gaming Company, L.P. (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.15  Management Agreement dated April 11, 1994 by and between Indiana Gaming Company, L.P. and The
              Indiana Gaming Company, as amended by Amendment No. 1 to Management Agreement dated February
              21, 1996 (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.16  Affirmation of Limited Parent Guaranty of Argosy Gaming Company in favor of the partners of
              Indiana Gaming Company, L.P. dated February 21, 1996 (previously filed with the SEC as an
              Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.17  Vessel Construction Contract by and between Service Marine Industries, Inc. and Indiana Gaming
              Company, L.P. dated as of November 14, 1995 (previously filed with the SEC as an Exhibit to the
              Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.18  Riverboat Gaming Development Agreement between the City of Lawrenceburg, Indiana and Indiana
              Gaming Company, L.P. dated as of April 13, 1994 as amended by Amendment Number One to Riverboat
              Development Agreement between the City of Lawrenceburg, Indiana and Indiana Gaming Company,
              L.P. dated as of December 28, 1995 (previously filed with the SEC as an Exhibit to the
              Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
      10.19  Guaranty of Development Agreement dated as of April 13, 1994 by the Company in favor of the City of Lawrenceburg (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the
              year ended December 31, 1995 and incorporated herein by reference).
      10.20  Charter Agreement dated October 27, 1994 by and between President Riverboat Casino-New York,
              Inc. and The Missouri Gaming Company (previously filed with the SEC as an Exhibit to the
              Company's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
      12.1   Statement re Computation of Earnings to Fixed Charges
      21     List of Subsidiaries

  EXHIBIT
  NUMBER                                               DESCRIPTION                                               PAGE
- -----------  ------------------------------------------------------------------------------------------------  ---------
      23.1   Consent of Ernst & Young LLP
      23.2   Consent of Grant Thornton LLP
      24     Powers of Attorney of certain directors
      25.1   Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939 of
              First National Bank of Commerce, as Trustee under the Indenture relating to the 13 1/4% First
              Mortgage Notes due 2004.
      99.1   Form of Letter of Transmittal
      99.2   Form of Notice of Guaranteed Delivery
      99.3   Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
      99.4   Form of Letter to Clients
      99.5   Guidelines for Certification of Taxpayer Identification Number on Form W-9

                 (This page has been left blank intentionally.)